Exhibit 10.4

EXECUTION VERSION

Loan No. 17463

LOAN AGREEMENT

Dated as of February 25, 2022

Among

THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO,

collectively, as Borrower

and

CITI REAL ESTATE FUNDING INC., UBS AG, BANK OF AMERICA, N.A., BANK OF MONTREAL

and MORGAN STANLEY BANK, N.A.,

collectively, as Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

SCHEDULES AND EXHIBITS

Schedule I – Intentionally Omitted

Schedule II – Property

Schedule III – Organizational Chart

Schedule IV – Intentionally Omitted

Schedule V – Allocated Loan Amounts

Schedule VI – Previously-Owned Property

Schedule VII – PILOT Leases and PILOT Documents

Schedule VIII – Intentionally Omitted

Schedule IX – Intentionally Omitted

Schedule X – Unfunded Obligations

Schedule XI – Intentionally Omitted

Schedule XII - PILOT Lease and PILOT Document Exceptions

Schedule XIII – Leases and Rent Roll Exceptions

Schedule XIV – Purchase Options

Schedule XV – Representation Exceptions

Exhibit A – Borrower

Exhibit B – Form of Subordination, Non-Disturbance and Attornment Agreement

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of February 25, 2022 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among CITI REAL ESTATE FUNDING INC., a New York corporation, having an address at 388-390 Greenwich Street, Trading Floor 4, New York, New York 10013 (together with its successors and assigns, “Citi”), UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, having an address at 1285 Avenue of the Americas, 13th Floor, New York, New York 10019 (together with its successors and assigns, “UBS AG”), BANK OF AMERICA, N.A., a national banking association, having an address at 620 South Tryon Street, Mail Code: NC1-030-21-01, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “BANA”), BANK OF MONTREAL, a Canadian chartered bank, having an address at c/o BMO Capital Markets Corp., 151 West 42nd Street, New York, New York 10036 (together with its successors and assigns, “BMO”) and MORGAN STANLEY BANK, N.A., a national banking association, having an address at 1585 Broadway, New York, New York 10036 (together with its successors and assigns, “MS”; MS together with Citi, UBS AG, BANA and BMO and each of their respective successors and/or assigns, collectively, “Lender”) and THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO AS BORROWER, each having its principal place of business at c/o The RMR Group, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634 (each an “Individual Borrower” and collectively and/or individually as the context may require, “Borrower”) with respect to those certain Properties set forth on Schedule II attached hereto.

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.      Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect from time to time in the state of New York) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Mezzanine A Debt Service Account, the Mezzanine B Debt Service Account, the Restricted Account, the Tax Account, the Insurance Account, the Replacement Reserve Account, the Unfunded Obligations Reserve Account, the Leasing Reserve Account, the Excess Cash Flow Account, the Operating Expense Account, the Low Cash Flow Period Threshold Collateral Account and any other account established by this Agreement or the other Loan Documents.

“AC Laws” shall have the meaning set forth in Section 3.30 hereof.

“Act” shall have the meaning set forth in Section 5.1 hereof.

“Additional Interest” shall have the meaning set forth in Section 2.7(a) hereof.

“Administrative Agent” means, as applicable, (i) as of the date hereof, Citi, (ii) any successor to Citi in accordance with Section 17.22(d) of this Agreement, (iii) following the Securitization of the Loan, the trustee under such Securitization or any Servicer selected by such trustee and (iv) if the Loan is sold by Lender such that the Loan is held by a single Lender, then automatically, and without any further action by Lender, such single Lender that holds the Loan for so long as such Lender is the sole holder of the Loan.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or, with respect to any natural Person, is a member of the Family Group of such Person.

“Affiliated Manager” shall mean any managing agent of any Individual Property in which Borrower, any Mezzanine Borrower, Guarantor, Sponsor, any SPE Component Entity, any Mezzanine SPE Component Entity or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Aggregate Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the use, operation, or value of the Properties taken as a whole, (b) the business, profits, operations or financial condition of Borrower (including, without limitation, Underwritten Net Operating Income) taken as a whole, (c) the enforceability, validity, perfection or priority of the lien of the Security Instruments or the other Loan Documents, in each case, taken as a whole or (d) the ability of Borrowers, as a whole, to repay the principal and interest of the Loan as it becomes due or to satisfy any of the Borrowers’, as a whole, other material obligations under the Loan Documents.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule V hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean (a) in the aggregate at any given time, an amount equal to five percent (5%) of the amount of the Loan or (b) with respect to each Individual Property, an amount equal to the greater of (i) $2,000,000 and (ii) ten percent (10%) of the Allocated Loan Amount of such Individual Property.

“AML Laws” shall have the meaning set forth in Section 3.30 hereof.

“Applicable Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Approval Standards” shall have the meaning set forth in Section 17.22(e) hereof.

“Approved Accounting Method” shall mean GAAP, federal tax basis accounting (consistently applied) or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.

“Approved Alterations” shall have the meaning set forth in Section 4.21(a) hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 4.12(a)(iv) hereof.

“Approved Bank” means (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.

“Approved Extraordinary Expense” shall mean an Operating Expense of the applicable Individual Property not set forth on the Approved Annual Budget but approved by Lender in writing (which such approval shall not be unreasonably withheld or delayed)) and approved by the applicable Mezzanine Lender in accordance with the applicable Mezzanine Loan Documents (to the extent such approval is required under the applicable Mezzanine Loan Documents).

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall be deemed Approved ID Providers unless and until disapproved by any Rating Agency and (B) additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Approved Operating Expense” shall mean an Operating Expense of the applicable Individual Property set forth on the Approved Annual Budget.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BANA” shall have the meaning set forth in the introductory paragraph hereto.

“Bank” shall be deemed to refer to the bank or other institution maintaining the Restricted Account pursuant to the Restricted Account Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean the occurrence of any one or more the of the following: (i) Borrower or any SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets (other than at the request or with the consent of Lender); (ii) Borrower or any SPE Component Entity shall make a general assignment for the benefit of its creditors (except to Lender in connection with the Loan or at the request or with the consent of Lender); (iii) any Borrower Party (or Affiliate thereof) files, or joins or colludes in the filing of, (A) an involuntary petition against Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower or any SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s or any SPE Component Entity’s assets; (iv) Borrower or any SPE Component Entity files an answer consenting to or otherwise acquiescing in (i.e., failing to object to such filing to the extent Borrower or such SPE Component Entity has standing and a good faith basis to object) or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition from any Person; (v) any Borrower Party (or Affiliate thereof) consents to or acquiesces in (i.e., failing to object to such filing to the extent such Borrower Party (or Affiliate thereof) has standing and a good faith basis to object) or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any SPE Component Entity or any portion of the Property (other than at the request or with the consent of Lender); (vi) Borrower or any SPE Component Entity makes an assignment for the benefit of creditors (except to Lender in connection with the Loan or at the request or with the consent of Lender), or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due if such admission in writing was made in bad faith with the intent of facilitating an involuntary bankruptcy proceeding of Borrower or any SPE Component Entity; (vii) any Borrower Party (or Affiliate thereof) contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries; (viii) any Borrower Party (or Affiliate thereof) taking any action in furtherance of, in collusion with respect to or indicating its consent to, approval of, or acquiescence in (i.e., failing to object to such filing to the extent such Borrower Party (or Affiliate thereof) has standing and a good faith basis to object) any of the acts set forth in items (i) through (viii) above; and (ix) in the event Lender receives less than the full value of its claim in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws, Guarantor or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution, except, in each case, pursuant to a plan of reorganization as accepted by the class of claims that includes the claims of the Lenders or as otherwise consented to by the Lender.

“Benefit Amount” shall have the meaning set forth in Section 17.19(d) hereof.

“BMO” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower Obligation” shall have the meaning set forth in Section 11.7 hereof.

“Borrower Party” and “Borrower Parties” shall mean each of Borrower, each Mezzanine Borrower, any SPE Component Entity, any Mezzanine SPE Component Entity, Sponsor, any Affiliated Manager and Guarantor.

“Borrower’s Certification” shall mean that certain Borrower’s Certification, dated as of the Closing Date, by Borrower in favor of Lender.

“Broker” shall have the meaning set forth in Section 17.17 hereof.

“Business Day” shall mean any day on which national banks are open for general business in the State of New York.

“Cash Management Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Cash Management Agent” shall mean Servicer or any Replacement Cash Management Agent.

“Cash Management Agreement” shall mean the Closing Date Cash Management Agreement or any Replacement Cash Management Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents (including, without limitation, the Restricted Account Agreement) related to, in each case, cash management and/or other related matters (including, without limitation, Article 9 hereof).

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 7.4(b)(iii) hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 7.4(e) hereof.

“Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith with respect to, such Independent Director’s duties under this Agreement, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability, incapacity, unavailability or other cause or (iv) that such Independent Director no longer meets the definition of Independent Director.

“Citi” shall have the meaning set forth in the introductory paragraph hereto.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing Date Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and between Borrower, Lender, Mezzanine Borrowers and Mezzanine Lenders, and acknowledged and agreed to by Affiliated Manager, as the same may be subsequently joined to or assumed by Cash Management Agent.

“Closing Date Debt Yield” shall mean 6.24%.

“Collateral Assignment of Bond and Bond Documents” shall mean, individually and/or collectively, as the context requires, those certain Collateral Assignments of Bond and Bond Documents, each dated as of the date hereof, executed by the applicable Borrower, as assignor and debtor, in favor of Lender, as assignee and secured party, together with each Bond Custody Agreement, each dated as of the date hereof, executed by the applicable trustee under the PILOT Documents in favor of Lender, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Component” shall mean, individually, any one of Component A, Component B, Component C, Component D or Component H-RR, as described in Section 2.5(g) hereof.

“Components” shall mean, collectively, Component A, Component B, Component C, Component D and Component H-RR.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Constituent Owner” shall mean, as to any Person, any Person that owns a direct or indirect interest in such Person.

“Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, right to appoint a majority of the board, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 11.2(b).

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to debts or debtors.

“Crowdfunded Person” means a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than thirty-five (35) investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Lender thereunder).

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder (including, as and to the extent applicable, interest accruing at the Default Rate).

“Debt Service Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Debt Yield” shall mean, as of any date of calculation, a ratio conveyed as a percentage in which: (i) the numerator is the Underwritten Net Operating Income; and (ii) the denominator is the then outstanding principal balance of the Loan and the Mezzanine Loans combined.

“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Lender a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (which may be via email) (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER”; (iii) Lender shall have failed to respond to the Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (which may be via email) (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information (to the extent not provided with the Initial Notice) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER”; and (v) Lender shall have failed to respond to the Second Notice within the aforesaid time-frame. For purposes of clarification, Lender requesting reasonably required additional and/or clarified information (to the extent not included in the Approval Information previously provided by Borrower), in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) three percent (3%) above the Interest Rate applicable to each Component.

“Default Release” shall have the meaning set forth in Section 2.10(c) hereof.

“Default Yield Maintenance Premium” shall mean an amount equal to the greater of (i) five percent (5%) of the amount of Debt prepaid or (ii) the Yield Maintenance Premium.

“Disclosure Documents” shall mean, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum, term sheet or other offering document, in each case, in connection with a Securitization.

“Division” shall have the meaning set forth in Section 5.1(a)(iii) hereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts maintained with a federal or state-chartered depository institution or trust company which (a) complies with the definition of Eligible Institution, (b) has a combined capital and surplus of at least $50,000,000 and (c) has corporate trust powers and is acting in its fiduciary capacity. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) in the case of accounts in which funds are held for thirty (30) days or less, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” (or its equivalent) from each of the Rating Agencies and (ii) in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A” (or its equivalent) from each of the Rating Agencies or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“Erroneous Payment” shall have the meaning set forth in Section 17.24 hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 9.3 hereof.

“Excess Cash Flow Account” shall have the meaning set forth in Section 8.5(a) hereof.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 8.5(a) hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 11.1(c) hereof.

“Exculpated Parties” shall have the meaning set forth in Section 13.1(a) hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 4.12(a)(iv) hereof.

“Family Group” shall mean, as to any natural Person, the spouse, children and grandchildren (in each case, by birth or adoption) and other lineal descendants, in each case, of such natural Person and, in each case, family trusts and/or conservatorships for the benefit of any of the foregoing Persons.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Citibank, N.A. on the applicable day, as determined by Lender.

“FIRRMA” shall mean, collectively, (i) the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), all laws and regulations related thereto and all mandates, requirements, powers and similar requirements imposed or exercised thereunder (including, without limitation, the Foreign Investment Risk Review Modernization Act and any of the foregoing implemented by and/or otherwise relating to the Committee on Foreign Investment in the United States) and (ii) as the foregoing may be amended from time to time, any successor statute or statutes and all rules and regulations from time to time promulgated in connection with the foregoing.

“FIRRMA Documents” means any notice, correspondence, document, agreement, declaration, or other communication relating to or arising in connection with FIRRMA; provided, however, that if the communication is oral, “FIRRMA Document” shall mean a written summary thereof prepared by Borrower.

“FIRRMA Prohibited Filing Event” shall mean an event which shall be deemed to have occurred if (i) any mandatory filing or declaration relating to FIRRMA is required and/or (ii) any Governmental Authority requires (or recommends to the President of the United States) forfeiture, divestiture or abandonment of all or any portion of the Property and/or imposes any material mitigation measures on Borrower, the Constituent Owners of Borrower and/or the Property, in each case, related to FIRRMA.

“FIRRMA Prohibited Transfer” shall mean any Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) or any Sale or Pledge of an interest in any Restricted Party, in each case, which (i) triggers a mandatory filing or declaration requirement with respect to FIRRMA, (ii) makes advisable a voluntary filing or declaration with respect to FIRRMA or (iii) increases the likelihood of (A) forfeiture, divestiture or abandonment of all or any portion of the Property relating to FIRRMA or (B) any mitigation measures being imposed by any Governmental Authority on Borrower, the Constituent Owners of Borrower and/or the Property, in each case, related to FIRRMA.

“First Monthly Payment Date” shall mean April 6, 2022.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“Funding Borrower” shall have the meaning set forth in Section 17.19(c) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall have the meaning set forth in the definition of Underwritten Net Operating Income herein.

“Guarantor” shall mean Industrial Logistics Properties Trust, a Maryland real estate investment trust, and any Replacement Guarantor pursuant to and in accordance with the applicable terms and conditions of the Loan Documents.

“Guaranty” shall mean that certain Limited Recourse Guaranty executed by Guarantor and dated as of the date hereof.

“Immediate Repairs” shall mean the repairs at the Property as set forth in the Borrower’s Certification.

“Improvements” shall mean, individually and/or collectively, as the context requires, the “Improvements” as defined in each applicable Security Instrument.

“Indebtedness” shall mean, for any Person (without duplication), (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including, without limitation, any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests) excluding, in the case of this subsection (iii), amounts due under routine contracts relating to the operation or leasing of the Property (including, without limitation, tenant improvement allowances) in accordance with the Loan Documents, (iv) all indebtedness incurred and/or guaranteed by such Person, directly or indirectly (including, without limitation, contractual obligations of such Person), (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and permitted assigns of any and all of the foregoing (including, without limitation, any successors by merger, Division, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan, provided, however, in no event shall the foregoing be deemed to include any Person (other than Lender or any Affiliate of Lender) that acquires the Property or any portion thereof (i) at a foreclosure sale or pursuant to a deed in lieu thereof or any similar transaction under applicable Legal Requirements or (ii) following an event described in foregoing clause (i), from Lender or an Affiliate of Lender.

“Independent Director” shall have the meaning set forth in Section 5.2 hereof.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with each such Person’s successors and permitted assigns.

“Individual Material Adverse Effect” shall mean in respect of an Individual Property, any event or condition that has a material adverse effect on (a) the use, operation, or value of the Individual Property, (b) the business, profits, operations or financial condition of the applicable Borrower, (c) the enforceability, validity, perfection or priority of the lien of the applicable Security Instrument or the other Loan Documents, or (d) the ability of the applicable Individual Borrower to satisfy any of the material obligations under the Loan Documents applicable to such Individual Borrower.

“Individual Property” shall mean each parcel of real property listed on Schedule II, the Improvements thereon and all personal property owned by an Individual Borrower (or leased pursuant to a PILOT Lease or a PILOT Document) and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.”

“Insurance Account” shall have the meaning set forth in Section 8.6 hereof.

“Insurance Payment Date” shall mean, with respect to any applicable Policies, the date occurring thirty (30) days prior to the date the applicable Insurance Premiums associated therewith are due and payable.

“Insurance Premiums” shall have the meaning set forth in Section 7.1(b) hereof.

“Intercreditor Agreement” shall have the meaning set forth in Section 17.21 hereof.

“Interest Accrual Period” shall mean, with respect to each Component, the period beginning on (and including) the sixth (6th) day of each calendar month during the term of the Loan and ending on (and including) the fifth (5th) day of the next succeeding calendar month. No Interest Accrual Period shall be shortened by reason of any payment of the Loan prior to the expiration of such Interest Accrual Period.

“Interest Rate” shall mean, with respect to Note A, the Note A Interest Rate and, with respect to Note B, the Note B Interest Rate.

“Interest Shortfall” shall mean, with respect to any repayment or prepayment of the Loan (including a repayment on the Maturity Date), the interest which would have accrued on the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Interest Accrual Period during which such repayment or prepayment occurs.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“KYC Transfer” shall mean a transfer of equity interest(s) in Borrower which results in a change of Control of Borrower (or any controlling entity of Borrower) or the transferee owning an aggregate direct or indirect equity interest in Borrower (or any controlling entity of Borrower) of (a) prior to a Securitization of the entire Loan, 10% or more or (b) after a Securitization of the entire Loan, 20% or more, and in each case, such transferee did not own an aggregate 10% or 20%, as applicable, direct or indirect equity interest in Borrower or did not control Borrower (or any controlling entity of Borrower) prior to such transfer. The transferee under a KYC Transfer is a “KYC Transferee.”

“KYC Transferee” shall have the meaning set forth in the definition of “KYC Transfer.”

“Land” shall mean, individually and/or collectively (as the context requires), the “Land” as defined in each applicable Security Instrument.

“Lease” shall have the meaning set forth in the Security Instrument; provided that in no event shall any PILOT Document or PILOT Lease constitute a Lease.

“Leasing Reserve Account” shall have the meaning set forth in Section 8.3(a) hereof.

“Leasing Reserve Funds” shall have the meaning set forth in Section 8.3(a) hereof.

“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 8.3(a) hereof.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities applicable to Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all Permits, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force applicable to Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Letter of Credit” shall mean an irrevocable, auto-renewing (if applicable), unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1(b) hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Cash Management Agreement, the Assignment of Management Agreement, the Collateral Assignment of Bond and Bond Documents, the Restricted Account Agreement, the Guaranty, the Borrower’s Certification and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Losses” shall mean any and all losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs and attorneys’ fees, in the case of each of the foregoing, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Low Cash Flow Period Threshold Collateral” shall have the meaning set forth in Section 9.9(a) hereof.

“Low Cash Flow Period Threshold Collateral Account” shall have the meaning set forth in Section 9.9(b) hereof.

“Low Cash Flow Period Threshold Letter of Credit” shall have the meaning set forth in Section 9.9(a) hereof.

“Major Lease” shall mean, with respect to any Individual Property, any Lease which (i) demises an aggregate square footage of five hundred thousand (500,000) square feet or more at the applicable Individual Property or (ii) is entered into by a Tenant that is a Tenant under another Lease at such Individual Property or that is an affiliate of any other Tenant under a Lease at such Individual Property if, pursuant to such Leases, such Tenant (or such Tenant and its affiliate(s)) leases an aggregate square footage of five hundred thousand (500,000) square feet or more at the applicable Individual Property, (iii) any Lease which is with an Affiliate of Borrower or of a Guarantor, as Tenant or (iv) obligates Borrower, as landlord thereunder, to make any tenant allowances in excess of, or to perform any work or alterations the cost of which is reasonably anticipated to exceed, the Alteration Threshold with respect to the applicable Individual Property (provided that such Lease shall be deemed not to be a Major Lease to the extent Borrower deposits the amount by which such tenant allowances or costs exceed the Alteration Threshold into the Unfunded Obligations Reserve Account to be disbursed in accordance with Section 8.10 hereof). Notwithstanding the foregoing, in no event shall any PILOT Document or PILOT Lease constitute a Major Lease.

“Majority Equity Transfer” shall have the meaning set forth in Section 6.4 hereof.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to each Individual Property, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Manager” shall mean The RMR Group LLC, a Maryland limited liability company, or such other entity selected as the manager of any applicable Individual Property in accordance with the terms of this Agreement or the other Loan Documents.

“Mandatory Prepayment Amount” shall have the meaning set forth in Section 2.7(b)(i) hereof.

“Material Action” shall mean with respect to any Person, any action to consolidate, divide or otherwise engage in or permit any Division, or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property (except in connection with Lender’s election to seek the appointment of a receiver, liquidator or any similar official or with the prior written consent of Lender), or make any assignment for the benefit of creditors of such Person (except to Lender in connection with the Loan or at the request or with the consent of Lender), or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

“Material Agreements” shall mean any contract or other arrangement, whether written or oral, to which Borrower is a party or is bound (including recorded encumbrances upon the Property), as to which (a)  the counterparty is an Affiliate of Borrower, or (b) there is an obligation of Borrower to pay more than $500,000 per annum (unless cancelable on thirty (30) days’ or less notice without requiring the payment of termination fees or payments of any kind (for the avoidance of doubt, payments owed to a counterparty for performance through the date of termination are not “termination fees or payments of any kind”)); provided that Leases, the Loan Documents, the Mezzanine Loan Documents, the PILOT Leases and PILOT Documents, the REAs, contracts entered into in connection with Approved Alterations, contracts with one-time payments entered into in connection with Replacements, Unfunded Obligations and other tenant improvements and leasing commissions, contracts entered into with respect to Immediate Repairs, loan documents entered into in connection with a New Mezzanine Loan, and insurance policies required by this Agreement shall not be Material Agreements (provided, that such exclusion shall not be deemed to be a waiver of any of Lender’s rights with respect to any such documents that are otherwise set forth in the Loan Documents).

“Maturity Date” shall mean the Stated Maturity Date, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1 hereof.

“Mezzanine A Borrower” shall mean ILPT Mezz Fixed Borrower 2 LLC, a Delaware limited liability company.

“Mezzanine A Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments due under the Mezzanine A Loan Agreement, the Mezzanine A Note and the other Mezzanine A Loan Documents.

“Mezzanine A Debt Service Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Mezzanine A Lender” shall mean Citigroup Global Markets Realty Corp., a New York corporation, UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, Bank of America, N.A., a national banking association, Bank of Montreal, a Canadian chartered bank, and Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, together with its successors and assigns.

“Mezzanine A Loan” shall mean that certain loan made as of the date hereof by Mezzanine A Lender to Mezzanine A Borrower in the original principal amount of $175,000,000 and evidenced by the Mezzanine A Note.

“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement, dated as of the date hereof, between Mezzanine A Borrower and Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine A Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Mezzanine A Loan Agreement.

“Mezzanine A Loan Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine A Loan Agreement.

“Mezzanine A Note” shall mean the “Note” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A SPE Component Entity” shall mean “SPE Component Entity” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Trigger Period” shall mean the period commencing on the date that Lender has received written notice from Mezzanine A Lender that a Mezzanine A Loan Event of Default exists and terminating on the date that Lender has received written notice from Mezzanine A Lender that a Mezzanine A Loan Event of Default no longer exists.

“Mezzanine B Borrower” shall mean ILPT Mezz Fixed Borrower LLC, a Delaware limited liability company.

“Mezzanine B Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments due under the Mezzanine B Loan Agreement, the Mezzanine B Note and the other Mezzanine B Loan Documents.

“Mezzanine B Debt Service Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Mezzanine B Lender” shall mean Citigroup Global Markets Realty Corp., a New York corporation, UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, Bank of America, N.A., a national banking association, Bank of Montreal, a Canadian chartered bank, and Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, together with its successors and assigns.

“Mezzanine B Loan” shall mean that certain loan made as of the date hereof by Mezzanine B Lender to Mezzanine B Borrower in the original principal amount of $80,000,000 and evidenced by the Mezzanine B Note.

“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated as of the date hereof, between Mezzanine B Borrower and Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine B Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Mezzanine B Loan Agreement.

“Mezzanine B Loan Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine B Loan Agreement.

“Mezzanine B Note” shall mean the “Note” as defined in the Mezzanine B Loan Agreement.

“Mezzanine B SPE Component Entity” shall mean “SPE Component Entity” as defined in the Mezzanine B Loan Agreement.

“Mezzanine B Trigger Period” shall mean the period commencing on the date that Lender has received written notice from Mezzanine B Lender that a Mezzanine B Loan Event of Default exists and terminating on the date that Lender has received written notice from Mezzanine B Lender that a Mezzanine B Loan Event of Default no longer exists.

“Mezzanine Borrowers” shall mean Mezzanine A Borrower and Mezzanine B Borrower.

“Mezzanine Debt Service” shall mean, with respect to any period of time, Mezzanine A Debt Service and Mezzanine B Debt Service.

“Mezzanine Debt Service Account” shall mean the Mezzanine A Debt Service Account and the Mezzanine B Debt Service Account.

“Mezzanine Lenders” shall mean Mezzanine A Lender and Mezzanine B Lender.

“Mezzanine Loan Agreements” shall mean the Mezzanine A Loan Agreement and the Mezzanine B Loan Agreement.

“Mezzanine Loan Documents” shall mean the Mezzanine A Loan Documents and the Mezzanine B Loan Documents.

“Mezzanine Loan Event of Default” shall mean a Mezzanine A Loan Event of Default and a Mezzanine B Loan Event of Default.

“Mezzanine Loans” shall mean the Mezzanine A Loan and the Mezzanine B Loan, and “Mezzanine Loan” shall mean each of the Mezzanine Loans individually.

“Mezzanine SPE Component Entity” shall mean the Mezzanine A SPE Component Entity and the Mezzanine B SPE Component Entity.

“Mezzanine Trigger Period” shall mean a Mezzanine A Trigger Period or a Mezzanine B Trigger Period.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Minimum Experience” shall mean that such Person (a) has at least ten (10) years’ experience in the ownership or management of properties with similar size, scope, class, use and value as the Properties and (b) has, for at least ten (10) years prior to its acquisition of an interest in the Properties, directly or indirectly, owned, operated or managed at least fifteen (15) properties similar in size, scope, class, use and value as the Properties which comprise in the aggregate at least 3,500,000 leasable square feet.

“Monthly Debt Service Payment Amount” shall mean for the First Monthly Payment Date and for each Monthly Payment Date occurring thereafter, a payment equal to the amount of interest which has accrued and will accrue on each Component, in each case, during the Interest Accrual Period ending immediately prior to such Monthly Payment Date computed at the Interest Rate.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Monthly Payment Date” shall mean the First Monthly Payment Date and the sixth (6th) day of every calendar month occurring thereafter during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MS” shall have the meaning set forth in the introductory paragraph hereto.

“Net Liquidation Proceeds After Debt Service” shall have the meaning ascribed to such term in the applicable Mezzanine Loan Agreement.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4(b) hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 7.4(d) hereof.

“Net Worth” shall mean, as of any date of determination, an amount equal to the aggregate of:

(a)            the total assets of the applicable entity (exclusive of the Properties) whose Net Worth is being calculated (including (x) Uncalled Capital Commitments (less the outstanding principal balance of any subscription line or other credit line that is secured directly or indirectly by all or a portion of such Uncalled Capital Commitments) and (y) any cash deposits made by such entity held by a seller of a property pursuant to a purchase and sale agreement with respect to such property until and unless such deposit is (i) forfeited or (ii) applied toward the applicable purchase price under such purchase and sale agreement and otherwise determined in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender), minus

(b)            the total liabilities of such entity (including under any of the Guaranties but excluding the Debt related to the Properties) determined in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender).

As used in this definition of “Net Worth,” “Uncalled Capital Commitments” shall mean the amount of any available uncalled capital commitments of the applicable entity that are payable in cash, are required to be contributed to such entity and that are callable on a current basis from any direct or indirect investor (whether foreign or domestic) that (i) is not subject to a proceeding under the Bankruptcy Code and (ii) is not in default under a material provision of their respective subscription agreements, limited partnership agreement of such entity or any other agreement related to the making of such capital contributions.

“New Manager” shall mean any Person replacing or becoming the assignee of the then current Manager, in each case, in accordance with the applicable terms and conditions hereof.

“New Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“New Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by Locke Lord LLP or another outside counsel reasonably acceptable to Lender and the Rating Agencies and otherwise in substantially the same form and substance as the Non-Consolidation Opinion or otherwise in form and substance reasonably acceptable to Lender and the Rating Agencies.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Locke Lord LLP in connection with the closing of the Loan.

“Note” shall mean, collectively, Note A and Note B.

“Note A” shall mean, collectively, Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E, Note A-2-A-1, Note A-2-A-2, Note A-2-B-1, Note A-2-B-2, Note A-2-B-3, Note A-2-C, Note A-2-D and Note A-2-E.

“Note A Interest Rate” shall mean a rate per annum equal to three and seven hundred sixty-six thousandths percent (3.766%).

“Note A-1-A” shall mean that certain Promissory Note A-1-A of even date herewith in the principal amount of $77,629,369, made by Borrower in favor of Citi, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-1-B” shall mean that certain Promissory Note A-1-B of even date herewith in the principal amount of $57,966,666, made by Borrower in favor of UBS AG, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-1-C” shall mean that certain Promissory Note A-1-C of even date herewith in the principal amount of $12,767,988, made by Borrower in favor of BANA, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-1-D” shall mean that certain Promissory Note A-1-D of even date herewith in the principal amount of $12,767,988, made by Borrower in favor of BMO, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-1-E” shall mean that certain Promissory Note A-1-E of even date herewith in the principal amount of $12,767,988, made by Borrower in favor of MS, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2-A-1” shall mean that certain Promissory Note A-2-A-1 of even date herewith in the principal amount of $36,828,194, made by Borrower in favor of Citi, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2-A-2” shall mean that certain Promissory Note A-2-A-2 of even date herewith in the principal amount of $36,828,194, made by Borrower in favor of Citi, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2-B-1” shall mean that certain Promissory Note A-2-B-1 of even date herewith in the principal amount of $18,333,333, made by Borrower in favor of UBS AG, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2-B-2” shall mean that certain Promissory Note A-2-B-2 of even date herewith in the principal amount of $18,333,333, made by Borrower in favor of UBS AG, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2-B-3” shall mean that certain Promissory Note A-2-B-3 of even date herewith in the principal amount of $18,333,333, made by Borrower in favor of UBS AG, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2-C” shall mean that certain Promissory Note A-2-C of even date herewith in the principal amount of $12,114,538, made by Borrower in favor of BANA, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2-D” shall mean that certain Promissory Note A-2-D of even date herewith in the principal amount of $12,114,538, made by Borrower in favor of BMO, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2-E” shall mean that certain Promissory Note A-2-E of even date herewith in the principal amount of $12,114,538, made by Borrower in favor of MS, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note B” shall mean, collectively, Note B-1, Note B-2, Note B-3, Note B-4, Note B-5.

“Note B Interest Rate” shall mean a rate per annum equal to three and seven hundred sixty-six thousandths percent (3.766%).

“Note B-1” shall mean that certain Promissory Note B-1 of even date herewith in the principal amount of $47,363,289, made by Borrower in favor of Citi, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note B-2” shall mean that certain Promissory Note B-2 of even date herewith in the principal amount of $35,366,666, made by Borrower in favor of UBS AG, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note B-3” shall mean that certain Promissory Note B-3 of even date herewith in the principal amount of $7,790,015, made by Borrower in favor of BANA, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note B-4” shall mean that certain Promissory Note B-4 of even date herewith in the principal amount of $7,790,015, made by Borrower in favor of BMO, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note B-5” shall mean that certain Promissory Note B-5 of even date herewith in the principal amount of $7,790,015, made by Borrower in favor of MS, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall have the meaning set forth in Section 17.19 hereof.

“OFAC” shall have the meaning set forth in Section 3.30 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Open Prepayment Date” shall mean the Monthly Payment Date occurring in September 2031.

“Op Ex Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Account” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Funds” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis by Borrower (as opposed to a Tenant under a Lease), including without limitation, (and without duplication) utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, any amounts payable to a person other than Borrower or an Affiliate thereof under the PILOT Leases, PILOT Documents, management fees, operational equipment or other lease payments as approved by Lender, but specifically excluding (i) depreciation, (ii) Debt Service and Mezzanine Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds.

“Organizational Chart” shall have the meaning set forth in Section 3.31 hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“PACE Debt” means any amounts owed in respect of energy retrofit lending programs, commonly known as “PACE Loans”. For avoidance of doubt, PACE Debt is not permitted Debt and liens securing PACE Debt are not Permitted Encumbrances.

“Participant Register” shall have the meaning set forth in Section 11.7 hereof.

“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.

“Payment Recipient” shall have the meaning set forth in Section 17.24 hereof.

“Payor Party” shall have the meaning set forth in Section 17.24 hereof.

“Permits” shall mean all necessary certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents, and other approvals (governmental and otherwise) required under applicable Legal Requirements for the operation of each Individual Property and the conduct of Borrower’s or Tenant’s business, as applicable (including, without limitation, all required zoning, building code, land use, environmental, public assembly and other similar permits or approvals).

“Permitted Assumption” shall have the meaning set forth in Section 6.4 hereof.

“Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy, (c) liens, if any, for taxes imposed by any Governmental Authority not yet due or delinquent and (d) existing Leases and new Leases entered into in accordance with this Agreement, (e) any Permitted Equipment Leases, (f) each REA, PILOT Lease and PILOT Document, (g) the lien and security interests created by each Mezzanine Loan Agreement, the other Mezzanine Loan Documents and any loan documents entered into with respect to a New Mezzanine Loan and (h) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the applicable Individual Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the applicable Individual Property.

“Permitted Equity Transfer” shall have the meaning set forth in Section 6.3 hereof.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(a)           the following obligations of, or the following obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year:

(i)            U.S Treasury obligations (all direct or fully guaranteed obligations);

(ii)           U.S. Department of Housing and Urban Development public housing agency bonds (previously referred to as local authority bonds);

(iii)          Federal Housing Administration debentures;

(iv)          Government National Mortgage Association (GNMA) guaranteed mortgage-bank securities or participation certificates;

(v)           RefCorp debt obligations; and

(vi)          SBA-guaranteed participation certificates and guaranteed pool certificates;

(b)            federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”;

(c)            deposits that are fully insured by the Federal Deposit Insurance Corp.;

(d)            commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”; and

(e)            such other investments as to which each Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the IRS Code); (iv) shall only include assets that are described as qualifying assets under Section 856(c)(4)(A) of the IRS Code; and (v) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Transfer” shall mean any of the following: (a) intentionally omitted, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any transfer of any direct or indirect interest in an Affiliated Manager if such transfer does not otherwise result in a transfer of an interest in Borrower that is not permitted hereunder, (d) any transfer permitted without the consent of Lender pursuant to the provisions of Section 6.3 or Section 6.4, (e) any Lease of space in any of the Improvements to Tenants in accordance with (or that is not restricted by) the provisions of Section 4.14, (f) Permitted Encumbrances, (g) the release of any Property or portion thereof (or an Unencumbered Borrower) in connection with a release in accordance with Section 2.7(b), Section 2.10 or Section 7.4, (h) the acquisition by Borrower of fee title to any PILOT Property in accordance with the terms and conditions of the applicable PILOT Lease and this Agreement and (i) (1) any issuance of “accommodation shares” by (or any transfer of “accommodation shares” in) any direct or indirect owner of Mezzanine B Borrower that has elected (or intends to elect) to be treated as a REIT (for purposes of this provision, “accommodation shares” shall mean up to $50,000 in preferred shares issued by such Person to enable such Person to satisfy the 100 shareholder requirement under Section 856(a) of the IRS Code (or such greater amount as hereinafter may be required under Section 856 of the IRS Code)), or (2) the redemption of such “accommodation shares” by the Person who issued said shares, or their successor in interest.

“Person” shall mean any individual, corporation (including a business trust), partnership, joint venture, joint stock company, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department, political subdivision or agency thereof and any other entity and, in each case, any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean, individually and/or collectively (as the context requires), the “Personal Property” of the Borrower (but not any Tenant) as defined in each applicable Security Instrument.

“PILOT Bonds” shall mean, individually and/or collectively, any taxable revenue bond or similar bond issued by a PILOT Lessor in favor of any Individual Borrower in connection with the PILOT Lease or other PILOT Document.

“PILOT Documents” shall mean, individually and/or collectively, any documents executed (other than a PILOT Lease and including any PILOT Bonds) in connection with any PILOT Lease and any other documents granting an abatement or benefit with respect to Taxes in favor of an Individual Borrower, an Individual Property (or any portion thereof) or the Tenant under a Lease with respect to such Individual Property, in each case, described on Schedule VII hereto.

“PILOT Lease” shall mean each of the PILOT leases described on Schedule VII hereto pursuant to which the applicable Individual Borrower owns a leasehold interest in its Individual Property (or any portion thereof).

“PILOT Lessor” shall mean each lessor under a PILOT Lease, as described on Schedule VII hereto.

“PILOT Property” or “PILOT Properties” shall mean those certain Individual Properties demised by each of the PILOT Leases or subject to a PILOT Document as set forth on Schedule VII hereto.

“PML” shall have the meaning specified in Section 7.1 hereof.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Portfolio Earthquake PML” shall have the meaning specified in Section 7.1 hereof.

“Prepayment Notice” shall have the meaning specified in Section 2.7(a) hereof.

“Previously-Owned Property” shall mean the property set forth on Schedule VI hereto.

“Prohibited Entity” shall mean any Person which (i) is a statutory trust or similar Person, (ii) owns a direct or indirect interest in Borrower or the Property through a tenancy-in-common or other similar form of ownership interest and/or (iii) is a Crowdfunded Person.

“Prohibited Person” shall mean any Person if, at the time as of which a determination is required under the terms of this Agreement:

(a)            such Person is a Prohibited Entity;

(b)            such Person has the benefit of sovereign immunity (unless such Person has waived such sovereign immunity in writing);

(c)            such Person, or any Person that Controls such Person, is, or has been within the last seven (7) years, a party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors;

(d)            such Person, or any Person that Controls such Person or is Controlled by such Person, has ever been convicted of, or pleaded guilty to, a felony relating to financial crimes involving dishonesty, fraud or moral turpitude or has been found liable in a final non-appealable judgment to have attempted to hinder, delay or defraud creditors;

(e)            such Person (or any Affiliate thereof) is listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(f)            such Person (or any Affiliate thereof) is owned or Controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(g)            such Person (or any Affiliate thereof) is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(h)            such Person (or any Affiliate thereof) commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(i)              such Person (or any Affiliate thereof) is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Property” and “Properties” shall mean, individually and/or collectively (as the context requires), each Individual Property which is subject to the terms hereof and of the other Loan Documents.

“Property Document” shall mean, individually or collectively (as the context may require), the REAs and any other material agreements affecting any Individual Property or portion thereof and set forth in the Borrower’s Certification.

“Property Document Event” shall mean any event which (a) would, directly or indirectly, reasonably be expected to have an Individual Material Adverse Effect on any Individual Property, the Tenant’s obligations under its Lease or the Borrower’s liability with respect to such Individual Property and (b) is the result of any act or omission (where there was an affirmative obligation to act) of Borrower with respect to the applicable Property Document.

“Pro Rata Share” means, as to any co-Lender, the ratio, expressed as a percentage of (a) the sum of the unpaid principal amount of the Loan owing to such co-Lender as of such date to (b) the sum of the aggregate unpaid principal amount of the Loan as of such date.

“Provided Information” shall mean any information provided by or on behalf of any Borrower Party in connection with the Loan and related to the Property, the Mezzanine Loans, such Borrower Party and/or any related matter or Person.

“Public Sale” shall mean (a) the Sale or Pledge in one or a series of transactions, of all or a portion of the indirect legal or beneficial interests in Borrower to a Qualified Public Company, or (b) the Sale or Pledge in one or a series of transactions, through which any indirect owner of a legal or beneficial interest in Borrower becomes, or is merged with or into, a Qualified Public Company.

“Public Vehicle” shall mean a Person whose securities are listed and traded on (i) the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange or (ii) the Frankfurt Stock Exchange, the London Stock Exchange, Euronext, the Luxembourg Stock Exchange, the Hong Kong Stock Exchange, the Singapore Exchange, the Shanghai Stock Exchange, the Tokyo Stock Exchange or the Korea Exchange (KRX), and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Publicly Traded Shares” means securities that are listed and traded on (i) the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange or (ii) the Frankfurt Stock Exchange, the London Stock Exchange, Euronext, the Luxembourg Stock Exchange, the Hong Kong Stock Exchange, the Singapore Exchange, the Shanghai Stock Exchange, the Tokyo Stock Exchange or the Korea Exchange (KRX).

“Qualified Equityholder” shall mean any of the following:

(a) a pension fund, pension trust or pension account, a government entity or plan, a sovereign fund, an investment fund or an institution or fund substantially similar to any of the foregoing that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,000,000,000 (exclusive of the Properties);

(b) a pension fund advisor or similar fiduciary who (i) immediately prior to such transfer, controls, directly or indirectly, at least $1,000,000,000 of real estate assets (exclusive of the Properties) and (ii) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (a) of this definition;

(c) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (i) with a net worth, determined as of a date no more than six (6) months prior to the date of the transfer of at least $750,000,000 and (ii) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000 (exclusive of the Properties);

(d) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (i) with a combined capital and surplus of at least $750,000,000 (exclusive of the Properties) and (ii) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000 (exclusive of the Properties);

(e) any Person (i) who, directly or indirectly, owns or operates commercial properties with similar or better quality tenant profiles as the Property totaling not less than 3,500,000 square feet (exclusive of the Properties), (ii) who has a net worth, determined as of a date no more than six (6) months prior to the date of such transfer, of at least $750,000,000 and (iii) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000 (exclusive of the Properties);

(f) any real estate investment trust or other investment vehicle which (i) is a publicly traded entity listed on the NASDAQ or another nationally recognized stock exchange, (ii) is managed and/or Controlled by RMR LLC or its Affiliate, and (iii) who, immediately prior to such transfer, has a market capitalization equal to or in excess $750,000,000 (exclusive of the Properties) and shall include any operating partnership through which such Person conducts all or substantially all of its business;

(g) any Person in which more than fifty percent (50%) of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (a) through (f) of this definition of “Qualified Equityholder”, or any combination of more than one such entity, and which is Controlled directly or indirectly by such entity or entities;

(h) any Person in which more than twenty percent (20%) of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (a) or (b) of this definition of “Qualified Equityholder”, or any combination of both such entities, and which is Controlled directly or indirectly by such entity or entities;

(i) any other entity reasonably acceptable to Lender (which, after a Securitization of any portion of the Loan, may be conditioned upon Lender’s receipt of a Rating Agency Confirmation in connection with such transferee); or

(j) any Mezzanine Lender (or its designee) upon its acquisition of the equity interest in Borrower through foreclosure or transfer in lieu of foreclosure, in each case, in accordance with the intercreditor agreement between Lender and Mezzanine Lenders.

Notwithstanding the foregoing, no Person shall be deemed to be a Qualified Equityholder unless such Person has the Minimum Experience (provided that a Qualified Equityholder described in clause (j) above shall not be required to have the Minimum Experience) or if such Person is a Prohibited Person.

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, after a rated Securitization, may require that Borrower obtain a Rating Agency Confirmation in respect of such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form delivered to Lender in connection with the closing of the Loan (or of such other form and substance reasonably acceptable to Lender), in each case, executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Qualified Manager” shall mean (a) The RMR Group LLC or any successor thereto or wholly owned subsidiary thereof, (b) a management organization otherwise reasonably acceptable to Lender; provided, that, with respect to clause (b), (i) if required by Lender following a rated Securitization, Borrower shall have obtained a Rating Agency Confirmation in respect of the management of the Properties by such Person and (ii) if such Person is an Affiliate of Borrower, Borrower shall have delivered to Lender a New Non-Consolidation Opinion, reasonably acceptable to Lender and to the extent a rated Securitization has occurred, the Rating Agencies. Notwithstanding the foregoing, no Person shall be a Qualified Manager if such Person is a Prohibited Person.

“Qualified Public Company” shall mean a Public Vehicle with a market capitalization equal to or exceeding $750,000,000 (exclusive of the Properties) as of the date of the Public Sale.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and any other nationally-recognized statistical rating agency designated by Lender (and any successor to any of the foregoing) in connection with and/or in anticipation of any Secondary Market Transaction.

“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any pooling and servicing agreement(s) or similar agreement(s), in each case, relating to the servicing and/or administration of the Loan.

“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies that rates the Securities (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” or “Reciprocal Easement Agreement” shall mean the reciprocal easement agreements or similar agreements affecting any Individual Property or portion thereof and set forth in the Borrower’s Certification.

“Register” shall have the meaning set forth in Section 11.7 hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 17.19 hereof.

“REIT” shall mean a corporation or other Person that is or elects (or intends to so elect beginning with its 2022 taxable year) to be a real estate investment trust for federal income tax purposes.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan (or any portion thereof or interest therein).

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“Release Amount” shall mean, for an Individual Property, the lesser of:

(a)	the Debt; or

(b)	an amount equal to the Allocated Loan Amount for such Individual Property set forth on Schedule V multiplied by one hundred and fifteen percent (115%).

“Release Property” shall have the meaning set forth in Section 2.10(a) hereof.

“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies that rate the Securities).

“REMIC Payment” shall have the meaning set forth in Section 7.3 hereof.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions” and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“Rent Roll” shall have the meaning set forth in Section 3.18 hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, any fees, payments or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits forfeited by any Tenant pursuant to the terms of any Lease), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property and payable to any Individual Borrower, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income or rental insurance. Notwithstanding the foregoing, in no event shall any payment under a PILOT Lease or PILOT Document be considered Rent.

“Replacement Cash Management Agent” shall mean any successor to Servicer that is an Eligible Institution and either (a) assumes the obligations of the Cash Management Agent being replaced under the then-existing Cash Management Agreement or (b) executes and delivers a Replacement Cash Management Agreement, in each case, acting in such Person’s capacity as cash management bank under the Replacement Cash Management Agreement.

“Replacement Cash Management Agreement” shall mean any cash management agreement entered into by and among Borrower, Lender, Mezzanine Borrowers, Mezzanine Lenders and a Replacement Cash Management Agent, provided that such cash management agreement is in form and substance substantially similar to the Closing Date Cash Management Agreement or is otherwise in form and substance reasonably acceptable to Lender, Borrower, Mezzanine Lenders and Mezzanine Borrowers.

“Replacement Guarantor” shall have the meaning set forth in Section 6.4 hereof.

“Replacement Guaranty” shall have the meaning set forth in Section 6.4 hereof.

“Replacement Reserve Account” shall have the meaning set forth in Section 8.2 hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.2 hereof.

“Replacements” for any period shall mean replacements and/or alterations to any Individual Property; provided, that, the same are (i) required to be capitalized according to the Approved Accounting Method and (ii) reasonably approved by Lender.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Representative Borrower” shall have the meaning set forth in Section 14.1 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Required Rating” means (i) a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies that rates the Securities if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “AA-” (or its equivalent) from each of the Rating Agencies that rates the Securities or (ii) such other rating with respect to which Lender shall have received a Rating Agency Confirmation.

“Required REIT Distributions” shall mean an amount reasonably expected to equal (a) the minimum amount required to be distributed by a Borrower in cash such that distributions received by each direct and/or indirect owner of the Borrower who is a REIT, with respect to any taxable year, equals the amount of the dividend such REIT must distribute in cash (as opposed to equity (except with respect to the preferred shareholders to whom up to $50,000 per annum of cash distributions shall be permitted without any requirement to make equity distributions)) to qualify or maintain its status as a REIT and to avoid any U.S. federal or state income Taxes imposed under Sections 857(b)(1) and 857(b)(3) of the IRS Code (or similar provisions of state or local law) and any excise Taxes imposed under Section 4981 of the IRS Code or (b) the necessary amount to redeem any preferred shareholders of any Person described in clause (a); provided, however, the amount of Required REIT Distributions made in any year shall not exceed $500,000.

“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the Replacement Reserve Account, the Leasing Reserve Account, the Excess Cash Flow Account, the Operating Expense Account, the Unfunded Obligations Reserve Account, the Low Cash Flow Period Threshold Collateral Account, and any other escrow account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Restricted Account, the Debt Service Account, the Mezzanine A Debt Service Account and the Mezzanine B Debt Service Account).

“Reserve Funds” shall mean the Tax and Insurance Funds, the Replacement Reserve Funds, the Leasing Reserve Funds, the Excess Cash Flow Funds, the Unfunded Obligations Reserve Funds, the Operating Expense Funds, the Low Cash Flow Period Threshold Collateral, and any other escrow funds established by this Agreement or the other Loan Documents.

“Reserve Threshold” shall mean Five Hundred Thousand and No/100 Dollars ($500,000.00).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to a Person, any authorized officer of such Person, including, without limitation, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property (or any portion thereof), the completion of the repair and restoration of the Property (or applicable portion thereof) as nearly as feasible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, or, if better, the condition required by the applicable Lease, with such alterations as may be reasonably approved by Lender, except if Tenant performs such alterations pursuant to the applicable Lease in accordance with the applicable provisions of the Lease.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to seven and one-half percent (7.5%) of the outstanding principal amount of the Allocated Loan Amount attributable to such Individual Property.

“Restricted Account” shall mean (i) account number 8026514751 established at PNC Bank, National Association in the name of Representative Borrower and (ii) any Eligible Account established in accordance with Section 9.1 hereof.

“Restricted Account Agreement” shall mean that certain Deposit Account Control Agreement (Hard Agreement) by and among Representative Borrower, Administrative Agent and PNC Bank, National Association, dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“RMR LLC” shall mean The RMR Group LLC, a Maryland limited liability company.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Sanctions” shall have the meaning set forth in Section 3.30 hereof.

“Sanctions Authority” shall have the meaning set forth in Section 3.30 hereof.

“Sanctioned Jurisdiction” shall have the meaning set forth in Section 3.30 hereof.

“Sanctioned Person” shall have the meaning set forth in Section 3.30 hereof.

“SASB Notes” shall mean collectively, Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E and Note B.

“Satisfactory Search Results” shall mean the results of Lender’s customary “know your customer”, credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable affiliates, in each case, (i) revealing no matters which would have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect and (ii) yielding results which are otherwise acceptable to Lender in its reasonable discretion. Borrower shall pay all of Lender’s costs, fees and expenses in connection with the foregoing.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Deposits” shall mean any advance deposits or any other deposits collected with respect to the Property, whether in the form of cash, letter(s) of credit or other cash equivalents (including, without limitation, such deposits made in connection with any Lease).

“Security Instrument” and “Security Instruments” shall mean, individually and/or collectively (as the context requires), each first priority Mortgage/Deed of Trust/Deed to Secure Debt, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of the date hereof, executed and delivered by the applicable Borrower to Lender as security for the Loan and encumbering an Individual Property, and with respect to any PILOT Property, any joinder to a Security Instrument or other pledge or security agreement executed by a PILOT Lessor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Instrument Taxes” shall have the meaning set forth in Section 15.2(a) hereof.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2 hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Borrower Documents” shall have the meaning set forth in Section 2.10(f) hereof.

“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof.

“Special Member” is defined in Section 5.1 hereof.

“Special Purpose Entity” shall mean an entity whose structure and organizational and governing documents satisfy the requirements of Section 5.1 hereof.

“Sponsor” shall mean Industrial Logistics Properties Trust, a Maryland real estate investment trust.

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Stated Maturity Date” shall mean the Monthly Payment Date occurring in March 2032.

“Subordination, Non-Disturbance and Attornment Agreement” shall have the meaning set forth in Section 4.14(a) hereof.

“Survey” shall mean, individually or collectively (as the context requires), each survey of each Individual Property certified and delivered to Lender in connection with the closing of the Loan.

“Tax Account” shall have the meaning set forth in Section 8.6 hereof.

“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.

“Taxes” shall mean all taxes, levies, imposts, duties, deductions, withholdings (including any backup withholding) assessments, fees, water rates, sewer rents, and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof and including any interest, additions to tax or penalties applicable thereto.

“Tax Payment Date” shall mean, with respect to any applicable Taxes, the date occurring ten (10) Business Days prior to the date the same are due and payable.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.

“Tenant Direction Notice” shall have the meaning set forth in Section 9.2 hereof.

“Tenant Funded Alterations” shall mean Alterations permitted pursuant to the terms of a Lease that are paid or reimbursed in their entirety by the Tenant thereunder, excluding any Alteration that (a) requires Borrower’s consent in connection therewith under the applicable Lease and (b) exceeds the Alteration Threshold.

“Tenant Paid Taxes” shall mean any Taxes that are required to be paid directly by a Tenant pursuant to its Lease to the applicable tax authority and the applicable Tenant is not in default under its Lease and no less than twelve (12) months remain on the term of any such Lease.

“Title Insurance Policy” shall mean those certain ALTA mortgagee title insurance policies issued with respect to each Individual Property and insuring the lien of the Security Instruments.

“Transferee” shall have the meaning set forth in Section 6.4 hereof.

“Trigger Period” shall mean a period (A) commencing upon the earliest of (i) the occurrence and continuance of an Event of Default, (ii) a Mezzanine Trigger Period and (iii) the Debt Yield falling below 5.25% for two (2) consecutive calendar quarters (a “Debt Yield Trigger Event”); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such Event of Default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the termination of such Mezzanine Trigger Period and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, either (I) the date that the Debt Yield is equal to or greater than 5.25% for two (2) consecutive calendar quarters, (II) Borrower prepays the Loan and the Mezzanine Loans on a pro rata basis in an amount sufficient such that the Debt Yield shall be not less than 5.25% in accordance with Section 2.7(a) hereof (including payment of any applicable Yield Maintenance Premium) (provided that in the event of a prepayment pursuant to this clause (II), the Debt Yield Trigger Event shall cease upon such prepayment without any obligation to wait two (2) consecutive calendar quarters) or (III) the date that Borrower delivers Low Cash Flow Period Threshold Collateral or Low Cash Flow Period Threshold Letter of Credit in accordance with Section 9.9 hereof. Notwithstanding the foregoing, a Trigger Period shall not be deemed to expire in the event that a Trigger Period otherwise then exists for any other reason.

“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True Up Payment shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

“UBS AG” shall have the meaning set forth in the introductory paragraph hereto.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unanimous Decisions” shall have the meaning set forth in Section 17.22(c) hereof.

“Underwritten Net Operating Income” shall mean, as of the end of any calendar quarter for which Underwritten Net Operating Income is determined (or such other date for which Underwritten Net Operating Income is determined) the excess of: (a) the sum of: (i) annualized base rent in place as of the date of the determination based on executed Leases which are effective or that have future lease commencement dates within twelve (12) months of the date of calculation unless such Tenant is an investment-grade entity, and in either case have no full or partial rent abatement periods that expire later than twelve (12) months after the date of calculation unless the Tenant is an investment-grade entity, and excluding executed Leases with free rent periods currently in effect which exceed the greater of (x) twelve (12) months or (y) one (1) month for each year of the initial term of the Lease (unless the excess is reserved with Lender) (without duplication), plus (ii) any contractual rent increases within the twelve months following the date of such calculation, which are not subject to any tenant contingencies; plus (iii) for the twelve (12) month period preceding the month in which such Underwritten Net Operating Income is calculated, (x) monthly recoveries actually received by Borrower under executed existing Leases, provided that monthly recoveries for any Tenants that have not been in place for twelve (12) months shall be annualized based on the trailing twelve (12) month expenses, and provided, further, that the aggregate monthly recoveries under this clause (iii)(x) for any Individual Property over such twelve (12) month period shall not exceed actual operating expenses for such Individual Property for such twelve (12) month period, and (y) actual rent and revenue received by Borrower from other sources at the Properties to the extent such receipts are recurring in nature and derived from ordinary course operations of the Properties for such twelve (12) month calculation period (this clause (a), collectively, “Gross Revenue”); over (b) for the twelve (12) month period preceding the month in which such Underwritten Net Operating Income is calculated, Operating Expenses over such twelve (12) months, in each case adjusted to reflect Lender’s determination of: (i) an adjustment so that property management fees are equal to the greater of three percent (3.0%) of Gross Revenues and the property management fees actually paid under the Management Agreement; (ii) exclusion of (X) amounts representing non-recurring items and (Y) amounts received from (1) Tenants affiliated with Borrower or Guarantor, (2) Tenants in monetary default for more than sixty (60) days or material non-monetary default for more than ninety (90) days or subject to a bankruptcy or insolvency proceeding (unless such Lease has been affirmed in the applicable bankruptcy proceeding), (3) Tenants under month-to-month Leases, (4) Tenants under Leases where the term is set to expire in the next six (6) months, or (5) intentionally omitted; and (iii) Taxes and Insurance Premiums payable by Borrower for the twelve (12) month period succeeding such calculation (or imputed Insurance Premiums to the extent an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof is in effect with respect to the Policies required hereunder), provided that tax and insurance recoveries shall be adjusted (1) to reflect the annualized recoveries due under executed Leases based on such Taxes and Insurance Premiums payable for the twelve (12) month period succeeding such calculation and (2) for any known increases in Taxes and Insurance Premiums for the twelve (12) month period succeeding such calculation. Lender’s calculation of Underwritten Net Operating Income shall be final absent manifest error. For reference purposes, a sample calculation of Underwritten Net Operating Income is set forth in the Borrower’s Certification.

“Unencumbered Borrower” shall have the meaning set forth in Section 2.10(f) hereof.

“Unfunded Obligations” shall have the meaning set forth in Section 8.10 hereof.

“Unfunded Obligations Reserve Account” shall have the meaning set forth in Section 8.10 hereof.

“Unfunded Obligations Reserve Funds” shall have the meaning set forth in Section 8.10 hereof.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Work Charge” shall have the meaning set forth in Section 4.16 hereof.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) an amount equal to 0.5% of the amount prepaid; or (b) an amount equal to the present value as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the date on which the prepayment is made through the Open Prepayment Date determined by discounting such payments at the Discount Rate (as defined below). As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the date on which prepayment is made and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate (as defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate (as defined below), when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Open Prepayment Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. Lender’s calculation of the Yield Maintenance Premium shall be conclusive absent manifest error.

Section 1.2.      Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. References herein to “the Property or any portion thereof” and words of similar import shall be deemed to refer, as applicable, to any portion of the Property taken as a whole (including any Individual Property) and any portion of any Individual Property.

With respect to cross-references contained herein or in any other Loan Document to the Mezzanine Loan Documents or to any Mezzanine Loan Document (including with respect to any cross-references to defined terms therein) unless otherwise specifically provided herein, such cross-references shall be with respect to the Mezzanine Loan Documents or such Mezzanine Loan Document, as the case may be, in existence as of the date hereof.

Notwithstanding anything to the contrary contained herein, including references to the Mezzanine Loans or to capitalized terms being defined in the Mezzanine Loan Documents: (i) nothing herein creates any obligation of Borrower with respect to any of the Mezzanine Loan Documents and Borrower has no obligation to comply with and shall not be liable under any Mezzanine Loan Document; (ii) nothing herein creates any obligation of Mezzanine A Borrower with respect to any of the Loan Documents or the Mezzanine B Loan Documents, and Mezzanine A Borrower has no obligation to comply with and shall not be liable under any Loan Document or any Mezzanine B Loan Document; and (iii) nothing herein creates any obligation of Mezzanine B Borrower with respect to any of the Loan Documents or the Mezzanine A Loan Documents, and Mezzanine B Borrower has no obligation to comply with and shall not be liable under any Loan Document or any Mezzanine A Loan Document.

ARTICLE 2

GENERAL TERMS

Section 2.1.      Loan Commitment; Disbursement to Borrower. Except as expressly and specifically set forth herein or in the other Loan Documents, Lender has no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower. Borrower hereby waives any right Borrower may have to make any claim to the contrary.

Section 2.2.      The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.3.      Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.4.      The Note and the Other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.

Section 2.5.      Interest Rate.

(a)            Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b)            Intentionally Omitted.

(c)            Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the then outstanding principal balance of the Loan and, to the extent permitted by applicable law, overdue unpaid interest in respect of the Loan, shall each accrue interest at the Default Rate, calculated from the date the applicable Event of Default occurred, (ii) without limitation of any rights or remedies contained herein and/or in any other Loan Document, any interest accrued at the Default Rate in excess of the interest component of the Monthly Debt Service Payment Amount shall, to the extent not already paid and/or due and payable hereunder, be due and payable on each Monthly Payment Date and (iii) all references herein and/or in any other Loan Document to the “Interest Rate” shall be deemed to refer to the Default Rate.

(d)           Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period ending immediately prior to such Monthly Payment Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e)           Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder (including, to the extent applicable, any prepayment premium and/or penalty) at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, and/or, to the extent applicable, any prepayment premium and/or penalty shall, in each case, be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

(f)            Use of Proceeds. Borrower used the proceeds of the Loan to (a) pay a portion of the consideration in connection with the acquisition of the Properties, (b) repay existing financing encumbering certain of the Properties, (c) make deposits (if any) into the Reserve Funds on the Closing Date in the amounts provided herein, if any, (d) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (e) distribute the balance, if any, to the direct or indirect parent of the Borrower and (f) for general corporate purposes.

(g)           Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the SASB Notes only and not any other Notes shall be divided into Component A, Component B, Component C, Component D and Component H-RR. The initial principal amount of the Components shall be as follows:

COMPONENT	INITIAL PRINCIPAL AMOUNT
A	$444,999,996
B	$1
C	$1
D	$1
H-RR	$1

Section 2.6.      Loan Payments.

(a)           Borrower shall make a payment to Lender of interest only on the Closing Date for the period from (and including) the Closing Date through (and including) the fifth (5th) day of either (i) the month in which the Closing Date occurs (if the Closing Date occurs on or before the fifth (5th) day of such month), or (ii) the month following the month in which the Closing Date occurs (if the Closing Date occurs on or after the sixth (6th) day of the then current calendar month). Borrower shall make a payment to Lender of interest in the amount of the Monthly Debt Service Payment Amount on the First Monthly Payment Date and on each Monthly Payment Date occurring thereafter to and including the Maturity Date. Notwithstanding the foregoing, if the Loan is funded into escrow prior to the Closing Date then interest shall accrue on the outstanding principal balance of the Loan from and including the date of such deposit into escrow.

(b)           Reserved.

(c)           Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents (including, without limitation, the Interest Shortfall).

(d)           If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(e)           Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(f)            Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(g)            All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7.      Prepayments.

(a)            Voluntary Prepayment. Borrower may, at its option, prepay the Debt in full or in part at any time and from time to time; provided, that, (A) no Event of Default is continuing as of the date of the applicable prepayment (other than for any prepayment in connection with a Default Release or the prepayment of the Debt in full in accordance with Section 2.7(c) hereof); (B) Borrower gives Lender not less than ten (10) days’ prior written notice (which notice shall be revocable and subject to modification) (a “Prepayment Notice”) of the amount of the Loan that Borrower intends to prepay and the intended date of prepayment; (C) intentionally omitted; and (D) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (x) all interest which would have accrued on the amount of the Debt to be prepaid through and including the last day of the Interest Accrual Period during which such prepayment occurs (all such interest payable under this clause (x), the “Additional Interest”); (y) (I) all other sums due and payable under this Agreement, the Note, and the other Loan Documents (if any) and (II) all of Lender’s reasonable, out-of-pocket costs and expenses (including reasonable actually incurred attorneys’ fees and disbursements) actually incurred by Lender in connection with such prepayment or in connection with a rescinded or extended Prepayment Notice; and (z) if such prepayment occurs prior to the Open Prepayment Date, any Yield Maintenance Premium then due and payable. Notwithstanding anything to the contrary contained in this Section 2.7(a), Borrower may rescind a Prepayment Notice upon delivery of written notice to Lender on or prior to the date specified for prepayment in the Prepayment Notice; provided Borrower shall be responsible for the reasonable, out-of-pocket costs and expenses actually incurred by Lender in connection with the rescission of such Prepayment Notice, including any reasonable actually incurred attorneys’ fees. Unless an Event of Default has occurred and is continuing, concurrently with any voluntary prepayment made pursuant to this Section 2.7(a), a simultaneous pro-rata prepayment of each Mezzanine Loan shall be made and Borrower shall provide Lender evidence reasonably satisfactory to Lender of such prepayment of the Mezzanine Loans.

(b)            Mandatory Prepayment.

(i)           On the next occurring Monthly Payment Date following the date on which Lender shall receive any Net Proceeds Prepayment that Lender is entitled to apply in accordance with this Section 2.7(b) and not otherwise make available or deliver to Borrower pursuant to Section 7.4, Borrower shall prepay or authorize Lender to apply such Net Proceeds Prepayment as a prepayment of all or a portion of the outstanding principal balance of the Loan in an amount equal to the aggregate of (A) the Net Proceeds Prepayment up to an amount equal to the Release Amount for the affected Individual Property, (B) all Additional Interest and (C) the actual reasonable costs of Lender in connection with such prepayment to the extent such amounts are not paid to Lender in accordance with Article 7 hereof (collectively, the “Mandatory Prepayment Amount”). Amounts paid to or applied by Lender as a Mandatory Prepayment Amount shall first be applied to amounts required to be paid by Borrower to Lender pursuant to clause (C) above and then to the amounts set forth in clauses (A) and (B) simultaneously. Except during the continuance of an Event of Default, any Net Proceeds Prepayment to be applied pursuant to this Section 2.7(b) in excess of the Mandatory Prepayment Amount shall be applied as Net Liquidation Proceeds After Debt Service and paid to (a) first, in the event the Mezzanine A Loan is outstanding, Mezzanine A Lender, (b) second, in the event the Mezzanine A Loan has been paid in full and the Mezzanine B Loan is outstanding, Mezzanine B Lender and (c) then, in the event each Mezzanine Loan has been paid in full, Borrower. During the continuance of an Event of Default, Lender may apply such Net Proceeds Prepayment to the Debt (until paid in full) in any order or priority as Lender may determine in its sole discretion. No Yield Maintenance Premium, Default Yield Maintenance Premium or other premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.7(b). The Release Amount for the Individual Property with respect to which such Net Proceeds Prepayment was applied shall be reduced by an amount equal to the principal portion of such prepayment applied to the Loan; provided, that, nothing herein shall be construed to reduce the aggregate Release Amount for any Individual Property required to be paid to Lender prior to obtaining a release of the applicable Individual Property. Lender shall provide to Borrower, upon ten (10) days’ prior notice, (x) a release of the Individual Property if (I) at any time the Release Amount is reduced to zero, together with such additional documents and instruments evidencing or confirming the release as the Borrower shall reasonably request, or (II) Lender is required to deliver such release pursuant to a court order issued in connection with a Condemnation or (y) a release of the portion of an Individual Property that is subject to a Condemnation.

(ii)         As provided in Section 7.4(e) hereof, each Casualty/Condemnation Prepayment tendered by Borrower to Lender in accordance with said Section 7.4(e) shall be in the amount of the Release Amount in respect of the applicable Individual Property. No Yield Maintenance Premium, Default Yield Maintenance Premium or other penalty or premium shall be due in connection with any such Casualty/Condemnation Prepayment.

(iii)         In connection with any release under this Section 2.7(b), in the event that such release would result in an Individual Borrower being an Unencumbered Borrower, such Unencumbered Borrower shall be released by Lender from the obligations of the Loan Documents, except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document and shall no longer be a Borrower for the purposes of this Agreement. In connection with a release or cancellation of each Unencumbered Borrower, Lender agrees to deliver (A) a UCC-3 financing statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to each Unencumbered Borrower, and (B) instruments executed by Lender reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

(c)            Prepayments After Default. If payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds) during the continuance of an Event of Default, such tender or recovery shall be made on the next occurring Monthly Payment Date together with the Monthly Debt Service Payment Amount and shall be deemed a voluntary prepayment by Borrower pursuant to Section 2.7(a) hereof, provided that, in lieu of any Yield Maintenance Premium then due and payable, the Default Yield Maintenance Premium shall be due and payable and be deemed a portion of the Debt due and owing hereunder and under the other Loan Documents.

(d)            Application of Interest and Prepayments. Provided no Event of Default has occurred and is continuing, payments of interest shall be applied by Lender to each of the Notes on a pro rata and pari passu basis, provided that, following a Securitization, (x) as between Note A and Note B, payments of interest shall be applied by Lender as follows: (i) first, to the payment of interest due and payable on each Note A pro rata and (ii) second, to the payment of interest due and payable on each Note B pro rata, and (y) with respect to the Components of the SASB Notes, payments of interest shall be applied by Lender as follows: (i) first, to the payment of interest then due and payable under Component A; (ii) second, to the payment of interest then due and payable under Component B; (iii) third, to the payment of interest then due and payable under Component C; (iv) fourth, to the payment of interest then due and payable under Component D; and (v) fifth, to the payment of interest then due and payable under Component H-RR. Any voluntary prepayment of the principal of the Loan made pursuant to Section 2.7(a) hereof shall be applied by Lender to each of the Notes on a pro rata and pari passu basis, provided that, following a Securitization, (x) as between Note A and Note B, such prepayments of principal shall be applied by Lender as follows: (i) first, to the reduction of the outstanding principal balance of each Note A pro rata until the outstanding principal balance of each such Note A is reduced to zero and (ii) second, to the reduction of the outstanding principal balance of each Note B pro rata until the outstanding principal balance of each such Note B is reduced to zero, and (y) with respect to the Components of the SASB Notes, such prepayments of principal shall be applied by Lender as follows: (i) first, to the reduction of the outstanding principal balance of Component A until reduced to zero, (ii) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (iii) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (iv) fourth, to the reduction of the outstanding principal balance of Component D until reduced to zero, and (v) fifth, to the reduction of the outstanding principal balance of Component H-RR until reduced to zero. Any prepayments of the Loan in connection with the release of any Individual Property pursuant to Section 2.10 hereof shall be applied by Lender to each of the Notes on a pro rata and pari passu basis, provided that, following a Securitization, (x) as between Note A and Note B, such prepayments of principal shall be applied by Lender as follows: (i) first, to the reduction of the outstanding principal balance of each Note A pro rata until the outstanding principal balance of each such Note A is reduced to zero and (ii) second, to the reduction of the outstanding principal balance of each Note B pro rata until the outstanding principal balance of each such Note B is reduced to zero, and (y) with respect to the Components of the SASB Notes, such prepayments of principal shall be applied by Lender as follows: (i) first, to the reduction of the outstanding principal balance of Component A until reduced to zero, (ii) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (iii) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (iv) fourth, to the reduction of the outstanding principal balance of Component D until reduced to zero, and (v) fifth, to the reduction of the outstanding principal balance of Component H-RR until reduced to zero. Notwithstanding the foregoing, during the continuance of any Event of Default, any payment of principal and interest from whatever source may be applied by Lender between the Notes and the Components of the SASB Notes in Lender’s sole discretion. Notwithstanding the foregoing, so long as no Event of Default is continuing, all mandatory prepayments of the Loan pursuant to Section 2.7(b) shall be applied by Lender as follows: (i) first, to the reduction of the outstanding principal balance of each Note A pro rata until the outstanding principal balance of each such Note A is reduced to zero and (ii) second, to the reduction of the outstanding principal balance of each Note B pro rata until the outstanding principal balance of each such Note B is reduced to zero, provided that, with respect to the Components of the SASB Notes, mandatory prepayments shall be applied by Lender as follows: (i) first, to the reduction of the outstanding principal balance of Component A until reduced to zero, (ii) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (iii) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (iv) fourth, to the reduction of the outstanding principal balance of Component D until reduced to zero, and (v) fifth, to the reduction of the outstanding principal balance of Component H-RR until reduced to zero. Additionally, unless an Event of Default is continuing, at any time that any Mezzanine Loan or any New Mezzanine Loan is outstanding, all voluntary prepayments shall be applied pro rata to the Loan and such Mezzanine Loans and/or New Mezzanine Loan.

Section 2.8.      Intentionally Omitted.

Section 2.9.      Intentionally Omitted.

Section 2.10.    Release of Properties. Except as set forth in Section 2.7(b) or this Section 2.10, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any lien of any Security Instrument on any Individual Property. For the avoidance of doubt, any prepayment of the Loan in connection with a Condemnation or Casualty, and the related release of any lien of any Security Instrument on such Property in connection with such Condemnation or Casualty, if applicable, shall be governed solely by Section 2.7(b), Section 7.3 and Section 7.4 hereof.

(a)            Release of Individual Property. At any time in connection with an arms-length transfer to a third-party Person which is not an Affiliate of Borrower, Borrower may obtain the release of an Individual Property from the lien of the Security Instrument thereon and related Loan Documents (each such Individual Property, a “Release Property”) and the release of Borrower’s obligations under the Loan Documents with respect to such Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(i)             Borrower shall deliver notice to Lender of the proposed release of such Release Property;

(ii)            no Event of Default shall be continuing on the date that the Release Property is released from the lien of the Security Instrument thereon other than as expressly permitted below;

(iii)           Borrower shall have paid to Lender the applicable Release Amount together with any Yield Maintenance Premium then required (if any);

(iv)           Borrower shall submit to Lender, not less than ten (10) days prior to the date of such release, a release or assignment of lien (and related Loan Documents) for such Release Property for execution by Lender. Such release or assignment shall be in a form appropriate in each jurisdiction in which such Release Property is located and that would be reasonably satisfactory to a prudent lender. In addition, Borrower shall provide all documentation Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, as applicable, together with an Officer’s Certificate certifying that such documentation (A) will effect such release or assignment in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Individual Properties subject to the Loan Documents not being released);

(v)            After giving effect to such release, as of the date of such release, the Debt Yield shall not be less than the greater of Closing Date Debt Yield and the Debt Yield immediately prior to the release; provided, however, that in order to satisfy the Debt Yield requirement set forth in this clause (v) Borrower may make a prepayment of a portion of the Loan in accordance with Section 2.7(a) hereof in an amount sufficient to satisfy the Debt Yield requirement set forth in this clause (v);

(vi)           Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses actually incurred by Lender (including, without limitation, reasonable actually incurred attorneys’ fees and disbursements);

(vii)          To the extent any Lease at an Individual Property that will remain collateral for the Loan following the release of such Release Property is cross-defaulted with any Lease at the Release Property, the Lease for the Individual Property that will remain collateral for the Loan following such release shall be amended to remove such cross-default;

(viii)         Subsequent to such release, each Individual Borrower and each SPE Component Entity shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Article 5 hereof; and

(ix)           Borrower has provided Lender with evidence that each Mezzanine Borrower has satisfied the release conditions set forth in the applicable Mezzanine Loan Documents.

(b)            Intentionally Omitted.

(c)            Notwithstanding anything to the contrary contained herein, Borrower shall have the right to cause the release of any Individual Property in order to cure a Default or Event of Default related to an Individual Property for which Lender has delivered notice of such Default or Event of Default to Borrower, provided that (i) (I) prior to releasing such Individual Property, Borrower uses commercially reasonable efforts to cure such Default or Event of Default (which efforts shall not require any capital contributions to be made to Borrower or include any obligations of Borrower or Guarantor to use any operating income or Rents from any Property other than the Individual Property that is the subject of the Default or Event of Default to effectuate such cure) or (II) such Default or Event of Default related to an environmental condition at an Individual Property and (ii) such Default or Event of Default was not caused by (or at the direction of) Borrower or an Affiliate thereof in bad faith to circumvent the requirements of this Section 2.10 (a “Default Release”). In connection with any Default Release, Borrower shall be required to satisfy the conditions set forth in this Section 2.10, except that (I) Borrower shall not be required to satisfy the condition set forth in Section 2.10(a)(ii) to the extent any such Event of Default relates to the Individual Property that is the subject of the Default Release and (II) Borrower shall not be required to satisfy the condition set forth in Section 2.10(a)(v). Any prepayment of the Loan in connection with a Default Release shall be deemed a voluntary prepayment, and shall be subject to satisfaction of the conditions set forth in Section 2.7(a) (other than (i) the requirement to provide 10 days prior written notice and (ii) Borrower shall not be required to satisfy the conditions set forth in Section 2.7(a)(i)(A) to the extent any such Event of Default relates to the Individual Property that is subject to the Default Release).

(d)           Intentionally omitted.

(e)           Notwithstanding the foregoing provisions of this Section 2.10, including clauses (a), (b), (c) and (d) hereof, if the Loan or any portion thereof is included in a REMIC Trust, as a condition to such release, the loan-to-value ratio of the Loan (or such portion thereof included in the REMIC Trust) (expressed as a percentage) based upon valuations obtained by Borrower at its sole cost and expense using any commercially reasonable method permitted to a REMIC Trust (which may include an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method, in each case reasonably satisfactory to Lender, but shall be based solely on the value of real property and shall exclude personal property and going-concern value) shall not exceed one hundred twenty-five percent (125%) immediately after the release of the Release Property, otherwise no such release will be permitted unless the Borrower pays down the principal balance of the Loan (or such portion thereof included in the REMIC Trust) by an amount not less than the greater of (A) the Release Amount or (B) the least of one of the following amounts: (i) if the Individual Property is sold, the net proceeds of an arm’s-length sale of the Release Property to an unrelated Person, (ii) the fair market value of the Release Property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Loan (or such portion thereof included in the REMIC Trust) as so determined by Lender after the release is not greater than the loan-to-value ratio of the Loan (or such portion thereof included in the REMIC Trust) immediately prior to the release, unless the Lender receives an opinion of counsel that, if clause (B) is not followed, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release.

(f)            In connection with any release or cancellation under this Section 2.10, in the event that such release would result in the release of all Individual Properties held by an Individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be released (provided so long as there is only one (1) Borrower hereunder, that the Debt has been paid in full) by Lender from the obligations of the Loan Documents, except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document and shall no longer be a Borrower for the purposes of this Agreement. In connection with a release or cancellation of each Unencumbered Borrower, Lender agrees to deliver (i) a UCC-3 financing statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to each Unencumbered Borrower, and (ii) instruments executed by Lender reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. Without limiting the foregoing, in the event that (i) intentionally omitted, (ii) the Restricted Account Agreement is in the name of an Unencumbered Borrower, or (iii) the Cash Management Account is in the name of an Unencumbered Borrower (clauses (i), (ii), and (iii), the “Single Borrower Documents”), the release of such Unencumbered Borrower shall additionally be conditioned upon Lender’s receipt of evidence reasonably acceptable to Lender that a remaining Borrower shall have assumed all of the obligations of such Unencumbered Borrower under the Single Borrower Documents. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

Section 2.11.      Intentionally Omitted.

Section 2.12.     Release on Payment in Full. Upon payment in full of the Debt in accordance with the terms and provisions of the Note and this Agreement and the other Loan Documents, Lender shall, upon the written request and at the sole cost and expense (including Lender’s reasonable actually incurred attorneys’ fees and disbursements) of Borrower, release or, if permitted under REMIC Requirements, assign the lien of the Security Instrument and the other Loan Documents (except that those that expressly survive such release) on each Individual Property, in each case not theretofore released or assigned, as applicable.

Section 2.13.    Release of Reserve Funds. In connection with a release of a Release Property, Lender will return to Borrower a portion of the Reserve Funds that is allocable to such Release Property, but only to the extent the remaining amount in the applicable Reserve Accounts with respect to all Individual Properties remaining subject to the Loan Documents exceed the estimated amounts that Lender determines in its reasonable discretion is necessary to satisfy the current obligations for which such Reserve Accounts were established. Following the release of a Release Property, Lender shall adjust the other amounts thereafter required to be deposited by Borrower into the Reserve Accounts to reflect amounts required solely for the remaining Individual Properties after giving effect to such release.

Section 2.14.    Assignments of Security Instruments. Upon the request of Borrower in connection with the release of any Release Property or in connection with a release pursuant to the provisions of this Agreement, Lender agrees to cooperate, at Borrower’s sole cost and expense (including Lender’s reasonable actually incurred attorneys’ fees and disbursements), to provide an assignment of the Security Instrument with respect to such Release Property without representation or warranty (other than that it has the power and authority to deliver such assignment, it is the holder of such Security Instrument, and such Security Instrument is not presently assigned, pledged or otherwise encumbered) and without recourse in lieu of the release.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date that:

Section 3.1.      Legal Status and Authority. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the applicable Individual Properties. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

Section 3.2.      Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and Guarantor and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property or any portion thereof, any applicable organizational documents, or any applicable indenture, agreement or other instrument, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of each Security Instrument in the appropriate land records in each applicable State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower and Guarantor and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, setoff, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Neither Borrower nor Guarantor has asserted any right of rescission, setoff, counterclaim or defense with respect to the Loan Documents.

Section 3.3.      Litigation. There is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to Borrower’s actual knowledge, threatened or contemplated against Borrower or Guarantor or against or affecting the Property or any portion thereof, in each case, if adversely determined, could reasonably be expected to have an Aggregate Material Adverse Effect.

Section 3.4.      Agreements. Borrower is not a party to any agreement or instrument or, to Borrower’s actual knowledge, subject to any restriction which would have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property (or any portion thereof) is bound which would have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Borrower has no material unsatisfied financial obligation under any agreement or instrument to which Borrower is a party or, to Borrower’s actual knowledge, by which Borrower or the Property (or any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or, to Borrower’s actual knowledge, by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5.      Financial Condition.

(a)           Borrower is solvent and Borrower has received reasonably equivalent value for the granting of the Security Instrument. No proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated.

(b)           In the last ten (10) years, no (i) petition in bankruptcy has been filed by or against any Borrower Party and (ii) Borrower Party has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c)           No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

(d)           In the last ten (10) years, with respect to any loan or financing in which any Borrower Party has been obligated for or has, in connection therewith, otherwise provided any guaranty, indemnity or similar surety, including, without limitation and to the extent applicable, the loan which is being refinanced by the Loan, none of such loans or financings has ever been (i) more than thirty (30) days in default or (ii) transferred to special servicing.

Section 3.6.      Disclosure. Borrower has disclosed or made available to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.7.      No Plan Assets; FIRRMA.

(a)            As of the date hereof and until the Debt is repaid in accordance with the applicable terms and conditions hereof, (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) to Borrower’s actual knowledge, transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code), maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

(b)            Each of Borrower, the Constituent Owners of Borrower, the Property and acquisition thereof have complied with and are in compliance with FIRRMA. Borrower has provided to Lender with copies of any and all FIRRMA Documents it has received. No non-U.S. government (including any state owned enterprises or sovereign wealth funds) owns any equity interests (direct or indirect) in Borrower. Borrower has not made any voluntary filings relating to FIRRMA and Borrower is not required to make any mandatory filings relating to FIRRMA.

Section 3.8.      Not a Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the IRS Code.

Section 3.9.      No Material Agreements. Borrower has not entered into, and is not bound by, any Material Agreement which continues in existence as of the Closing Date.

Section 3.10.    Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.11.    Borrower’s Principal Place of Business. Borrower’s principal place of business and its chief executive office as of the date hereof is as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower’s mailing address, as set forth in Article 14 hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower shall promptly notify Lender of any change in its organizational identification number. If any Borrower does not now have an organizational identification number and later obtains one, such Borrower promptly shall notify Lender of such organizational identification number. Borrower’s federal tax identification number is as set forth in those certain U.S. Internal Revenue Service Form W-9s delivered by Borrower to Lender prior to the Closing Date. Borrower is not subject to back-up withholding taxes.

Section 3.12.    Status of Property. Except as would not be reasonably likely to have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect and except as disclosed on Schedule XV attached hereto:

(a)           Except as may be disclosed in the zoning reports provided or made available to Lender, Borrower or each Tenant has obtained, as applicable, all Permits, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(b)           Except as may be disclosed in the zoning reports provided or made available to Lender, each Individual Property and the present and contemplated use and occupancy thereof are in compliance in all material respects with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.

(c)           Each Individual Property is served by all utilities required for the current or contemplated use thereof. To Borrower’s actual knowledge, all utility service is provided by public utilities and each Individual Property has accepted or is equipped to accept such utility service.

(d)           Except as expressly disclosed on the Survey, all public roads and streets necessary for service of and access to each Individual Property for the current or contemplated use thereof have been completed, are legally open for use by the public. Except as expressly disclosed on the Survey, each Individual Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the applicable Individual Property.

(e)            Each Individual Property is served by public water and sewer systems.

(f)            Each Individual Property is free from damage caused by fire or other casualty. Except as disclosed in the property condition reports provided or made available to Lender, or otherwise disclosed to Lender by Borrower in writing, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, irrigation systems and all structural components, are in good condition, order and repair in all material respects, ordinary wear and tear excepted; to Borrower's actual knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(g)           All costs and expenses of any and all labor, materials, supplies and equipment incurred by Borrower and used in the construction of the Improvements have been or will be timely paid in full. Except as disclosed in the Title Insurance Policies, to Borrower’s actual knowledge there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

(h)           Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property or the property subject to a Permitted Equipment Lease) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.

(i)            Except as disclosed in the property condition reports provided or made available to Lender, all liquid and solid waste disposal, septic and sewer systems located on the Property are in compliance with all Legal Requirements.

(j)            Except as expressly disclosed on the Survey, to Borrower's actual knowledge, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(k)             Except as expressly disclosed on the Survey, to Borrower's actual knowledge, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

(l)             Borrower has received no written notice of any pending or proposed special or other assessments for public improvements or otherwise affecting the Property.

(m)            Except in connection with routine repairs and maintenance in the ordinary course of business and tenant improvements, Borrower has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been completed and paid for in full (or shall be paid prior to delinquency), (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full (or shall be paid prior to delinquency) or (iii) attached any fixtures to the Property which have not been paid for in full (or shall be paid prior to delinquency). There is no such construction, repairs, alterations or improvements ongoing at the Property as of the Closing Date. There are no outstanding or disputed claims for any Work Charges and there are no outstanding liens or security interests in connection with any Work Charges.

(n)            Borrower has no direct employees. Any personnel employed at or in connection with the Property are the direct employees of Manager or the applicable Tenant.

Section 3.13.     Financial Information. All financial data (excluding any financial projections), including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor or the Property, as applicable, as of the date of such reports in all material aspects, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.

Section 3.14.    Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to any Individual Property.

Section 3.15.    Separate Lots. Except as expressly disclosed on the Survey or Title Insurance Policy, each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with any Individual Property or any portion thereof.

Section 3.16.    Insurance. Borrower has obtained and has delivered or made available to Lender certified copies of all Policies (or such other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s actual knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.17.    Use of Property. Except as set forth on Schedule XV, each Individual Property is used primarily as a warehouse, light industrial, logistics or office property, as applicable, and other appurtenant and related uses.

Section 3.18.    Leases and Rent Roll. Except as disclosed in the rent roll for each Individual Property delivered to, certified to and approved by Lender in connection with the closing of the Loan (the “Rent Roll”), except as set forth on Schedule XIII, and except as disclosed in the Tenant estoppel certificates provided or made available to Lender, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable and in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) no party under any Lease (x) to Borrower’s actual knowledge is in material non-monetary default or (y) monetary default, in each case, beyond any applicable notice and cure periods; (e) all Rents due have been paid in full and no Tenant is in arrears beyond any applicable notice and cure period in its payment of regularly recurring Rent; (f) the terms of all material alterations, modifications and amendments to the Leases are reflected in the Rent Roll delivered to and approved by Lender; (g) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (h) none of the Rents have been collected for more than one (1) month in advance (except a Security Deposit shall not be deemed rent collected in advance); (i) except as set forth on Schedule X, the premises demised under the Leases have been completed, all improvements, repairs, alterations or other work required to be furnished on the part of Borrower under the Leases have been completed in all material respects, the Tenants under the Leases have accepted the premises demised thereunder and have taken possession of the same on a rent-paying basis and any payments, credits or abatements required to be given by Borrower to the Tenants under the Leases have been made in full, and Schedule X sets forth (1) a true, correct and complete list of all landlord work and/or tenant allowances that are currently outstanding and (2) property expansions that are or may be required to be completed by Borrower at the sole option of Tenant with no further agreement on the part of Borrower; (j) there exist no offsets or defenses to the payment of any portion of the Rents (except for any Rents that have been prepaid) and except as set forth on Schedule X and for the return of security deposits in accordance with the terms of any applicable Lease, Borrower has no monetary obligation to any Tenant under any Lease; (k) Borrower has not received written notice from any Tenant challenging the validity or enforceability of any Lease; (l) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (m) intentionally omitted; (n) except as set forth on Schedule XIV, no Lease contains an option to purchase all or any portion of the applicable Property or right of first refusal to purchase all or any portion of the applicable Property, and with respect to each item listed on Schedule XIV, no such option to purchase or right of first refusal to purchase all or any portion of the applicable Property is applicable in connection with a foreclosure of the applicable Security Instrument or the pledge agreement with respect to the Mezzanine Loans or other exercise of remedies under the Loan Documents or Mezzanine Loan Documents; (o) Borrower has not granted to any Person any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (p) all Security Deposits relating to the Leases are reflected on the Rent Roll and have been collected by Borrower; (q) intentionally omitted; (r) to Borrower’s actual knowledge, each Tenant is in actual, physical occupancy of the premises demised under its Lease (other than any such Tenant that is not in actual, physical occupancy of such premises as a result of any legal requirement prohibiting or limiting such occupancy, including without limitation, any local government orders or directives relating to “shelter-in-place,” “stay-at-home” and essential businesses, provided such Tenant is continuing to pay full rent and otherwise complying with the terms and conditions of its Lease); (s) to Borrower’s actual knowledge, there are no actions or proceedings (voluntary or otherwise) pending against any Tenants or guarantors under Leases, in each case, under bankruptcy or similar insolvency laws or regulations; and (t) to Borrower’s actual knowledge, no event has occurred giving any Tenant the right to terminate its Lease or pay reduced or alternative Rent to Borrower under any of the terms of such Lease, such as a co-tenancy provision. Prior to the Closing Date, Borrower has requested Tenant estoppel certificates from each Tenant.

Section 3.19.    Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Legal Requirements, the Security Instrument and the other Loan Documents are enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.20.    Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s actual knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are delinquent.

Section 3.21.    Illegal Activity/Forfeiture.

(a)           No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s actual knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b)           There has not been and shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.22.    Taxes. Borrower has filed all material foreign, federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all material taxes and related liabilities (including interest and penalties) which have become due. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.23.    Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents materially and adversely affects the value or marketability of the Property (or any portion thereof), materially impairs the use or the operation of the Property or materially impairs Borrower’s ability to pay its obligations in a timely manner.

Section 3.24.    Third Party Representations. Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

Section 3.25.    Non-Consolidation Opinion Assumptions. All of the factual assumptions made in the Non-Consolidation Opinion with respect to the Borrower, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct in all material respects; provided, however, that in the case of a breach of Section 3.25, provided, however, that (a) if such breach is susceptible of cure, Borrower shall cure such violation within thirty (30) days, and (b) Borrower promptly delivers to Lender a New Non-Consolidation Opinion or modification to the original Non-Consolidation Opinion, as applicable to the effect that such breach shall not impair, negate or amend the opinion rendered in the original Non-Consolidation Opinion.

Section 3.26.    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents. None of Borrower, Guarantor, Sponsor, and/or any Constituent Owner of the foregoing is affiliated with or is an insider with respect to Lender (or its affiliates) in any manner that implicates either Regulation W or Regulation O of the Federal Reserve Act (as each of the same may be amended, modified, supplemented, and/or replaced from time to time). Neither the Loan nor any transaction contemplated herein and/or in the other Loan Documents is in violation of Regulation W and/or Regulation O.

Section 3.27.    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.28.    Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29.     Previously-Owned Property. No Borrower Party has any material contingent or actual liability or obligation with respect to the Previously-Owned Property.

Section 3.30.     Anti-Money Laundering and Economic Sanctions. Borrower hereby represents, warrants and covenants that each Borrower Party, to Borrower’s actual knowledge, Borrower Parties’ Affiliates and their directors and officers and any Person that has an economic interest in any Borrower Party, in each case, has not, and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, shall not: (i) be (or have been) a Sanctioned Person or organized, located or resident in a Sanctioned Jurisdiction; (ii) fail to operate (or have operated) under policies, procedures and practices (including, without limitation, recordkeeping and reporting), if any, that are in compliance with (and ensure compliance with) the Patriot Act, AC Laws, AML Laws and Sanctions; (iii) directly or indirectly use (or have used) any part if the proceeds of the Loan (including, without limitation, any sums disbursed from time to time hereunder) or otherwise lend, contribute or make the same available (or have lent, contributed or made the same available), in each case, (A) to fund or facilitate any activities or business (I) of or with any Sanctioned Person or (II) of or in any Sanctioned Jurisdiction, (B) in any manner that would result in a violation of any Sanctions by any Person or (C) in violation of any applicable laws (including, without limitation, the Patriot Act, AC Laws, AML Laws and/or Sanctions), (iv) be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; or (v) be (or have been) owned or controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Without limitation of any other term or provision contained herein, it shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, the Patriot Act, AC Laws and/or AML Laws and/or predicate crimes to AC Laws, the Patriot Act, AML Laws and Sanctions. Borrower hereby represents and covenants that none of the execution, delivery or performance of the Loan Documents or any activities, transactions, services, collateral and/or security contemplated thereunder has or shall result in a breach of the Patriot Act, AC Laws, AML Laws and/or Sanctions by any party to the Loan Documents or their respective Affiliates. All capitalized words and phrases and all defined terms used in the Patriot Act are incorporated into this Section. As used herein, (A) “AC Laws” shall mean collectively (i) all laws, rules and regulations concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery and corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (B) “AML Laws” shall mean collectively (i) all laws, rules, regulations and guidelines concerning or relating to money laundering issued, administered and/or enforced by any governmental and/or regulatory agency and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (C) “OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State; (D) “Patriot Act” shall mean collectively (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015, (ii) all statutes, orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws, rules and regulations and (iii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (E) “Sanctions” shall mean economic, trade and/or financial sanction, requirements and/or embargoes, in each case, imposed, administered and/or enforced from time to time by any Sanctions Authority; (F) “Sanctions Authority” shall mean the United States (including, without limitation, OFAC) and any other relevant sanctions authority; (G) “Sanctioned Jurisdiction” shall mean, at any time, a country or territory that is, or whose government is, the subject of Sanction; and (H) “Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions related list maintained by any Sanctions Authority, (ii) any Person located, organized or resident in a Sanctioned Jurisdiction and/or (iii) any other subject of Sanctions (including, without limitation, any Person Controlled or fifty percent (50%) or more owned (in each case, directly and/or indirectly and in the aggregate) by (or acting for, on behalf of or at the direction of) any Person or Persons described in subsections (i) and/or (ii) of this definition). Borrower shall, at all times throughout the term of the Loan, maintain and enforce appropriate policies, procedures and controls to ensure compliance with this Section 3.30. To Borrower’s actual knowledge, neither Borrower nor any Affiliate of Borrower, nor any owner of a direct or indirect interest in Borrower, is currently under investigation by any Governmental Authority for an alleged crime or crimes involving the Patriot Act, AC Laws, AML Laws and/or Sanctions.

Section 3.31.    Organizational Chart. The organizational chart attached as Schedule III hereto (the “Organizational Chart”), relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.32.    Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.33.    PILOT Leases and PILOT Documents. Except as set forth on Schedule XII and after giving effect to any estoppels delivered to Lender in connection with the closing of the Loan:

(i)            The PILOT Lease and/or PILOT Document, or a memorandum thereof, has been duly recorded or a true and correct copy thereof has been provided to Lender.

(ii)            Except as described herein or disclosed in any estoppel delivered to Lender in connection with the closing of the Loan, the PILOT Lease and the PILOT Documents have not been modified, amended or supplemented. PILOT Lessor may not amend, rescind or terminate the PILOT Lease without the prior written consent of Lender.

(iii)           The PILOT Lease and/or the PILOT Documents, as applicable, permits the interest of the applicable Individual Borrower party thereto to be encumbered by the related Security Instrument.

(iv)           Except for Permitted Encumbrances, the applicable Individual Borrower’s interest in the PILOT Lease and/or the PILOT Documents, as applicable, is not subject to any liens or encumbrances superior to, of equal priority with, or subordinate to the related Security Instrument.

(v)           The applicable Individual Borrower’s interest in the PILOT Lease and the PILOT Documents is assignable to Lender or its designee and is further assignable by Lender and its successor and assigns in accordance with the applicable PILOT Lease and the PILOT Documents.

(vi)           The PILOT Lease and PILOT Documents are in full force and effect and neither the applicable Individual Borrower nor, to such Individual Borrower’s actual knowledge, any other party to such PILOT Lease or PILOT Document, as applicable, is in default thereunder, and to the applicable Borrower’s actual knowledge, there are no conditions which, with the passage of time or giving of notice, or both, would constitute a default thereunder. The applicable Individual Borrower has not received any written notice from another party to such PILOT Lease or PILOT Document, as applicable, reducing the tax abatement in favor of such Individual Borrower or Tenant or terminating such PILOT Lease or PILOT Document, as applicable.

Section 3.34.      Property Document Representations. With respect to each Property Document, Borrower hereby represents that, except as disclosed in the applicable Title Insurance Policy or any estoppel or similar document delivered with respect to any Property Document in connection with the Loan, (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) to Borrower’s actual knowledge, there are no defaults under any Property Document by any party thereto and, to Borrower’s actual knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full and (d) to Borrower’s actual knowledge, no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document.

Section 3.35.      Intentionally Omitted.

Section 3.36.      No Change in Facts or Circumstances; Disclosure.

All information submitted by (or on behalf of) Borrower or Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Borrower has disclosed or made available to Lender all material facts related to the Borrower, Guarantor and the Properties and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and expressly set forth elsewhere in this Agreement and the other Loan Documents are made as of the date hereof but shall survive until the Debt has been repaid in full.

ARTICLE 4

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 4.1.        Existence. Each Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State where it owns any Individual Property and (c) its franchises and trade names, if any.

Section 4.2.        Legal Requirements.

(a)            Borrower shall promptly comply, or shall cause each Tenant at the Property to comply, in all material respects with all Legal Requirements affecting the Property or the use thereof (which such covenant shall be deemed to (i) include Environmental Laws and (ii) require Borrower or Tenant, as applicable, to keep all necessary Permits in full force and effect).

(b)            Borrower shall from time to time, if requested by Lender (which request will be made only if Lender has a reasonable basis for believing the Property may not be in compliance with Legal Requirements), provide Lender with evidence reasonably satisfactory to Lender that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements.

(c)            Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.

(d)            After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the applicable Individual Property; and (vi) to the extent that the aggregate amount being contested by Borrower under this Section 4.2(d) at any time exceeds $2,500,000, Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost. Notwithstanding the foregoing, to the extent permitted by a Lease, a Tenant may contest the validity of any Legal Requirement, the applicability of any Legal Requirement to Tenant or any Individual Property or any alleged violation of any Legal Requirement in accordance with the applicable provisions of the Lease, provided Borrower complies with the terms and conditions set forth in this Section 4.2(d).

Section 4.3.        Maintenance and Use of Property. Borrower shall, or shall cause each Tenant at the Property to, cause the Property to be maintained in a good and safe condition and repair, ordinary wear and tear excepted. The Improvements and the Borrower’s Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) to the extent the same would materially and adversely affect the value of such Improvements or Personal Property, as applicable, without the consent of Lender or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall perform (or shall cause each Tenant to perform) the prompt repair, replacement and/or rebuilding of any part of the Property (other than any Tenant Funded Alterations) which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land. Borrower shall operate, or shall cause each Tenant at the Property to operate, the Property for the same uses as the Property is currently operated or as primarily a warehouse, light industrial, logistics or office property and Borrower shall not, without the prior written consent of Lender, (i) change the use of the Property or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 4.4.        Waste. Borrower shall not (and shall not permit any Tenant to) commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5.        Taxes and Other Charges.

(a)            Borrower shall pay (or cause each Tenant to pay) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. Borrower shall not suffer and shall promptly cause each Tenant to pay and discharge any lien or charge whatsoever which may be or become a lien or charge against the Property (or any portion thereof), and shall promptly pay or cause each Tenant to pay for all utility services provided to the Property (or any portion thereof).

(b)            After prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) to the extent that the aggregate amount being contested by Borrower under this Section 4.5(b) at any time exceeds $1,000,000 (except with respect to tax certiorari proceedings in the ordinary course of business), Borrower shall furnish, or cause the applicable Tenant to furnish, such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, canceled or lost or there shall be any imminent danger of the lien of the Security Instrument being primed by any related lien. Notwithstanding the foregoing, to the extent permitted by a Lease, a Tenant may freely contest (or permit to be contested) by appropriate legal proceeding the amount or validity or application in whole or in part of any Taxes or Other Charges; provided that Borrower complies with the terms and conditions set forth in this Section 4.5(b).

Section 4.6.        Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect.

Section 4.7.        Access to Property. Subject to the rights of Tenants and the rights of the PILOT Lessors under the PILOT Leases, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 4.8.        Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has actual knowledge.

Section 4.9.        Cooperate in Legal Proceedings. Borrower shall reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.10.       Performance by Borrower. Borrower hereby acknowledges and agrees that Borrower’s observance, performance and fulfillment of each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents is a material inducement to Lender in making the Loan.

Section 4.11.       Material Agreements. Borrower shall duly and punctually perform and comply in all material respects with any and all material representations, warranties, covenants and agreements expressed as binding upon Borrower under any Material Agreement to which Borrower is a party or is bound. Borrower shall not, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, enter into any new Material Agreement or execute material adverse modifications to any then existing Material Agreements. To the extent the Deemed Approval Requirements are fully satisfied in connection with a Borrower request for such consent in accordance with the foregoing sentence and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

Section 4.12.       Books and Records.

(a)            Borrower shall furnish to Lender:

(i)            After the first full calendar quarter following the Closing Date and quarterly thereafter, certified rent rolls for each Individual Property within sixty (60) days after the end of each calendar quarter;

(ii)            After the first full calendar quarter following the Closing Date and quarterly thereafter (other than year-end), quarterly operating statements on a consolidated basis and, if requested by Lender, with respect to each Individual Property, in each case, covering the trailing twelve (12) month period (excluding any periods prior to the Closing Date) detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within sixty (60) days after the end of each calendar quarter;

(iii)           Commencing with the 2022 calendar year and annually thereafter, within one-hundred twenty (120) days after the close of each fiscal year of Borrower (or such shorter time period as Lender shall determine in its reasonable discretion is necessary to comply with any applicable Legal Requirements (including, without limitation, Regulation AB), provided that (I) Lender shall notify Borrower in writing that such a shorter time period is required and (II) unless there is a change in Regulation AB or any other applicable Legal Requirement after the Closing Date, in no event shall such time period be shortened to sooner than eighty five (85) days after the close of each fiscal year of Borrower), with respect to Borrower (or any 100% direct or indirect owner of Borrower that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in Borrower), annual audited financial statements of Borrower (on a combined basis) audited by Deloitte, Ernst & Young, RSM McGladrey, Baker Newman Noyes, PwC, KPMG or other independent certified public accountant reasonably approved by Lender and prepared in accordance with Approved Accounting Method (the “Annual Financial Statements”). Such Annual Financial Statements shall set forth the financial condition and the results of operations for Borrower and the Properties (on a combined basis and with respect to each Individual Property) for such fiscal year, and shall include a balance sheet, income statement, cash flow statement and notes to the financial statements (each of which shall not include any Person other than Borrower or any 100% direct or indirect owner of Borrower that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in Borrower); and

(iv)           by no later than December 1 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for each Individual Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall (A) until the occurrence and continuance of a Trigger Period, be provided to Lender and each Mezzanine Lender for informational purposes and (B) after the occurrence and during the continuance of a Trigger Period not take effect until reasonably approved by Lender and each Mezzanine Lender (after such approval has been given in writing, each such approved budget shall be referred to herein, individually or collectively (as the context requires) as the “Approved Annual Budget”). Upon the occurrence of a Trigger Period, the budget currently in place will be deemed approved and the Lender and each Mezzanine Lender will have a reasonable approval right over the next annual budget issued (not to be unreasonably withheld, delayed or conditioned) provided that the Trigger Period is still in effect. In the event consent of the Lender and each Mezzanine Lender is required with respect to a proposed budget and Borrower and the Lender and each Mezzanine Lender cannot agree on a revised budget, the then existing Approved Annual Budget shall be deemed approved and shall continue to be the operative budget for the subsequent fiscal year until a new budget is approved; provided that, each line item of such Approved Annual Budget shall be increased by an amount equal to the increase in the consumer price index for the prior year (other than the line items in respect of Taxes, Insurance Premiums, utilities expenses, variable operating expenses that are directly related to increased revenues at the Properties and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses). In the event that, during any Trigger Period, Borrower proposes to incur an extraordinary operating expense or capital expense that is not consistent with the Approved Annual Budget (each an “Extraordinary Expense”), Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, such approval not to be unreasonably withheld, conditioned or delayed.

(b)            Upon request from Lender, Borrower shall furnish in a timely manner to Lender:

(i)             in connection with any release of any Property in accordance with the terms hereof, either (A) Borrower’s calculation of Debt Yield and Release Amount or (B) Borrower’s written confirmation that it agrees with Lender’s calculation of Debt Yield and Release Amount;

(ii)            an accounting of all Security Deposits, including the nature and type of Security Deposit, and such details regarding any Security Deposit not held in the form of cash as Lender may reasonably require; and

(iii)           evidence reasonably acceptable to Lender of compliance with the terms and conditions of Articles 5 and 9 hereof.

(c)             Borrower shall, within ten (10) Business Days of request (or as soon as reasonably practicable thereafter), furnish Lender (and shall cause Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records (any such examination at Lender’s sole cost and expense other than during the continuance of an Event of Default).

(d)            Borrower agrees that (i) Borrower shall keep adequate books and records of account and (ii) all Required Financial Items (defined below) to be delivered to Lender pursuant to Section 4.12 shall: (A) be complete and correct in all material respects; (B) present fairly the financial condition of the applicable Person; (C) disclose all liabilities that are required to be reflected or reserved against; (D) be prepared and certified by a Responsible Officer of Borrower in electronic format and in accordance with the Approved Accounting Method; and (E) not include any Person other than Borrower and shall show each Borrower and each Individual Property individually and on a combined, aggregate basis with all Borrower and all Individual Properties (or any 100% direct or indirect owner of Borrower that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in Borrower). Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

(e)             Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.12 and the other financial reporting items required by this Agreement (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”), the same shall, at Lender’s option, constitute an Event of Default hereunder if not cured by Borrower within thirty (30) days after written notice from Lender.

Section 4.13.       Estoppel Certificates.

(a)            After request by Lender (not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing), Borrower, within ten (10) days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) intentionally omitted, (iii) intentionally omitted, (iv) intentionally omitted, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, to Borrower’s actual knowledge, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), (viii) as of the date of such statement, whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified except as then previously disclosed to Lender (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the knowledge of Borrower, any of the lessees under the Leases are in material non-monetary default or monetary default under the Leases, and, if any of the lessees are in material non-monetary default or monetary default, setting forth the specific nature of all such defaults, (xii) the amount of Security Deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property.

(b)            Not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing and at no cost to Borrower, Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, no free rent or other concessions are due lessee and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)            In connection with any Secondary Market Transaction, at Lender’s request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail reasonably acceptable to Lender and Borrower.

(d)            Not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing, Borrower shall use commercially reasonable efforts to deliver to Lender at no cost to Borrower, within ten (10) days of request, estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender and Borrower.

(e)            Intentionally Omitted.

(f)            Not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing, Borrower shall use commercially reasonable efforts to deliver to Lender at no cost to Borrower, within ten (10) days of request, estoppel certificates from each party under any PILOT Document in form and substance reasonably acceptable to Lender and Borrower.

Section 4.14.      Leases and Rents.

(a)             Unless otherwise consented to in writing by Lender, all Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be with unaffiliated, third parties on terms and conditions (including, without limitation, terms and conditions relating to free rent, tenant improvements and other allowances) which are, in each case, commercially reasonable and comparable to existing local market terms and conditions for similar properties, (iii) provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale (so long as Lender or such purchaser agrees to recognize the Tenant) and (iv) not contain any terms which would have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Except as provided below, Borrower shall not, without the prior written approval of Lender (which approval shall not be unreasonably withheld or delayed), enter into, renew, extend, amend, modify, permit any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease. Notwithstanding anything to the contrary set forth herein, Lender’s consent shall not be required in connection with (i) any Lease (or amendment, modification or termination thereof) that is not a Major Lease, (ii) any renewals, expansions causing the demised premises not to exceed five hundred thousand (500,000) square feet or extensions of any Lease (including a Major Lease) by any Tenant that is a party to such Lease as of the Closing Date so long as the rental terms pursuant to such Lease are on market rental terms, provided that any expansion with respect to a Major Lease that grants the applicable Tenant any termination right in the event such expansion work is not completed shall require Lender’s consent, (iii) immaterial modifications that do not (I) change the economic terms and/or accelerate the expiration date of a Major Lease (including, without limitation, the terms and conditions of any purchase options, rights of first refusal and/or rights of first offer to purchase the applicable Individual Property set forth therein and the material economic terms and conditions of any renewal, expansion or extension thereof), (II) materially reduce the obligations of the Tenant under a Major Lease and/or (III) materially increase the obligations of Borrower under a Major Lease or (iv) termination by the applicable Tenant of any Major Lease based upon an express termination right contained in such Major Lease. All Leases executed after the Closing Date shall provide that they are subordinate to the Security Instrument encumbering the applicable Individual Property and that the Tenant agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale (so long as Lender or such purchaser agrees to recognize the Tenant). Lender, at the request of Borrower, shall enter into a subordination, attornment and non-disturbance agreement in the form required under the applicable Lease so long as such form is on commercially reasonable terms, or if no such specific form is required, substantially in the form attached hereto as Exhibit B or in such other form that is reasonably satisfactory to Lender, Borrower and such Tenant (provided in each case that Lender shall agree to modifications reasonably required, and on commercially reasonable terms, to reflect an obligation on behalf of Lender to release any casualty or condemnation proceeds in connection with any restoration required pursuant to a Lease) (a “Subordination, Non-Disturbance and Attornment Agreement”) with any Tenant entering into a Major Lease (other than a Lease to an Affiliate of Borrower) after the Closing Date. Lender shall promptly respond, at Borrower’s sole costs and expense, to any request by a Tenant under a Major Lease for an amendment to an existing Subordination, Non-Disturbance and Attornment Agreement. All actual and reasonable, out-of-pocket costs and expenses of Lender and Servicer in connection with the negotiation, preparation, execution and delivery by Lender and Servicer of any Subordination, Non-Disturbance and Attornment Agreement, including, without limitation, reasonable actually incurred attorneys’ fees and disbursements and the current fee being assessed by Servicer in connection therewith, shall be paid by Borrower.

(b)            Without limitation of subsection (a) above, Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases (including without limitation all obligations related to Unfunded Obligations) in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than Security Deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s prior written consent, alter, modify or change any Lease to the extent the same would, individually or in the aggregate, (A) cause any such Lease to violate Section 4.14(a)(i) through (iii) above or (B) have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect and (vi) shall hold all Security Deposits in accordance with Legal Requirements. Upon request, Borrower shall furnish Lender with executed copies of all Leases (to the extent not previously delivered to Lender unless Lender notifies Borrower it is unable to locate such executed copies).

(c)            Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower agrees to provide Lender with written notice of any material event of default under a Major Lease within ten (10) Business Days after Borrower’s actual knowledge of the occurrence of any such event of default. Borrower’s failure to provide any of the aforesaid notices shall, at Lender’s option, constitute an Event of Default.

(d)            Borrower shall notify Lender in writing, within ten (10) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any Tenant under any Lease, Borrower shall deposit all termination fees into the Restricted Account for disbursement in accordance with the Restricted Account Agreement. Upon the occurrence and during the continuance of a Trigger Period, any termination fee or payment received by Borrower shall be deposited in reserve with Lender into the Leasing Reserve Account to be disbursed by Lender for tenant improvement and leasing commission costs in accordance with Section 8.3 hereof.

(e)             Upon the occurrence and during the continuance of an Event of Default, Borrower shall, within thirty (30) days of demand by Lender, deliver to Lender all Security Deposits. Without limitation of any other term or provision contained herein, for purposes of clarification, for a Security Deposit to be deemed “delivered to Lender” in connection with the foregoing, the same must be in the form of cash or in a letter of credit solely in Lender’s name. Such Security Deposits shall be held by Lender or Servicer for the benefit of the applicable Tenants in accordance with applicable Legal Requirements and the applicable Leases.

(f)             To the extent that the Deemed Approval Requirements are satisfied in connection with any Borrower request for Lender consent under this Section and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

Section 4.15.      Management Agreement.

(a)             Borrower shall (i) diligently and promptly perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement, (ii) promptly notify Lender of any event of default under the Management Agreement; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement in all material respects.

(b)            Borrower shall not, without the prior written consent of Lender, (i) surrender, terminate or cancel the Management Agreement, consent to any assignment of the Manager’s interest under the Management Agreement to another manager or otherwise replace Manager or renew or extend any Management Agreement (exclusive of, in each case, any automatic renewal or extension in accordance with its terms) or enter into any other new or replacement management agreement with respect to the Property; provided, however, that Borrower may replace Manager and/or consent to the assignment of Manager’s interest under the Management Agreement, in each case, in accordance with the applicable terms and conditions hereof and of the other Loan Documents; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iv) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Management Agreement in any material respect; or (v) enter into an agreement or amendment that provides that the base management fee under any Management Agreement exceeds, with respect to each Individual Property, three percent (3.0%) of gross rents attributable to such Individual Property as determined in accordance with the Management Agreement. Manager may also receive a Construction Supervision Fee (as defined in the Management Agreement) in accordance with the Management Agreement no greater than five percent (5.0%) of the cost of such construction. In no instance shall Borrower pass-through any management fees to any Tenant in excess of the amount permitted under the related Lease.

(c)             If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall notify Lender if Manager sub-contracts to a third party or an Affiliate any or all of its management responsibilities under the Management Agreement.

(d)            Not more than once in any twelve (12) month period unless an Event of Default has occurred and is continuing, Borrower shall, from time to time, use its best efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Lender.

(e)             In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall timely exercise each individual option, if any, to extend or renew the term of the Management Agreement or submit to Lender by no later than sixty (60) days prior to such expiration a draft replacement management agreement for approval in accordance with the terms and conditions hereof.

(f)             Borrower shall have the right to replace Manager or consent to the assignment of Manager’s rights under the Management Agreement to another manager, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) either (x) a “Cause Event” as defined in the Management Agreement has occurred, (y) if termination is permitted pursuant to Sponsor’s organization documents or (z) Lender consents to such termination (iii) Lender receives at least sixty (60) days prior written notice of the same, and (iv) the applicable New Manager is a Qualified Manager engaged pursuant to a Qualified Management Agreement. Manager shall not (and Borrower shall not permit Manager to) resign as Manager or otherwise cease managing the Property until a New Manager is engaged to manage the Property in accordance with the applicable terms and conditions hereof and of the other Loan Documents.

(g)            Without limitation of the foregoing, if the Management Agreement is terminated or expires (including, without limitation, pursuant to the Assignment of Management Agreement), comes up for renewal or extension (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth herein and in the Assignment of Management Agreement, a New Manager to manage the Property, which such New Manager shall (i) to the extent an Event of Default is continuing and if opted by Lender, approved by Lender and (ii) be a Qualified Manager and shall be engaged pursuant to a Qualified Management Agreement.

(h)            As conditions precedent to any engagement of a New Manager hereunder, (i) New Manager and Borrower shall execute an Assignment of Management Agreement in the form required by Lender (with such changes thereto as may be required by the Rating Agencies) and (ii) to the extent that such New Manager is an Affiliated Manager, Borrower shall deliver to Lender a New Non-Consolidation Opinion or a “bring-down” of the Non-Consolidation Opinion with respect to such New Manager and new management agreement.

(i)             If applicable, Borrower shall notify Lender in writing, within ten (10) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or similar payment or other termination fee or similar payment paid by any Manager, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s reasonable discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for replacing such Manager and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Lender). The foregoing consent right of Lender (including, without limitation, any reserve requirement) shall not be subject to any “cap” or similar limit on the amount of Reserve Funds held by Lender.

(j)             If (a) an Event of Default occurs and is continuing or (b) Manager shall become subject to a bankruptcy proceeding, then, in the case of any of the foregoing, Borrower shall, at the request of Lender (such request being made no less than thirty (30) days in advance if there is an Event of Default continuing), terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Qualified Management Agreement, it being understood and agreed that the base management fee for such Qualified Manager shall not exceed then-prevailing market rates (and in no event shall such management fee exceed, with respect to each Individual Property, three percent (3.0%) of gross revenues attributable to such Individual Property to which such Qualified Management Agreement relates).

(k)            Any sums expended by Lender pursuant to this Section shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 4.16.      Payment for Labor and Materials.

(a)            Subject to Section 4.16(b) below, Borrower will promptly pay (or cause to be paid) and enforce its rights to require a Tenant to pay when due all bills and costs for labor, materials, and specifically fabricated materials in connection with the Property (any such bills and costs, a “Work Charge”) so there shall not exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof.

(b)            After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the applicable Individual Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) to the extent that the aggregate amount being contested by Borrower under this Section 4.16(b) at any time exceeds $2,500,000, Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost. Notwithstanding the foregoing, to the extent permitted by a Lease, a Tenant may contest by appropriate legal proceeding the validity of any Work Charge, the applicability of any Work Charge to Tenant or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same in accordance with the provisions of the Lease, provided that Borrower complies with the terms and conditions of this Section 4.16(b).

Section 4.17.      Performance of Other Agreements. Borrower shall observe and perform, and enforce its obligations under any Lease to require a Tenant to observe and perform, in all material respects the terms to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property (or any portion thereof),or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.18.      Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.19.      ERISA; FIRRMA.

(a)            Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt prohibited transaction under ERISA.

(b)            Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) transactions by or with Borrower are not subject to state statutes which are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the IRS Code applicable to Borrower and which prohibit or otherwise restrict the transactions contemplated by this Agreement; and (iii) one or more of the following circumstances is true:

(A)          Equity interests in Borrower are “publicly offered securities”, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(B)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3-101(f)(2); or

(C)           Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c)             Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Borrower’s “controlled group of corporations” to maintain, sponsor, contribute to or become obligated to contribute to a “defined benefit plan” or a “multiemployer pension plan”. The terms in quotes above are defined in Section 3.7 of this Agreement.

(d)            Within three (3) Business Days of Borrower’s receipt of any FIRRMA Document, Borrower shall provide Lender a copy of the same. Concurrently with Borrower’s delivery of any FIRRMA Document, Borrower shall provide Lender a copy thereof. In the event that Borrower or any of its Affiliates meets with any Governmental Authority for any purpose relating to FIRRMA, Borrower shall provide Lender with a written summary of such meeting within three (3) Business Days thereafter. In the event that any review, investigation or other proceeding is commenced relating to FIRRMA and involving Borrower, the Constituent Owners of Borrower and/or the Property, Borrower shall provide Lender with a written summary of the status of such matters on a monthly, or if requested by Lender, more frequent, basis, including such information as Lender shall reasonably request. Borrower shall (and shall cause its Constituent Owners to) (i) comply with FIRRMA and (ii) respond to, and comply with, all requests, orders, and directives from any Governmental Authority related to FIRRMA; provided, however, the foregoing subsections (i) and (ii) shall not limit any obligation of Borrower to otherwise comply with any other applicable terms and conditions hereof and of the other Loan Documents. Notwithstanding anything contained herein to the contrary, each of any FIRRMA Prohibited Transfer and FIRRMA Prohibited Filing Event shall be deemed prohibited hereunder as a breach hereof and Borrower shall not permit the same to occur without Lender’s prior written consent.

Section 4.20.      No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the applicable Individual Property, or (b) any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Individual Property.

Section 4.21.      Alterations.

(a)            Lender’s prior approval shall be required in connection with any alterations to any Improvements (“Alterations”) (i) that are reasonably likely to have an Individual Material Adverse Effect, (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the applicable Alteration Threshold or (iii) that materially and negatively affect the structural integrity of the Improvements, which approval may be granted or withheld in Lender’s reasonable discretion. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any (A) repairs based on life safety or emergency conditions or which are required to comply with applicable Legal Requirements, (B) work disclosed to the Lender on Schedule X attached hereto other than material expansions to Improvements on the Property to the extent consent is required for such expansions pursuant to the foregoing sentence, (C) non-structural or decorative work performed in the ordinary course of Borrower’s business, (D) tenant improvements and other Alterations made pursuant to an Approved Annual Budget except to the extent such Alterations are reasonably anticipated to exceed the applicable Alteration Threshold; (E) Alterations under and pursuant to any existing Lease as of the Closing Date (pursuant to the terms thereof in existence as of the Closing Date) or any Lease entered into in accordance with the terms and conditions of Section 4.14 (pursuant to the terms thereof in existence as of the date such Lease was entered into in accordance with the terms and conditions of Section 4.14) other than in connection with any material expansions to Improvements on the Property to the extent consent is required for such expansion pursuant to the foregoing sentence; and (F) alterations and repairs arising out of a Casualty or Condemnation in accordance with the terms and conditions hereof, (G) any repairs required pursuant to this Agreement, (H) any pavement of roads, driveways and parking lots, (I) any roof repairs or replacements or installation or any other addition of antenna or solar panels at an Individual Property and (J) Tenant Funded Alterations (clauses (A) through (J), the “Approved Alterations”). To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this Section and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

(b)            Except to the extent such amounts are already reserved by Lender in connection with such Alteration, if the total unpaid amounts due and payable with respect to Alterations requiring Lender’s prior written consent at any Individual Property in the aggregate (other than such amounts to be paid or reimbursed by Tenants under the Leases and any amounts to be paid in respect of Approved Alterations with respect to such Properties) shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such excess amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following with respect to such Alteration exceeding the Alteration Threshold (as applicable, the “Alterations Deposit”): (I) cash, (II) U.S. Obligations, (III) other securities having a rating reasonably acceptable to Lender and in respect of which, at Lender’s option following a rated Securitization of the Loan, Borrower has obtained a Rating Agency Confirmation from the applicable Rating Agencies or (IV) a Letter of Credit. Each such Alterations Deposit shall be (A) in an amount equal to the excess of the total unpaid amounts with respect to the applicable Alterations on the applicable Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold and (B) disbursed or released, as applicable, from time to time by Lender to Borrower for completion of the Alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, in all material respects, such Officer’s Certificate to be accompanied by copies of invoices paid (or to be paid) in excess of $25,000 and any material licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor to be paid by Borrower that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid or will be paid the amounts then due and payable to such contractor in connection with the funds to be disbursed. Each Alterations Deposit shall (if held in cash) be held by Lender in an interest-bearing account and, until disbursed or released in accordance with the provisions of this Section 4.21, shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the Alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, in all material respects, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $25,000 and any material licenses, permits or other approvals by any Governmental Authority required in connection with Alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid in full or will have been paid in full upon such disbursement.

(c)            In no event shall the aggregate amount of any Letters of Credit delivered hereunder or any other provision of the Loan Documents exceed ten percent (10%) of the outstanding principal amount of the Loan, unless Borrower delivers to Lender an opinion of counsel to the effect that delivery of such Letter of Credit does not alter the conclusion reached in the Non-Consolidation Opinion, or a New Non-Consolidation Opinion, which opinion and any counsel delivering such opinion (if not counsel who delivered the Non-Consolidation Opinion) shall be reasonably acceptable to Lender.

Section 4.22.      Property Document Covenants. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder, or cause an applicable Tenant to do the foregoing pursuant to the terms of its Lease, as applicable; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) intentionally omitted; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the applicable Individual Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender, (A) enter into any new Property Document or replace or execute modifications to any existing Property Documents or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this Section and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

Section 4.23.      Intentionally Omitted.

Section 4.24.      PILOT Leases and PILOT Documents.

(a)            Each Individual Borrower that is subject to a PILOT Lease and/or PILOT Documents shall (or shall cause any Tenant to, as applicable):

(i)             pay all sums required to be paid by any Individual Borrower under and pursuant to the PILOT Documents, as and when such payment is payable, including any rents or additional rents required to be paid by such Individual Borrower, as tenant under and pursuant to the provisions of the PILOT Leases, as and when such rent or other charge is payable;

(ii)            diligently perform and observe all of the terms, covenants and conditions in all material respects of the PILOT Lease and PILOT Documents on the part of such Individual Borrower to be performed and observed, prior to the expiration of any applicable grace period therein, including, without limitation, any minimum investments required with respect to the applicable PILOT Property;

(iii)           promptly deliver to Lender a copy of any written notice received by Borrower of any default by any Individual Borrower under any PILOT Document and/or PILOT Lease on the part of any Individual Borrower;

(iv)          timely submit, file or deliver all reporting and tax returns required pursuant to the terms of the PILOT Lease and/or PILOT Document, as applicable, and upon request of Lender, promptly deliver a copy of such reporting to Lender;

(v)           conduct all leasing at the applicable PILOT Property in accordance with the terms and conditions in the PILOT Lease and/or PILOT Documents, as applicable, and in accordance with Legal Requirements; and

(vi)           continue to operate at the applicable PILOT Property and shall not cease operations or “go dark” with respect to such PILOT Property as required pursuant to the terms and conditions of the PILOT Lease and/or PILOT Document, as applicable.

Notwithstanding anything to the contrary contained herein, Lender acknowledges that all payments under any PILOT Bond held by Borrower may be made by Borrower via ledger or book entry only to the extent permitted under the applicable PILOT Lease Documents.

(b)            Except in connection with a Borrower’s acquisition of fee title to the fee estate held by a PILOT Lessor in accordance with Section 4.24(e) hereof, not and shall not cause or permit any other Person to, without the prior consent of Lender, transfer, surrender, terminate or cancel any PILOT Lease or PILOT Document, including any PILOT Bond or modify, change, supplement, alter or amend any PILOT Lease or PILOT Document, either orally or in writing.

(c)            If any Individual Borrower shall default in the performance or observance of any material term, covenant or condition of any PILOT Lease and/or PILOT Document, as applicable, on the part of any such Individual Borrower to be performed or observed and shall fail to cure the same prior to the expiration of any applicable cure or grace period provided under the PILOT Lease and/or PILOT Document, as applicable, then, without limiting the generality of the other provisions of the Security Instruments, this Agreement and the other Loan Documents, and without waiving or releasing any such Individual Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the any such PILOT Lease and/or PILOT Document, as applicable, on the part of any such Individual Borrower to be performed or observed or to be promptly performed or observed on behalf of any such Individual Borrower, to the end that the rights of any such Individual Borrower in, to and under any such PILOT Lease and/or PILOT Document, as applicable, shall be kept unimpaired as a result thereof and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower of the making of any such payment, the performance of any such act or the taking of any such action. In any such event, Lender and any Person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the applicable PILOT Property at any reasonable time, on reasonable written notice and from time to time for the purpose of taking any such action. Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the PILOT Lessor or other counterparty to the applicable PILOT Document. Borrower hereby agrees to pay to Lender within five (5) days after demand, all such sums so paid and expended by Lender, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Security Instruments.

(d)            If any PILOT Lessor or other counterparty to a PILOT Document shall deliver to Lender a copy of any notice of default sent by such PILOT Lessor or counterparty to any applicable Individual Borrower under the applicable PILOT Lease and/or PILOT Document, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrowers will not subordinate or consent to the subordination of the PILOT Lease and/or PILOT Document, as applicable, to any mortgage, security deed, lease or other interest on or in the PILOT Lessor’s interest in all or any part of any fee interest in the PILOT Properties, unless, in each such case, the written consent of Lender shall have been first obtained.

(e)            Each applicable Individual Borrower shall purchase the fee interest held by the applicable PILOT Lessor as and when required pursuant to the applicable PILOT Leases, and in connection therewith, shall pay all amounts due under such PILOT Leases and the PILOT Bonds, including, without limitation, rent payments, attorney’s fees and principal and interest payments on the PILOT Bonds (if any). If any Individual Borrower shall fail to timely purchase the fee interest held by the applicable PILOT Lessor as and when required pursuant to the applicable PILOT Leases, then, without limiting the generality of the other provisions of the Security Instruments, this Agreement and the other Loan Documents, and without waiving or releasing any such Individual Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to acquire the fee interest held by the applicable PILOT Lessor, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Borrower hereby agrees to pay to Lender within five (5) days after day of such payment at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Security Instruments.

(f)            If an Individual Borrower shall become the owner of fee title to any fee title in the PILOT Properties, then the lien of the applicable Security Instruments shall be spread to cover such fee title. Borrowers agree, at their sole cost and expense, including without limitation, Lender’s reasonable attorney’s fees, to (i) execute any and all documents or instruments necessary to subject the foregoing interest to the lien of the applicable Security Instrument; and (ii) provide a title insurance policy or endorsement which shall insure that the lien of the applicable Security Instrument is a first lien on such interest, subject to the Permitted Encumbrances. Borrower shall deliver a REMIC Opinion in connection with acquiring such fee title.

Section 4.25.      Liens; Utility and Other Easements.

(a)            Borrower shall not create, incur, assume or suffer to exist any lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.

(b)            Borrower may, without the consent of Lender, (i) make transfers of immaterial portions of any one or more Individual Properties to Governmental Authorities for dedication or public use, or to third parties for private use as roadways or for access, ingress or egress, or (ii) grant easements, restrictions, covenants, reservations and rights of way required by a Lease or otherwise granted in the ordinary course of business for use, access, water and sewer lines, telephone and telegraph lines, gas or electric lines, telecommunications leases and other utilities, provided that no such grant, conveyance or encumbrance shall materially impair the utility and operation of the affected Individual Property or have an Individual Material Adverse Effect on such Individual Property. In connection with any such grant, conveyance or encumbrance, if requested by Borrower, Lender, at Borrower’s sole cost and expense, shall execute and deliver any instrument necessary or reasonably appropriate and in the form reasonably acceptable to the Lender evidencing its consent to such grant, conveyance or encumbrance (and, in the case of any such transfer as described in the preceding subclause (i), a release of such portion of the Individual Property from the lien of the applicable Security Instrument and, in the case of any easement, covenant, reservation or right-of-way as described in the preceding subclause (ii), the subordination of the lien of the Security Instrument encumbering the affected Individual Property to such easement, covenant, reservation or right-of-way) upon receipt by Lender of:

(i)             ten (10) days’ prior written notice thereof;

(ii)            a copy of the easement, covenant, transfer document, reservation or right of way;

(iii)           an Officer’s Certificate stating (I) with respect to any transfer, the consideration, if any, being paid for the transfer and (II) that such transfer, easement, covenant, reservation or right of way does not have an Individual Material Adverse Effect on the applicable Individual Property; and

(iv)           reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such grant, conveyance or encumbrance (and such consent, release of lien or instrument of subordination), including reasonable attorney’s fees and expenses and the current fee being assessed by Servicer in an amount not to exceed $10,000.

(c)            Notwithstanding the foregoing provisions of this Section 4.25, if the Loan or any portion thereof is included in a REMIC Trust and if immediately after giving effect to a release of any portion of the lien (on an Individual Property or any portion of an Individual Property) following a release in accordance with the terms and conditions of this Section 4.25 (but taking into account any proposed Restoration on the remaining Individual Property), the ratio of the unpaid principal balance of the Loan (or such portion thereof included in the REMIC Trust) to the value of the remaining Property (expressed as a percentage) is greater than 125% (such value to be based upon valuations obtained by Borrower at its sole cost and expense using any commercially reasonable method permitted to a REMIC Trust, which may include an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method reasonably satisfactory to Lender, but shall be based solely on the value of real property and shall exclude personal property and going-concern value), the Borrower must pay down the principal balance of the Loan (or such portion thereof included in the REMIC Trust) by an amount not less than the least of the following amounts: (i) the Net Proceeds plus the net proceeds of any arm’s-length sale of the property to an unrelated Person, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Loan (or such portion thereof included in the REMIC Trust) (as so determined by Lender) does not increase after the release, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the lien created pursuant to the Security Instruments.

Section 4.26.      Federal Reserve Regulations. Borrower shall, from time to time, provide Lender with such information relating to Borrower, any SPE Component Entity, Guarantor, Sponsor, and/or any Constituent Owner thereof as Lender shall deem necessary (in Lender’s sole and absolute discretion) in determining Lender’s ongoing compliance with Regulation W and Regulation O of the Federal Reserve Act (as each of the same may be amended, modified, supplemented, and/or replaced from time to time). Notwithstanding anything to the contrary contained herein, none of Borrower, any SPE Component Entity, Guarantor, Sponsor, and/or any Constituent Owner thereof shall take any action that will cause Lender and/or the Loan to violate Regulation W and/or Regulation O.

Section 4.27.      Immediate Repairs. Borrower shall use commercially reasonable efforts to promptly perform (or cause the performance of) the Immediate Repairs. Upon Lender’s request, Borrower shall provide evidence reasonably acceptable to Lender of the completion of such Immediate Repairs.

ARTICLE 5

SINGLE PURPOSE ENTITY COVENANTS

Section 5.1.         Single Purpose Entity/Separateness.

(a)            Each Borrower represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Debt shall be paid in full it has not and will not:

(i)             except with respect to the Previously-Owned Property, engage in any business or activity other than the ownership, leasing, operation and maintenance of the applicable Individual Property, and activities incidental thereto;

(ii)            acquire or own any assets other than (A) the applicable Individual Property, (B) the Previously-Owned Property, (C) such incidental Personal Property as may be necessary for the ownership, leasing, operation maintenance and operation of the applicable Individual Property and (D) cash and other assets or revenues received from the activities set forth in clause (i) above;

(iii)            merge into or consolidate with any Person, divide or otherwise engage in or permit any Division or have the power to engage in or permit any Division or dissolve, or to the fullest extent permitted by law, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (unless such action results in the repayment, in full, of the Loan) or change its legal structure. As used herein, the term “Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division (whether pursuant to plan of division or otherwise), including, without limitation and to the extent applicable, pursuant to §18-217 of the Limited Liability Company Act of the State of Delaware;

(iv)            fail to observe all organizational formalities necessary to preserve its separate existence, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents, in any manner that violates the single purpose covenants set forth in this Article 5 (provided, that, such organizational documents may be amended or modified to the extent that, in addition to the satisfaction of the requirements related thereto set forth therein, Lender’s prior written consent and, if required by Lender, a Rating Agency Confirmation are first obtained);

(v)            own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in the applicable Borrower);

(vi)           (a) commingle its funds or assets with the funds or assets of any Person other than a co-Borrower (other than deposits into the Restricted Account in accordance with the Restricted Account Agreement), or (b) other than as provided in the Cash Management Agreement, participate in any cash management system with any other Person;

(vii)          incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date (unless being contested in accordance with the terms of this Agreement), (C) Permitted Equipment Leases, (D) the indebtedness evidenced by the Permitted Encumbrances and/or (E) Taxes and Other Charges that are being contested in good faith in accordance with the terms of this Agreement; provided, however, the aggregate amount of the indebtedness described in (B) and (C) incurred by Borrowers collectively, shall not exceed at any time in the aggregate three percent (3%) of the outstanding principal amount of the Debt. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property and Borrower shall not incur any PACE Debt without the prior written consent of Lender in its sole discretion. The limitations of this subsection (vii) shall not be deemed to apply to obligations of any Borrower to provide tenant improvements, offer tenant allowances or leasing commissions incurred with respect to Leases entered into in accordance with the terms of this Agreement;

(viii)         fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates). Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates, provided that (i)  appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)            except in connection with capital contributions and capital distributions permitted pursuant to the terms of such Borrower’s organizational documents and not prohibited under this Agreement, enter into any contract or agreement with any partner, member, shareholder, principal or Affiliate, except, in each case, upon terms and conditions that are comparable to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)             maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)            except to Lender in connection with the Loan, assume or guaranty the debts or obligations of any Person other than a co-Borrower, hold itself out to be responsible for the debts or obligations of any Person other than a co-Borrower, or otherwise pledge its assets for the benefit of any Person other than a co-Borrower or hold out its credit as being available to satisfy the obligations of any Person other than a co-Borrower; provided, that Borrowers shall be jointly and severally liable for all obligations of Borrowers under the Loan Documents;

(xii)           make any loans or advances to any Person (other than tenant improvement allowances made available by Borrower to a tenant for tenant improvement costs provided for under a Lease entered into in accordance with the terms of this Agreement);

(xiii)          fail to file its own tax returns (except to the extent that it was or is treated as a “disregarded entity” for tax purposes and was or is required to file consolidated tax returns under applicable law) (unless prohibited by applicable Legal Requirements from doing so);

(xiv)         fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

(xv)          fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient net cash flow available to such Borrower from the applicable Individual Property to do so and Lender permits such cash flow or loan proceeds to be applied for such purposes, or if reserve funds held by Lender and specifically allocated for such amount have not been made available to Borrower by Lender to pay such outstanding amounts, and provided that the foregoing shall not require any direct or indirect member, partner or shareholder of a Borrower to make (or seek) any additional capital contributions, equity infusions or loans to such Borrower);

(xvi)         without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of the Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws (except with the written consent or direction of Lender), (b) seek or consent to the appointment of a receiver, liquidator or any similar official (except with the written consent or direction of Lender), (c) take any action that could reasonably be expected to cause such entity to become insolvent, (d) make an assignment for the benefit of creditors (except to Lender or at the request or with the consent of Lender) or (e) take any Material Action with respect to Borrower or any SPE Component Entity (provided, that, none of any member, shareholder or partner (as applicable) of Borrower or any SPE Component Entity or any board of directors or managers (as applicable) of Borrower or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there is at least one (1) Independent Director then serving in such capacity in accordance with the terms of the applicable organizational documents and such Independent Director has consented to such foregoing action);

(xvii)        fail to allocate shared expenses (including, without limitation, shared office space) or to the extent reasonably necessary in the operation of its business, fail to use separate stationery, invoices and checks bearing its own name and not bearing the name of any other entity unless such entity holds itself out as and is clearly designated as being its agent;

(xviii)       except for payments which may be made on any Borrower’s behalf pursuant to the Environmental Indemnity and the Limited Recourse Guaranty, fail to intend to pay its own liabilities (including, without limitation, a fairly allocated portion of any personnel and overhead expenses that it shares with any Affiliate and salaries of its own employees) from its own funds and assets (as distinguished from the funds and assets of another Person) or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient net cash flow available from the applicable Individual Property to do so and Lender permits such cash flow or loan proceeds to be applied for such purposes, or if reserve funds held by Lender and specifically allocated for such amounts have been made available to Borrower by Lender to pay such outstanding amounts); provided, that the foregoing shall not require any direct or indirect member, partner or shareholder of any Borrower to make any additional capital contributions, equity infusions or loans to such Borrower;

(xix)          acquire obligations (other than in respect of a co-Borrower’s obligations under the Loan Documents) or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx)           identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it;

(xxi)          violate or cause to be violated, in any material respect, the factual assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion, provided, however, that (a) if such violation is susceptible of cure, Borrower shall cure such violation within thirty (30) days, and (b) Borrower promptly delivers to Lender a New Non-Consolidation Opinion or modification to the original Non-Consolidation Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinion rendered in the original Non-Consolidation Opinion or any subsequent New Non-Consolidation Opinion (as applicable); or

(xxii)         other than pursuant to the Environmental Indemnity and the Limited Recourse Guaranty, have any of its obligations guaranteed by any Affiliate or constituent party.

(b)            If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each, an “SPE Component Entity”) whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) - (vi) (inclusive) and (viii) – (xxi) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity ownership interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c)            In the event Borrower or any SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or such SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or such SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or such SPE Component Entity (as applicable) (other than upon continuation of the Borrower or such SPE Component Entity (as applicable) without dissolution upon (A) an assignment by Member of all of its limited liability company interest in Borrower or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or such SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or such SPE Component Entity (as applicable) automatically be admitted to Borrower or such SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or such SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or such SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or such SPE Component Entity (as applicable) as a Special Member in accordance with requirements of the LLC Agreement and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Director of such SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or such SPE Component Entity (as applicable) upon the admission to Borrower or such SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or such SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or such SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or such SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or such SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or such SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or such SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or such SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or such SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or such SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or such SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or such SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower or such SPE Component Entity (as applicable).

(d)            The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Special Member to cease to be a member of the Borrower or such SPE Entity (as applicable) or that causes the Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) (other than upon continuation of the Borrower or such SPE Entity (as applicable) without dissolution upon (A) an assignment by Member of all of its limited liability company interest in Borrower or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), to the fullest extent permitted by law, the personal representative of such member of the Borrower or SPE Entity (as applicable) shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower or such SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or such SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or such SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of such member in Borrower or such SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or such SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or such SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable).

(e)            As of and after the date hereof, Borrower is, and will be organized for the purpose of owning, leasing, operating and maintaining the applicable Individual Property, and activities incidental thereto and for the purpose of investing the equity capital that was contributed to Borrower by the sole member or the partners, as applicable, of Borrower in compliance with the provisions of this Agreement. No equity capital was raised by Borrower (which, for the avoidance of doubt, shall not include contributions to Borrower by or on behalf of its sole member or its partners, as applicable). For the avoidance of doubt, there has been no direct or indirect commercial activity by Borrower or a person or entity acting on its behalf to procure the transfer or commitment of capital by the sole member of the Borrower for the purpose of investing it in accordance with this Section 5.1.

Section 5.2.         Independent Director.

(a)            The organizational documents of each Borrower (to the extent such Borrower is a corporation or an Acceptable LLC) or the applicable SPE Component Entity, as applicable, shall provide that at all times there shall be at least one duly appointed independent director or manager of such entity (each, an “Independent Director”) who shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member (other than in its capacity as Special Member) or employee of, any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business), (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person or (v) a trustee or similar Person in any proceeding under Creditors Rights Laws involving any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates (II) shall have, at the time of their appointment, had at least three (3) years’ experience in serving as an independent director and (III) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. Notwithstanding the foregoing, no Independent Director shall also serve as an Independent Director (as such term is defined in each Mezzanine Loan Agreement) for any Mezzanine Borrower or any Mezzanine SPE Component Entity. Notwithstanding anything to the contrary contained herein, it shall be an additional covenant and requirement under this Article that any entity housing an Independent Director (whether any Borrower and/or any SPE Component Entity) shall be an Acceptable LLC.

(b)            The organizational documents of each Borrower and each SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower and each SPE Component Entity and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in Section 5.1(a)(xvi) or any other action which, under the terms of any organizational documents of Borrower or any SPE Component Entity, requires the vote of the Independent Director unless, in each case, at the time of such action there shall be at least one Independent Director engaged as provided by the terms hereof and such Independent Director votes in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Director shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and each SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or the applicable SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower and each SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower or any SPE Component Entity is a part); (IV) other than as provided in subsection (III) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or any SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, any SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct; and (VII) except as provided in the foregoing subsections (III) through (VI), the Independent Director shall, in exercising their rights and performing their duties under the applicable organizational documents, have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. Notwithstanding anything to the contrary set forth herein, Borrower shall not remove any Independent Director except for removal of an Independent Director by reason of (x) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s or (y) such Independent Director having engaged in or having been charged with, or having been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director. Notwithstanding anything to the contrary contained in this Agreement, no Independent Director shall be removed or replaced without Cause and unless the Company provides Lender with no less than two (2) Business Days’ prior written notice of (a) any proposed removal of such Independent Director, and (b) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements for an Independent Director set forth in this Agreement.

Section 5.3.         Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s or any SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or (d) if not an individual, Borrower’s or any SPE Component Entity’s corporate, partnership or other structure or state of formation, without, in each case, notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or any SPE Component Entity’s structure or state of formation, without first obtaining the prior written consent of Lender and, if required by Lender, a Rating Agency Confirmation with respect thereto. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or any applicable SPE Component Entity intends to operate the applicable Individual Property, and representing and warranting that Borrower or the applicable SPE Component Entity does business under no other trade name with respect to the applicable Individual Property. Any Borrower that is a Delaware limited liability company shall at all times remain a Delaware single-member limited liability company.

Section 5.4.        Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the State and each other applicable jurisdiction in which the Property is located, in each case, as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 5.5.        Recycled Entity.  Each Borrower hereby represents and warrants to Lender that Borrower has not, since its formation: (a) failed to be duly formed, validly existing, and in good standing in the applicable jurisdiction(s) of its formation and in all other jurisdictions where it is required to be qualified to do business; (b) had any judgments or liens of any nature against it except for (i) tax liens not yet delinquent and Permitted Encumbrances, (ii) judgments which have been satisfied in full and (iii) liens in connection with any prior loan that has been repaid in full or will be paid off as of the date hereof; (c) failed to comply in all material respects with all laws, regulations, and orders applicable to it or failed to receive all Permits necessary for it to operate its Individual Property; (d) been involved in any dispute with any taxing authority with respect to its Individual Property which is unresolved as of the Closing Date or failed to pay all taxes owed prior to the delinquency thereof (or, if later, then with all applicable penalties, interest and other sums due in connection therewith); (e) ever been party to any lawsuit, arbitration, summons, or legal proceeding that is still pending which is not fully covered by insurance (subject to applicable deductibles) or that resulted in a judgment against it that has not been paid in full; (f) failed to comply with all separateness covenants contained in its organizational documents since its formation; (g) had any material contingent or actual obligations not related to the Property or a Previously-Owned Property; (h) except as expressly disclosed to Lender in connection with the closing of the Loan, amended, modified, supplemented, restated, replaced or terminated its organizational documents (or consented to any of the foregoing); or (i) has been the product of, the subject of or otherwise involved in, in each case, any Division.

ARTICLE 6

NO SALE OR ENCUMBRANCE

Section 6.1.        Transfer Definitions. As used herein and in the other Loan Documents, “Restricted Party” shall mean Borrower, any Mezzanine Borrower, Guarantor, any SPE Component Entity, any Mezzanine SPE Component Entity or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, any Mezzanine Borrower, Guarantor, any SPE Component Entity, any Mezzanine SPE Component Entity, any Affiliated Manager or any non-member manager; provided that the term “Restricted Party” shall exclude shareholders in Guarantor so long as Guarantor or any successor by merger, consolidation or otherwise of Guarantor is a publicly traded entity; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 6.2.        No Sale/Encumbrance.

(a)            It shall be an Event of Default hereof if, without the prior written consent of Lender, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) occurs, a Sale or Pledge of an interest in any Restricted Party occurs and/or Borrower shall acquire any real property in addition to the real property owned by Borrower as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than (i) a Permitted Transfer and (ii) as permitted pursuant to the express terms of this Article 6.

(b)            A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (A) Leases or any Rents, (B) Property Documents, (C) intentionally omitted or (D) the PILOT Leases and/or PILOT Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests (provided that, for the avoidance of doubt, pledges of Borrower distributions by indirect owners of Borrower shall not be prohibited hereby so long as such distributions are not made by Borrower during the continuance of a Trigger Period) or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, Division or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest (provided that, for the avoidance of doubt, pledges of Borrower distributions by indirect owners of Borrower shall not be prohibited hereby so long as such distributions are not made by Borrower during the continuance of a Trigger Period); (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests in a Restricted Party or the revocation, rescission or termination of a Restricted Party; (vii) reserved; (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates which results in a Property Document Event and/or (ix) the incurrence of any PACE Debt or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

Section 6.3.         Permitted Equity Transfers. Notwithstanding the restrictions contained in this Article 6, in addition to Permitted Transfers, the following transfers (any such Transfer, a “Permitted Equity Transfer”) shall be permitted without Lender’s consent or notice to Lender (other than to comply with Lender’s “know your customer” requirements as provided below or with respect to clause (f) below to the extent required by the Intercreditor Agreement):

(a)            the Sale or Pledge, in one or a series of transfers, of the direct or indirect legal or beneficial equity interests in Borrower or direct or indirect interests in any Restricted Party (excluding the direct interests in Borrower, Mezzanine A Borrower, any SPE Component Entity or any Mezzanine A SPE Component Entity);

(b)           transfers by devise or descent or by operation of law upon the death of a natural person;

(c)           transfers of direct or indirect interests in Borrower for estate planning purposes to the spouse, any lineal descendant, sibling or parent of such transferor (including any of the foregoing by adoption), or to a trust for the benefit of any one or more of such Persons (excluding the direct interests in Borrower, Mezzanine A Borrower, any SPE Component Entity or any Mezzanine A SPE Component Entity);

(d)            transfers of Publicly Traded Shares in a Public Vehicle or of any direct or indirect equity interest of any Person whose only equity interest in Borrower consists of Publicly Traded Shares in a Public Vehicle;

provided, that, with respect to clauses (a) through (d) above,

(i)             after giving effect to such Sale or Pledge (and in the case of a Sale or Pledge that is an upper-tier pledge for security purposes, any subsequent foreclosure thereon), (A) Sponsor, a Qualified Equityholder, and/or a Qualified Public Company shall collectively own not less than twenty-five percent (25%) of the economic and direct or indirect legal and beneficial interests in Borrower on an unencumbered and look-through basis, (B) Sponsor or a Qualified Equityholder shall Control Borrower and Guarantor, and (C) each Property shall continue to be managed by a Qualified Manager,

(ii)            no Sale or Pledge of any direct interest in any Borrower, any Mezzanine Borrower, any SPE Component Entity or any Mezzanine SPE Component Entity shall be permitted (other than pledges securing any Mezzanine Loan),

(iii)           no Individual Borrower or SPE Component Entity shall fail to be a Special Purpose Entity pursuant to, and in accordance with, Article 5 hereof by reason of such Sale or Pledge,

(iv)           intentionally omitted,

(v)            if such transfer is a KYC Transfer, (A) Borrower shall deliver to Lender (x) an Officer’s Certificate certifying that each KYC Transferee is not a Prohibited Person, in each case effective as of the date of the consummation of the applicable KYC Transfer, and (y) Satisfactory Search Results for such KYC Transferee, (B) such KYC Transferee has satisfied Lender’s “know your customer” requirements, and (C) Borrower shall deliver prior written notice of such proposed KYC Transfer to Lender and such KYC Transfer shall not be deemed permitted hereunder until the requirements of this clause (v) are satisfied,

(vi)           prior to any transfer which, after giving effect to such transfer, results in more than the aggregate of forty-nine (49%) of the indirect interests in Borrower and/or any SPE Component Entity being transferred to a Person not owning at least forty-nine (49%) of the indirect interests in Borrower and/or any SPE Component Entity, as applicable, prior to such transfer, Borrower shall deliver to Lender a New Non-Consolidation Opinion or a “bring-down” of the Non-Consolidation Opinion reasonably acceptable to Lender and, if required by Lender, the Rating Agencies. In connection with any transfer consummated in accordance with the terms of this Section 6.3, the organizational documents of any Person that owns an indirect interest in Borrower may be amended to reflect such transfer so long as any such amendment does not violate the terms and provisions of Article 5 hereof. Notwithstanding anything to the contrary contained herein, Lender’s receipt of a Rating Agency Confirmation shall not be required in connection with a Permitted Equity Transfer,

(vii)          such transfer shall not trigger any right of first refusal, option to purchase or default under any of the Property Documents or any Lease that has not expired or been waived prior to the consummation of transfer, or any default under the Property Management Agreement which has not been waived in writing by Manager prior to the consummation of such transfer,

(viii)         to the extent Sponsor no longer Controls Borrower or owns a beneficial interest in Borrower, Borrower delivers to Lender (x) a Replacement Guaranty for obligations and liabilities under the Guaranty and Environmental Indemnity occurring from and after such Sale or Pledge from a Replacement Guarantor and (y) the organizational documents of such Replacement Guarantor, resolutions authorizing such Replacement Guarantor to enter into either the assumption of the Guaranty or a Replacement Guaranty and an enforceability and execution opinion covering the enforceability of such assumption of the Guaranty or the Replacement Guaranty against such Replacement Guarantor in the same form and substance as the enforceability opinion delivered to Lender on the Closing Date (or in such other form as reasonably approved by Lender), upon which delivery the previous guarantor shall be released from any further liability under the Guaranty and Environmental Indemnity from acts, events and/or circumstances that arise from and after the date of such Sale or Pledge except liabilities caused by Guarantor and/or its Affiliates and such obligations that expressly survive termination, and

(ix)           Borrower shall pay all reasonable third-party out-of-pocket costs and expenses of Lender incurred in connection with Lender’s review of any transfer or proposed transfer, including, without limitation, reasonable attorneys’ fees and expenses whether or not such transfer is actually consummated;

(e)            A Public Sale; provided that (i) if after giving effect to any such Public Sale, more than forty-nine percent (49%) in the aggregate of the indirect interests in Borrower and/or any SPE Component Entity are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the indirect interest in Borrower and/or such SPE Component Entity, as applicable, prior to such Transfer, Borrower shall deliver to Lender a New Non-Consolidation Opinion or a “bring-down” of the Non-Consolidation Opinion reasonably acceptable to Lender and, to the extent a rated Securitization has occurred, the Rating Agencies, (ii) Borrower and any SPE Component Entity shall not fail to be a Special Purpose Entity pursuant to, and in accordance with, Article 5 hereof by reason of such Public Sale, and (iii) with respect to any KYC Transfer, (A) Borrower shall deliver to Lender (x) an Officer’s Certificate certifying that each KYC Transferee is not a Prohibited Person, in each case effective as of the date of the consummation of the applicable KYC Transfer, and (y) Satisfactory Search Results for such KYC Transferee, (B) such KYC Transferee has satisfied Lender’s “know your customer” requirements, and (C) Borrower shall deliver prior written notice of such proposed KYC Transfer to Lender and such KYC Transfer shall not be deemed permitted hereunder until the requirements of this clause (iii) are satisfied. Upon completion of any such Public Sale subject to and in accordance with the provisions of this Section 6.3(e), Guarantor shall be released as a guarantor under (I) the Guaranty for any acts occurring from and after such Public Sale (other than acts caused by Guarantor and/or its Affiliates); provided that Borrower delivers to Lender (x) a Replacement Guaranty for obligations and liabilities under the Guaranty and Environmental Indemnity occurring from and after such Public Sale from a Replacement Guarantor and (y) the organizational documents of such Replacement Guarantor, resolutions authorizing such Replacement Guarantor to enter into either the assumption of the Guaranty or a Replacement Guaranty and an enforceability and execution opinion covering the enforceability of such assumption of the Guaranty or the Replacement Guaranty against such Replacement Guarantor in the same form and substance as the enforceability opinion delivered to Lender on the Closing Date (or in such other form as reasonably approved by Lender). For purposes of clarity, the provisions of this Section 6.3(e) shall not restrict the Qualified Public Company (or any direct or indirect owner of the Qualified Public Company, but excluding any Borrower or any SPE Component Entity) from effectuating a restructuring and such Qualified Public Company (or any direct or indirect owner of the Qualified Public Company, but excluding any Borrower or any SPE Component Entity) shall be permitted to effectuate a restructuring, including amending or modifying its organizational documents or commercial arrangements including any amendments or modifications reasonably determined by such Qualified Public Company to be required to satisfy stock exchange, quotation system listing or trading requirements. Notwithstanding anything to the contrary contained herein, Lender’s receipt of a Rating Agency Confirmation shall not be required in connection with a Public Sale.

(f)            The pledge of any interest in Borrower in connection with the Mezzanine A Loan and the exercise of any rights or remedies Mezzanine A Lender may have under the Mezzanine A Loan Documents and the pledge of any interest in Mezzanine A Borrower in connection with the Mezzanine B Loan and the exercise of any rights or remedies Mezzanine B Lender may have under the Mezzanine B Loan Documents, in each case, in accordance with the Intercreditor Agreement.

Section 6.4.        Permitted Property Transfer (Assumption). Notwithstanding the foregoing provisions of this Article 6, no transfer of all of the Properties and assumption of the Loan shall occur until the earlier of (I) sixty (60) days after a Securitization of the Loan and (II) one hundred twenty (120) days after the Closing Date. Otherwise, in addition to Borrower’s other rights expressly permitted under this Article 6, (X) a transfer of all of the Properties to a new borrower (“Transferee”) or (Y) a transfer of more than forty-nine percent (49%) of the direct or indirect legal or beneficial interests in Borrower, and in each instance provided that the same do not otherwise constitute a Permitted Transfer or are otherwise permitted by Section 6.3 (a “Majority Equity Transfer”) shall each be permitted without Lender’s consent (each, a “Permitted Assumption”) provided that Lender receives thirty (30) days’ prior written notice of such Permitted Assumption and no Event of Default has occurred and is continuing at the time the Permitted Assumption is consummated. In connection with any Permitted Assumption pursuant to this Section 6.4, Borrower shall be required to satisfy the following:

(a)            Borrower shall pay Lender and Mezzanine Lenders a fee equal to $250,000.00 at the time such Permitted Assumption is consummated, which amount shall be split pro rata among the Loan and the Mezzanine Loans;

(b)            Borrower shall pay any and all reasonable out of pocket costs incurred in connection with such Permitted Assumption (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes);

(c)           Transferee or, in the case of a Majority Equity Transfer, Borrower must be directly or indirectly twenty-five percent (25%) or more collectively owned, and Controlled by, one or more Qualified Equityholders;

(d)           With respect to a transfer of the Properties, if applicable, Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender in all material respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(e)           After giving effect to the Permitted Assumption, Transferee and any SPE Component Entity or, in the case of a Majority Equity Transfer, Borrower and each SPE Component Entity must satisfy the applicable requirements of Article 5 and must be able to make all of the applicable representations set forth in Section 3.30, no Event of Default shall otherwise occur as a result of such transfer, and Transferee and any SPE Component Entity shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender, and (B) all certificates and agreements necessary to evidence the Permitted Assumption and any due formation, execution enforceability legal opinions reasonably required by Lender;

(f)            If the Permitted Assumption is accomplished by a deed or conveyance of the Properties, rather than an assignment of all of Guarantor’s or a Restricted Party’s interest in Borrower, Borrower shall deliver, at its sole cost and expense, an assumption of all of the obligations of Borrower under the Loan Agreement and the other Loan Documents arising from and after such assumption and shall deliver or cause to be delivered such documents, organizational documents, legal opinions and title insurance endorsements as may be reasonably requested by Lender, including an endorsement to each Title Insurance Policy, as modified by the assumption agreement, confirming the lien of the Security Instruments as a valid first lien on all of the Properties and naming the Transferee as owner of all of the Properties, which endorsements shall insure that, as of the date of the recording of the assumption agreement, the applicable Individual Property shall not be subject to any additional exceptions or liens other than those contained in the applicable Title Insurance Policy issued on the Closing Date and the Permitted Encumbrances;

(g)           Each Individual Property shall be managed by Qualified Manager (and, if the Qualified Manager managing any one or more Individual Properties prior to the transfer is being replaced, the replacement Qualified Manager shall manage such Individual Properties pursuant to a Replacement Management Agreement);

(h)           Borrower or Transferee, at its sole cost and expense, shall deliver to Lender a New Non-Consolidation Opinion in respect of such transfer in form and substance reasonably satisfactory to Lender which opinion may be relied upon by Lender and the Rating Agencies with respect to the proposed transfer;

(i)            With respect to any KYC Transfer, (A) Lender shall receive (x) an Officer’s Certificate from Borrower certifying that each KYC Transferee is not a Prohibited Person, in each case, effective as of the date of the consummation of the Permitted Assumption, and (y) Satisfactory Search Results for each KYC Transferee and (B) each KYC Transferee has satisfied Lender’s “know your customer” requirements;

(j)             Immediately upon the consummation of a Permitted Assumption pursuant to this Section 6.4, any of (1) a Qualified Equityholder which has a Net Worth as of the date of such Permitted Assumption equal to, or in excess of, $750,000,000, (2) a Person which has a Net Worth as of the date of such Permitted Assumption equal to, or in excess of, $750,000,000 and which otherwise satisfies the requirement of a Qualified Equityholder or (3) one or more substitute guarantors reasonably acceptable to Lender as of the date of such the Public Sale or such Permitted Assumption, as applicable, and in all cases subject to Lender’s receipt of (x) an Officer’s Certificate certifying that such Person is not a Prohibited Person, in each case effective as of the date of the consummation of the applicable transfer, and (y) Satisfactory Search Results for such Person and (B) such Person has satisfied Lender’s “know your customer” requirements (any such person that qualified with the requirements of subclauses (1), (2) or (3), each a “Replacement Guarantor”) shall have executed and delivered a replacement guaranty substantially in the form of the Guaranty (or otherwise in a form reasonably satisfactory to Lender) and, together with Borrower, a replacement environmental indemnity agreement in the form of the Environmental Indemnity or otherwise in a form reasonably satisfactory to Lender (collectively, a “Replacement Guaranty”) or shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and the Environmental Indemnity arising from and after the date of the Public Sale or Permitted Assumption, as applicable. Guarantor shall be released from all liability under this Agreement, the Note, the Security Instruments, the Guaranty, the Environmental Indemnity and the other Loan Documents accruing from and after the date of such Replacement Guaranty (other than liabilities caused by Guarantor and/or its Affiliates) or such assumption by Replacement Guarantor. The foregoing release shall be effective automatically upon the date of such Replacement Guaranty or such assumption by Replacement Guarantor, but Lender agrees to provide written evidence thereof if the same is reasonably requested by Borrower. Notwithstanding anything to the contrary contained herein, Lender’s receipt of a Rating Agency Confirmation shall not be required in connection with a Permitted Assumption; and

(k)            To the extent any Mezzanine Loan is outstanding, Lender shall have received evidence that the applicable Mezzanine Borrower shall have complied with the requirements of Section 6.4 of the applicable Mezzanine Loan Agreement.

Section 6.5.        Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of one percent (1%) of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion or a “bring-down” of the Non-Consolidation Opinion with respect to the Prohibited Transfer and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 6.6.         Economic Sanctions, Anti-Money Laundering and Transfers. Borrower shall (and shall cause its Constituent Owners and Affiliates to) (a) at all times comply with the representations and covenants contained in Section 3.30 such that the same remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the ownership and Control requirements specified in this Article 6 (including, without limitation, those stipulated in Section 6.3 hereof) to be complied with at all times. Borrower hereby represents that, other than in connection with the Loan, the Loan Documents, the Mezzanine Loans, the Mezzanine Loan Documents and any Permitted Encumbrances, as of the date hereof, there exists no Sale or Pledge of (i) the Property or any part thereof or any legal or beneficial interest therein or (ii) any interest in any Restricted Party. For purposes of clarification, references hereunder and/or under the other Loan Documents to “equity ownership interest” or words of similar import shall be deemed to refer to the legal and/or beneficial interests in a Person (as applicable); provided, that, when hereunder or under the other Loan Documents a specified percentage of the aforesaid “equity ownership interest” (or words of similar import) in a Person is required to be held, the same shall be deemed to refer to both the legal and beneficial interest in such Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document (including, without limitation Sections 6.3 and 6.4 hereof), in no event shall Borrower or any SPE Component Entity be (I) a Prohibited Entity, (II) Controlled (directly or indirectly) by any Prohibited Entity or (III) more than forty-nine percent (49%) owned (directly or indirectly) by any Prohibited Entities (whether individually or in the aggregate), unless, in the case of each of the foregoing, Lender’s prior written consent is first obtained (which such consent shall be given or withheld in Lender’s sole discretion and may be conditioned on, among other things, Lender’s receipt of a Rating Agency Confirmation).

ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1.         Insurance.

(a)            Each Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:

(i)             insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including fire, lightning, windstorm / named storms, hail, terrorism and similar acts of sabotage, explosion, riot, riot attending a strike, civil commotion, vandalism, aircraft, vehicles and smoke), in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” for each Individual Property which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation; (B) containing an agreed amount endorsement waiving all coinsurance provisions or shall be written on a no coinsurance form; (C) providing for no deductible in excess of $250,000 except with respect to earthquake, windstorm/named storms, convective storm, tornado and hail, which such insurance shall provide for no deductible in relation to such coverage in excess of five percent (5%) of the total insurable value of the Property; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) containing “law and ordinance” coverage if any of the Improvements or the use of the Property (or any portion thereof) shall at any time constitute a legal non-conforming structure or use with limits acceptable to Lender. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)            commercial general liability insurance, including terrorism, against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the applicable Individual Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold, manufactured or distributed from the applicable Individual Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000, with a deductible or self-insured retention not to exceed $250,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available; and (6) acts of terrorism and similar acts of sabotage;

(iii)           loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsection 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the applicable Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of the applicable Individual Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s determination of the projected gross income from the applicable Individual Property for an eighteen (18) month period; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, to the extent that insurance proceeds are payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) and Borrower is entitled to disbursement of Net Proceeds for Restoration in accordance with the terms hereof, (1) a Trigger Period shall be deemed to exist and (2) such Rent Loss Proceeds shall be deposited by Lender in the Cash Management Account and disbursed as provided in Article 9 hereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which shall deemed to be included within the definition of the “Accounts” hereunder) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv)           at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (and only if the existing property and/or liability coverage forms do not otherwise apply) (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella insurance policies required hereunder; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against and on terms consistent with the coverages required pursuant to Subsections 7.1(a)(i), (iii) and (vi) through (viii), (3) including permission to occupy the applicable Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)            workers’ compensation, subject to the statutory limits of the state in which the applicable Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the applicable Individual Property, or in connection with the applicable Individual Property or its operation (if applicable);

(vi)           comprehensive boiler and machinery insurance and equipment breakdown coverage, in each case, covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Lender;

(vii)          if any portion of the Improvements is at any time located in an area identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance (1) in an amount equal to the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts plus (2) such additional amounts or other related and/or excess coverage as Lender may require in its sole discretion with deductibles no greater than the maximum limit of coverage available under the Flood Insurance Acts, provided, further that Borrower may obtain the flood coverage required hereunder from a private insurer (to the extent permitted under the Flood Laws) or from federally-backed flood insurance available under the National Flood Insurance Program, with a deductible not to exceed the maximum limit allowed under the Flood Insurance Acts. Notwithstanding the foregoing, in the event the flood limits which are in place as of the Closing Date are eroded by fifty percent (50%) or more due to claims, Borrower shall reinstate the available flood limits within ninety (90) days to the limits in place as of the Closing Date;

(viii)         earthquake insurance in amounts equal to one hundred percent (100%) of the 475-year return period Probable Maximum Loss (“PML”) for all locations in Seismic Zones 3 & 4 insured under the Policy that share such earthquake limit (the “Portfolio Earthquake PML”), such Portfolio Earthquake PML to be approved by Lender and secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include loss amplification and in form and substance satisfactory to Lender (provided that Lender shall not require earthquake insurance unless the applicable Individual Property is located in Seismic Zones 3 & 4 and a PML of greater than twenty percent (20%));

(ix)           umbrella liability insurance in an amount not less than $100,000,000 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(x)             intentionally omitted;

(xi)           if applicable, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000); and

(xii)           such other insurance and in such amounts as (A) may be required of Borrower pursuant to the terms of the Property Documents, the PILOT Leases and/or the PILOT Documents, as applicable, and (B) Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the applicable Individual Property is located.

(b)            All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms, amounts, coverages, deductibles, loss payees and insureds, in each case, as may be reasonably satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the applicable Individual Property is located and approved by Lender. Such insurance companies must have a general policy rating of “A” or better and a financial class of “VIII” or better by A.M. Best Company, Inc., “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurer and rates the Securities (provided, however, for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P and “A3” or better by Moody’s, to the extent Moody’s rates the insurer and rates the Securities, with no remaining carrier below “BBB” by S&P and “Baa1” or better by Moody’s (to the extent Moody’s rates the insurer and rates the Securities), or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P and “A3” or better by Moody’s (to the extent Moody’s rates the insurer and rates the Securities), with no remaining carrier below “BBB” by S&P and “Baa1” or better by Moody’s (to the extent Moody’s rates the insurer and rates the Securities) (each such insurer shall be referred to below as a “Qualified Insurer”). Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver complete copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), provided, however, that in the case of renewal Policies, Borrower may furnish Lender with binders and Acord Form 28 and 25, as applicable, Certificates therefor to be followed by the original Policies when issued. At least once per calendar year, Borrower shall provide Lender with updated flood zone certifications for the Property (in form and substance acceptable to Lender), which such flood zone certifications shall be delivered to Lender upon the earlier to occur of (i) December 1 of each calendar year or (ii) the renewal of the applicable Policy providing flood insurance coverage during the applicable calendar year.

(c)            Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender, Lender’s interest is included therein as provided in this Agreement, such Policy is issued by a Qualified Insurer and such Policy includes such changes to the coverages and requirements set forth herein as may be required by Lender (including, without limitation, increases to the amount of coverages required herein) or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in Subsection 7.1(a), except binders shall be submitted in the event such policies have not yet been issued, to be followed by complete copies of Policies upon issuance. Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1. Without limitation of any provision hereof, (i) Lender’s consent required hereunder with respect to any umbrella or blanket policy shall include the schedule of locations and values with respect to the same and (ii) any umbrella or blanket Policy shall specifically allocate to each Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Individual Property in compliance with the provisions of Section 7.1(a).

(d)            All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as the insured and, in the case of liability Policies (except for the Policies referenced in Subsections 7.1(a)(v) and (xi)) shall name Lender as an additional insured, as their respective interests may appear, and, in the case of property damage Policies (including, but not limited to, terrorism, rent loss, business interruption, boiler and machinery, earthquake and flood insurance), such Policies shall contain a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)            All Policies of insurance provided for in Subsection 7.1(a) shall contain clauses or endorsements to the effect that:

(i)             with respect to the property policies, (1) the following shall in no way affect the validity or enforceability of the Policy insofar as Lender is concerned: (A) any act or negligence of Borrower, of anyone acting for Borrower or of any other Person named as an insured, additional insured, (B) any foreclosure or other similar exercise of remedies and (C) the failure to comply with the provisions of the Policy which might otherwise result in a forfeiture of the insurance or any part thereof and (2) the property policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(ii)            with respect to the liability policies (if obtainable by Borrower using commercially reasonable efforts), the Policy shall not be materially changed (other than to increase the coverage provided thereby), terminated or cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(iii)           if obtainable by Borrower using commercially reasonable efforts, the issuer(s) of the Policy shall give written notice to Lender if the issuers elect not to renew the Policy prior to its expiration;

(iv)           Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments or commissions thereunder and that the related issuer(s) waive any related claims to the contrary;

(v)            Lender shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums; and

(vi)           the Property Policies shall include coverage for acts of terror or similar acts of sabotage in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of each Individual Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. Borrower shall obtain the coverage required under this clause (i) from a Qualified Insurer or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Borrower shall notify Lender of any material changes to the Policy, including changes to the limits under the policy as of Closing Date or an aggregation of the insured values covered under the blanket policy, including the reduction or erosion of flood, windstorm / named storm and earthquake limits or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake and such changes shall be subject to prior approval of Lender and the Rating Agencies.

(f)            By no later than five (5) days following the expiration date of any Policies, Borrower shall furnish to Lender a statement certified by Borrower or a Responsible Officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender. Without limitation of the foregoing, Borrower shall also comply with the foregoing within ten (10) days of written request of Lender. Borrower shall promptly forward to Lender a copy of each written notice received by any Borrower Party of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(g)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(h)           In the event of a foreclosure of the Security Instrument or other transfer of title to any Individual Property (or any portion thereof) in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the applicable Individual Property (or any portion thereof) and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i)            As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

(j)            Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with any Individual Property (or any portion thereof), and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting any Individual Property or any part thereto) out of such Awards or insurance proceeds. Any Net Proceeds related to such Awards or insurance proceeds shall be deposited with Lender and held and applied in accordance with the applicable terms and conditions hereof.

Section 7.2.      Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall, or direct the applicable Tenant to, as applicable, promptly commence and diligently prosecute the completion of the Restoration of the applicable Individual Property subject to and in accordance with the provisions of Section 7.4. Borrower or Tenant, as applicable, shall pay all costs of Restoration (including, without limitation, any applicable deductibles under the Policies) whether or not such costs are covered by the Net Proceeds. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Section 7.3.      Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property (or any portion thereof) of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall (or shall cause a Tenant to, as applicable), at its expense or the expense of the Tenant, as applicable, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property subject to and in accordance with the provisions of Section 7.4. Borrower shall pay all costs of Restoration whether or not such costs are covered by the Net Proceeds. If any Individual Property (or portion thereof) is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing or anything to the contrary contained herein, if, in connection with any Casualty or Condemnation, a prepayment of the Debt (in whole or in part) is required under REMIC Requirements, (a) the applicable Net Proceeds shall be applied to the Debt in accordance with Section 7.4(c) hereof and (b) to the extent that the amount of the applicable Net Proceeds actually applied to the Debt in connection therewith is insufficient under REMIC Requirements, Borrower shall, within five (5) days of demand by Lender, prepay the principal amount of the Debt in accordance with the applicable terms and conditions hereof in an amount equal to such insufficiency plus the amount of any then applicable Interest Shortfall (such prepayment, together with any related Interest Shortfall payment, collectively, the “REMIC Payment”). Lender may require Borrower to deliver a REMIC Opinion in connection with each of the foregoing.

Section 7.4.      Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)            If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that no Event of Default has occurred and is continuing and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)            If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4(b).

(i)            The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)            no Event of Default shall have occurred and be continuing;

(B)            (1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) fair market value of the applicable Individual Property as reasonably determined by Lender, and (ii) rentable area of the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the applicable Individual Property as reasonably determined by Lender and (ii) rentable area of the applicable Individual Property is taken, such land is located along the perimeter or periphery of the applicable Individual Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the applicable Individual Property;

(C)            Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases shall continue to operate their respective space at the applicable Individual Property after the completion of the Restoration;

(D)            Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws, and the applicable requirements of the Property Documents, the PILOT Leases and/or the PILOT Documents, as applicable;

(E)             Lender shall be satisfied that any operating deficits which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)             Lender shall be satisfied that the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient to cover the cost of the Restoration;

(G)            Lender shall be satisfied that Restoration of the Improvements related to such applicable Individual Property on the Land related to such applicable Individual Property (as each existed immediately prior to the applicable casualty or condemnation (with such changes to such Improvements as may be reasonably acceptable to Lender (taking into account subsection (I) above)) is permitted under applicable Legal Requirements and the Property Documents, the PILOT Leases and/or the PILOT Documents, as applicable;

(H)            Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) six (6) months after the occurrence of such fire or other casualty or taking, (3) the earliest date required for such completion under the terms of any Leases and the Property Documents, the PILOT Leases and/or the PILOT Documents, as applicable, (4) such time as may be required under applicable Legal Requirements or (5) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above;

(I)              Reserved;

(J)             the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements, the Property Documents, the PILOT Leases and/or the PILOT Documents, as applicable;

(K)            the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements, the Property Documents, the PILOT Leases and/or the PILOT Documents, as applicable;

(L)             the Underwritten Net Operating Income with respect to the applicable Individual Property after giving effect to the Restoration, and calculated on a pro forma basis, and, on an “as stabilized” basis, shall be equal to or greater than seventy-five percent (75%) of the Underwritten Net Operating Income with respect to such Individual Property as of the Closing Date;

(M)           the Property Documents, the PILOT Leases and/or the PILOT Documents, as applicable, will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(N)            Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements and, in that regard, Lender may require Borrower to deliver a REMIC Opinion in connection therewith.

(ii)            The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full (or will be paid from such disbursement), and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)           All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All actual costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)           In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing fifty percent (50%) of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last fifty percent (50%) of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the applicable Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)            Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)           If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)          The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) (the “Excess Net Proceeds”) and Lender has received evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be (A) (x) if a Trigger Period is in effect deposited in the Cash Management Account and applied in accordance with the Cash Management Agreement or (y) if a Trigger Period is not in effect, remitted by Lender to Borrower and applied or distributed by Borrower subject to its compliance with the terms of this Agreement or (B) if Borrower shall otherwise elect or if an Event of Default shall have occurred and shall be continuing at the time that Excess Net Proceeds become available, applied as a Net Proceeds Prepayment.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

(d)           Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 7.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 7.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole discretion, subject to the provisions of Section 7.4(e)). All Net Proceeds and the Net Proceeds Deficiency not required to be made available for a Restoration pursuant to this Section 7.4 and any Excess Net Proceeds required to be applied in accordance with subclause (B) of Section 7.4(b)(vii) hereof (as applicable, a “Net Proceeds Prepayment”) shall be applied by Lender to the payment of the Debt in accordance with Section 2.7(b) hereof.

(e)           In addition to the foregoing and notwithstanding anything to the contrary contained herein, in connection with any Casualty or Condemnation, if (i) the cost of Restoration is expected to be more than twenty-five percent (25%) of the Allocated Loan Amount in respect of the applicable Individual Property is the subject of a Casualty or Condemnation or (ii)  the estimated Net Proceeds shall be equal to or greater than the greater of (x) ten percent (10%) of the Allocated Loan Amount in respect of the applicable Individual Property and (y) five percent (5%) of the outstanding principal balance of the Loan for which the Lender has not made such Net Proceeds available to Borrower for Restoration and after Borrower shall have used commercially reasonable efforts to satisfy each of the other conditions set forth in Section 7.4(b)(i), Borrower shall be unable to satisfy all such conditions and Lender does not disburse the Net Proceeds to Borrower for Restoration, then Borrower shall have the right, regardless of any restrictions contained in Section 2.7(a) hereof, to prepay the Release Amount of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) utilizing the Net Proceeds (together with other funds of the Borrower if such Net Proceeds are less than the Release Amount) and obtain the release of the applicable Individual Property from the lien of the Security Instrument thereon and related Loan Documents, provided that (i) Borrower shall have satisfied the requirements of Section 2.10(a)(i), (iv), (vi) and (viii), and Section 2.10(e) hereof (if applicable), (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Monthly Payment Date occurring following the date the Net Proceeds shall be made available to Borrower for such intended Casualty/Condemnation Prepayment and (iii) Borrower pays to Lender, concurrently with making such Casualty/Condemnation Prepayment, the amounts required pursuant to Section 2.7(b)(ii) hereof (without duplication or other amounts received by Lender in connection with such Casualty or Condemnation). Notwithstanding anything in Section 7.2 or Section 7.3 to the contrary, Borrower shall not have any obligation to commence Restoration of an Individual Property upon delivery of the written notice required pursuant to Section 2.10(a)(i) hereof unless Borrower shall subsequently fail to pay to Lender the amounts required to be paid pursuant to Section 2.7(b)(ii) hereof (without duplication or other amounts received by Lender in connection with such Casualty or Condemnation). For the avoidance of doubt, no Yield Maintenance Premium or other premium or penalty or charge shall be due with respect to a Casualty/Condemnation Prepayment.

(f)            Notwithstanding anything to the contrary contained in the Loan Documents (except Section 7.4(b)(i)(N) of this Agreement and the obligation to cause a Restoration in accordance with Sections 7.2 and 7.3 hereof) with respect to the disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any Lease, any PILOT Lease and/or PILOT Document, as applicable, the express provisions set forth in the Lease, PILOT Lease and/or PILOT Document, as applicable, shall govern; provided, however, to the extent the compliance by Borrower with the terms and conditions of this Section 7.4 do not create a breach or default under or otherwise violate the terms and provisions of such Lease, such PILOT Lease or such PILOT Document, as applicable, Borrower shall comply with the terms and provisions of this Section 7.4; provided, further, that Borrower shall not grant its consent, approval or waiver with respect to any disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any Individual Property (if such disbursement would violate the terms and provisions of this Section 7.4) as may be requested or required in connection with the terms and provisions of any Lease, any PILOT Lease and/or any PILOT Document, as applicable, without first obtaining the written consent, approval, or waiver of Lender. Lender shall respond to any request for consent subject to the standards for consent set forth in the applicable Lease, the applicable PILOT Lease and/or the applicable PILOT Document; provided that any request for consent or approval shall either be sent (A) by the PILOT Lessor (or other counterparty to the PILOT Document) simultaneously to Lender or (B) by Borrower within five (5) Business Days following Borrower’s receipt of such request for consent or approval from the Tenant, the PILOT Lessor (or other counterparty to the PILOT Document) and/or Ground Lessor, as applicable.

ARTICLE 8

RESERVE FUNDS

Section 8.1.      Intentionally Omitted.

Section 8.2.      Replacement Reserve Funds.

(a)            Borrower shall deposit (or cause to be deposited) into an Eligible Account held by Lender or Servicer (the “Replacement Reserve Account”) on each Monthly Payment Date occurring on and after the occurrence and during the continuance of a Trigger Period, an amount equal to $226,780 (the “Replacement Reserve Monthly Deposit”) for the Replacements. Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Replacement Reserve Funds”.

(b)            Lender shall disburse Replacement Reserve Funds only for Replacements. Lender shall disburse to Borrower the Replacement Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the applicable Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Replacements, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement; (iv) if the costs of the applicable Replacements exceed the Reserve Threshold, such request is accompanied by (X) lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $250,000 or less shall not be required) or other evidence of payment reasonably satisfactory to Lender and (Y) at Lender’s request, a title search for the applicable Individual Property indicating that such Individual Property is free from all liens not previously approved by Lender (other than Permitted Encumbrances); (v) if the costs of the applicable Replacements exceed the Reserve Threshold, if requested by Lender, the applicable Replacements shall have been inspected by an independent qualified professional selected by Lender, at Borrower’s expense, in order to verify that such Replacements (or portion thereof, in the case of approved periodic payments) have been completed; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Replacements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Replacement Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Upon the cure of the applicable Trigger Period and provided that no other Trigger Period shall then exist, amounts in the Replacement Reserve Account shall be disbursed to the Restricted Account on the next Monthly Payment Date.

(c)            Nothing in this Section 8.2 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to complete any Replacements.

(d)            If the amounts of the Replacements exceed the Reserve Threshold, if requested by Lender, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

Section 8.3.      Leasing Reserve Funds.

(a)            Borrower shall deposit (or cause to be deposited) into an Eligible Account held by Lender or Servicer (the “Leasing Reserve Account”) on each Monthly Payment Date occurring on and after the occurrence and during the continuance of a Trigger Period, the sum of $117,979 (the “Leasing Reserve Monthly Deposit”) for tenant improvements and leasing commissions. In addition Borrower shall deposit into the Replacement Reserve Account all lease termination fees required to be deposited with Lender pursuant to Section 4.14(d) (“Lease Termination Deposits”). Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Leasing Reserve Funds”.

(b)            Lender shall disburse to Borrower the Leasing Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) at Lender’s request, Lender shall have reviewed and approved the Lease and related leasing commissions in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions; (iv) at Lender’s request, Lender shall have received and approved a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments; (v) Lender shall have received a certificate from Borrower (A) stating that all tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement; (vi) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, such request is accompanied by (X) lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $250,000 or less shall not be required) or other evidence of payment reasonably satisfactory to Lender and (Y) at Lender’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all liens not previously approved by Lender (other than Permitted Encumbrances); and (vii) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the applicable Individual Property and/or leasing commissions to be funded by the requested disbursement have been completed (to the extent applicable), are due and payable and are paid for or will be paid upon such disbursement to Borrower. Following satisfaction of the conditions set forth in this Section 8.3(b), Lender shall endeavor to disburse the applicable Leasing Reserve Funds to Borrower within five (5) Business Days thereafter, provided that Lender shall not be required to disburse Leasing Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Notwithstanding anything to the contrary contained herein, Lease Termination Deposits may only be used for tenant improvements and leasing commissions related to the Individual Property and space for which such payments were received until such time as such space has been released at which point they may be used for tenant improvements and leasing commissions as any Property. Upon the cure of the applicable Trigger Period and provided that no other Trigger Period shall then exist, amounts in the Leasing Reserve Account shall be disbursed to the Restricted Account on the next Monthly Payment Date.

Section 8.4.      Operating Expense Funds. On each Monthly Payment Date occurring on and after the occurrence and during the continuance of a Trigger Period, Borrower shall deposit (or cause to be deposited) into an Eligible Account held by Lender or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period (such amount, the “Op Ex Monthly Deposit”). Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default has occurred and is continuing, Lender shall disburse the Operating Expense Funds to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses upon Borrower’s request (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement).

Section 8.5.      Excess Cash Flow Funds.

(a)            On each Monthly Payment Date during the continuance of a Trigger Period, Borrower shall deposit (or cause to be deposited) with Lender or Servicer (the “Excess Cash Flow Account”) an amount equal to the Excess Cash Flow generated by the Property for the immediately preceding Interest Accrual Period (each such monthly deposit being herein referred to as the “Monthly Excess Cash Flow Deposits” and the amounts on deposit in the Excess Cash Flow Account being herein referred to as the “Excess Cash Flow Funds”).

(b)            Provided no Event of Default has occurred and is continuing, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account shall be disbursed to the Restricted Account following the expiration of any Trigger Period in accordance with the applicable terms and conditions hereof.

(i)            So long as no Event of Default has occurred and is continuing, Borrower will have access to the Excess Cash Flow Account and such amounts shall be disbursed by Lender to Borrower within five (5) Business Days of Borrower’s written request to pay for cost and expenses in connection with the ownership, management and/or operation of the Properties to the extent such amounts are not otherwise paid through releases from any other Reserve Account, for (i) payment of shortfalls in the payment of Debt Service and Mezzanine Debt Service and payment of fees and expenses due under the Loan Documents (including the costs and expenses to maintain the Policies); (ii) payment of shortfalls in the required deposits into the Reserve Accounts (in each case, to the extent required in this Agreement and the Cash Management Agreement); (iii) at Borrower’s option, principal prepayments of the Loan and the Mezzanine Loans on a pro rata basis in accordance with the terms of this Agreement and the applicable Mezzanine Loan Agreement; (iv) intentionally omitted; (v) payment of any Approved Operating Expenses (including any capital expenditures and any Immediate Repairs), (vi) payment of management fees due and payable under the Management Agreement, (vii) payment of emergency repairs and/or life-safety items, including any such repairs or items which are capital in nature, Lender hereby acknowledging that it shall endeavor to fund (or cause its Servicer to fund) such requests within one (1) Business Day of request by Borrower, provided further that any failure to fund such request within one (1) Business Day shall in no event create any liability for Lender hereunder; (viii) payment of tenant improvement costs, tenant allowances, tenant relocation costs, tenant reimbursements, tenant inducement payments and leasing commission obligations or other expenditures required under Leases entered into in accordance with the terms of Section 4.14 hereof or existing as of the Closing Date; (ix) intentionally omitted; (x) intentionally omitted; (xi) payment of any shortfall of Net Proceeds with respect the costs of Restoration of an Individual Property after a Casualty or Condemnation incurred by, or on behalf of, the Borrower in connection therewith; (xii) payment of any fees and costs which are due and payable to the Lender or its Servicer pursuant to the Loan Documents or Mezzanine Lenders pursuant to the applicable Mezzanine Loan Documents; (xiii) intentionally omitted; (xiv) any shortfall amount necessary to pay Required REIT Distributions; provided, that before any Excess Cash Flow Reserve Funds shall be so disbursed for such Required REIT Distributions, Borrower shall have provided to Lender an Officer’s Certificate certifying that such shortfall exists; (xv) Approved Alterations; (xvi) any amounts (including Borrower’s reasonable third party costs and expenses) expended in connection with the purchase of the fee interest with respect to any PILOT Property in accordance with the terms and conditions hereof; (xvii) intentionally omitted; and (xviii) such other items as may be approved in writing by the Lender, as determined in Lender’s reasonable discretion.

(ii)            Any Excess Cash Flow Funds remaining on deposit in the Excess Cash Flow Account upon a cure of a Trigger Period and provided no other Trigger Period exists shall be disbursed to the Restricted Account. Any Excess Cash Flow Funds remaining on deposit in the Excess Cash Flow Account after the Debt and all amounts due to Lender have been paid in full shall be paid to (i) in the event the Mezzanine A Loan is outstanding, Mezzanine A Lender; (ii) in the event the Mezzanine A Loan has been paid in full and the Mezzanine B Loan is outstanding, Mezzanine B Lender and (iii) then, in the event each Mezzanine Loan has been indefeasibly paid in full, Borrower.

Section 8.6.      Tax and Insurance Funds. Borrower shall deposit (or cause to be deposited) on each Monthly Payment Date occurring on and after the occurrence and during the continuance of a Trigger Period (a) one-twelfth of an amount which would be sufficient to pay the Taxes required to be paid by Borrower, or estimated by Lender to be payable by Borrower (but excluding from such amount Tenant Paid Taxes), during the next ensuing twelve (12) months assuming that said Taxes are to be paid in full on the Tax Payment Date (the “Monthly Tax Deposit”). The Monthly Tax Deposit shall be held in an Eligible Account by Lender or Servicer and hereinafter referred to as the “Tax Account”, and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property (or any portion thereof) shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums payable by Borrower for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in an Eligible Account by Lender or Servicer and hereinafter referred to as the “Insurance Account” (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). In the event a Trigger Period occurs, Borrower shall make a True Up Payment with respect to Insurance Premiums and Taxes (other than Tenant Paid Taxes) into the applicable Reserve Account. Additionally, if, at any time, Lender reasonably determines that amounts on deposit in or scheduled to be deposited in (i) the Tax Account will be insufficient to pay all applicable Taxes (other than Tenant Paid Taxes) in full on the Tax Payment Date and/or (ii) the Insurance Account will be insufficient to pay all applicable Insurance Premiums in full on the Insurance Payment Date, Borrower shall make a True Up Payment with respect to such insufficiency into the applicable Reserve Account. Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 8.6, the amount on deposit in the Tax Account and/or the Insurance Account shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Lender shall, in its discretion, disburse any excess to the Restricted Account or credit such excess against future payments to be made to the Tax and Insurance Funds. Any Tax and Insurance Funds remaining on deposit in the Tax Account and/or Insurance Account after the Debt has been paid in full shall be paid to (i) in the event the Mezzanine A Loan is outstanding, Mezzanine A Lender; (ii) in the event the Mezzanine A Loan has been paid in full and the Mezzanine B Loan is outstanding, Mezzanine B Lender and (iii) then, in the event each Mezzanine Loan has been indefeasibly paid in full, Borrower. Upon the cure of a Trigger Period and provided that no other Trigger Period shall not then exist, amounts in the Tax Account and the Insurance Account shall be released to Borrower on the next Monthly Payment Date. For the avoidance of doubt, any amounts due and payable by the applicable Individual Borrower pursuant to the terms of the PILOT Lease and/or the PILOT Document, as applicable, (excluding any amounts owed in connection with the acquisition of the fee title to the PILOT Property) shall be deemed Taxes for the purpose of this Section 8.6.

Section 8.7.      The Accounts Generally.

(a)            Borrower grants to Lender a first-priority security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Restricted Account Agreement or Cash Management Agreement, as applicable, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.7 are intended to serve as a “security agreement” with respect to the Accounts and Account Collateral within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by Lender, Borrower shall only be permitted to request (and Lender shall only be required to disburse) Reserve Funds on account of the liabilities, costs, work and other matters (as applicable) for which said sums were originally reserved hereunder.

(b)            Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Administrative Agent for the benefit of the Lender as the secured party, to be filed with respect thereto. Borrower hereby authorizes Administrative Agent to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Administrative Agent’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

(c)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)            The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)            Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence, illegal acts, fraud or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)            Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender. In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution.

(g)            All interest or other earnings on Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other monies deposited in the applicable Reserve Account. The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender, provided that Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments if (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable Legal Requirements, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which the applicable Reserve Account was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower, provided that, so long as no Event of Default is continuing, such taxes may be paid from the applicable Reserve Funds. No other investments of the sums on deposit in the Reserve Accounts shall be permitted except as set forth in this Section 8.7(g). All interest on Reserve Funds (i) shall be added to and become a part of such Reserve Fund, (ii) shall accrue to the benefit of Borrower and (iii) shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender.

(h)            Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Accounts, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement with respect to the Accounts.

(i)            Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be promptly paid to (i) in the event the Mezzanine A Loan is outstanding, Mezzanine A Lender; (ii) in the event the Mezzanine A Loan has been paid in full and the Mezzanine B Loan is outstanding, Mezzanine B Lender and (iii) then, in the event each Mezzanine Loan has been indefeasibly paid in full, Borrower. In the Event Lender waives the requirement for Borrower to maintain any of the Accounts, Lender consents to Borrower permitting Mezzanine A Borrower (or in the event the Mezzanine A Loan has been paid in full, Mezzanine B Borrower) to establish and maintain (as applicable) such accounts (and Mezzanine A Borrower (or in the event the Mezzanine A Loan has been paid in full, Mezzanine B Borrower) so establishing and maintaining), as the case may be, that would operate as provided herein. In connection with the foregoing, Borrower further consents to Lender transferring any available balances in the applicable Accounts to Mezzanine A Lender if the Mezzanine A Loan Documents provided for the establishment of such reserve accounts and Lender has received written notice from Mezzanine A Lender that such accounts are required to be disbursed to Mezzanine A Lender pursuant to the Mezzanine A Loan Documents (or in the event the Mezzanine A Loan has been paid in full, Mezzanine B Lender pursuant to the Mezzanine Loan B Documents). Borrower further agrees that Lender shall be entitled to conclusively rely on Mezzanine A Lender’s written notice (or in the event the Mezzanine A Loan has been paid in full, Mezzanine B Lender’s written notice) that is entitled to such available balances and Borrower hereby waives any claim of liability against Lender in connection with Lender’s remittance of such available balances to Mezzanine A Lender (or in the event the Mezzanine A Loan has been paid in full, Mezzanine B Lender) following such reliance by Lender.

Section 8.8.      Letters of Credit.

(a)            This Section shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions hereof. Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Lender no less than ten (10) days written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of Credit. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds.

(b)            Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default or any Mezzanine Loan Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least forty five (45) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than forty five (45) days prior to such termination); (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within fifteen (15) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any successor or permitted assign designated by Lender. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

Section 8.9.      Intentionally Omitted.

Section 8.10.    Unfunded Obligations Reserve Funds.

(a)            Schedule X hereto sets forth the amount of outstanding unfunded tenant improvement allowances, landlord work and leasing commissions outstanding as of the Closing Date under certain executed Leases which are to be performed or funded during the term of the Loan (the “Unfunded Obligations”). On the Closing Date, Borrower paid to Lender an amount equal to $1,758,645. The amounts so held by Lender shall be hereinafter referred to as the “Unfunded Obligations Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Unfunded Obligations Reserve Account.” The Unfunded Obligations Reserve Funds shall be held by Lender in escrow in accordance with Section 8.7 hereof and disbursed to Borrower in accordance with Section 8.10(b).

(b)            Lender shall disburse to Borrower the Unfunded Obligations Reserve Funds (or any portion thereof) solely with respect to the Leases to which such deposit into the Unfunded Obligations Reserve Account relates upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request for payment for tenant improvement costs and/or leasing commissions shall specify the tenant improvement costs and/or leasing commissions to be paid and that such request is not duplicative of any request made for disbursement from the Leasing Reserve Account in accordance with the terms and conditions hereof; (ii) on the date such payment is to be made, no Event of Default shall be continuing; (iii) intentionally omitted; (iv) with respect to any request for payment relating to tenant improvement costs, Lender shall have received (A) an Officer’s Certificate (1) stating that all tenant improvements at the applicable Individual Property to be performed by Borrower and to be funded by the requested disbursement have been (or will be) completed in good and workmanlike manner and in accordance with all applicable Legal Requirements in all material respects, such certificate to be accompanied by a copy of any material license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (2) identifying each Person to be paid by Borrower that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (3) stating that each such Person to be paid by Borrower has been paid or will be paid the amounts then due and payable to such Person in connection with the funds to be disbursed; (v) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, such request is accompanied by (X) lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $50,000 or less shall not be required) or other evidence of payment reasonably satisfactory to Lender and (Y) at Lender’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all liens not previously approved by Lender (other than Permitted Encumbrances); (vi) reserved; and (vii) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, such request is accompanied by such other evidence as Lender shall reasonably request that the tenant improvements at the applicable Individual Property associated with the Unfunded Obligation to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Unfunded Obligations Reserve Funds with respect to the Properties (i) more than once in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Unfunded Obligations Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Unfunded Obligations Reserve Account shall be made. Provided no Event of Default has occurred and is continuing, any Unfunded Obligations Reserve Funds remaining on deposit in the Unfunded Obligations Reserve Account shall upon the earlier of (A) payment of the Debt and the Mezzanine Loans in full or (B) with respect to any Unfunded Obligations associated with a Lease, Borrower’s delivery of evidence reasonably acceptable to Lender that all Unfunded Obligations with respect to such Lease have been satisfied in full, be paid (I) so long as no Trigger Period has occurred and is continuing, to Borrower and (II) if a Trigger Period has occurred and is continuing, into the Cash Management Account for application in accordance with the terms and conditions hereof and the Cash Management Agreement.

ARTICLE 9

CASH MANAGEMENT

Section 9.1.      Establishment of Certain Accounts.

(a)            Representative Borrower shall, simultaneously herewith, establish the Restricted Account pursuant to the Restricted Account Agreement in the name of Representative Borrower on behalf of each Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Property. Pursuant to the Restricted Account Agreement, funds on deposit in the Restricted Account shall be transferred on each Business Day to or at the direction of Representative Borrower unless a Trigger Period exists, in which case such funds shall be transferred not less than two (2) times per week to the Cash Management Account.

(b)            Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, shall establish an Eligible Account (the “Cash Management Account”) with Lender or Servicer, as applicable, in the name of Borrower for the sole and exclusive benefit of Lender. Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, shall also establish with Lender or Servicer (i) an Eligible Account into which Borrower shall deposit, or cause to be deposited the amounts required for the payment of debt service under the Loan (the “Debt Service Account”), (ii) an Eligible Account into which the amounts required for the payment of Mezzanine A Debt Service under the Mezzanine A Loan will be deposited (the “Mezzanine A Debt Service Account”), and (iii) an Eligible Account into which the amounts required for the payment of Mezzanine B Debt Service under the Mezzanine B Loan will be deposited (the “Mezzanine B Debt Service Account”).

Section 9.2.      Deposits into the Restricted Account; Maintenance of Restricted Account.

(a)            Borrower represents, warrants and covenants that, so long as the Debt remains outstanding, (i) Borrower shall, or shall cause Manager to, immediately deposit all revenue derived from the Property and received by Borrower or Manager, as the case may be, into the Restricted Account; (ii) Borrower shall instruct Manager to immediately deposit (A) all revenue derived from the Property collected by Manager, if any, pursuant to the Management Agreement (or otherwise) into the Restricted Account and (B) all funds otherwise payable to Borrower by Manager pursuant to the Management Agreement (or otherwise in connection with the Property) into the Restricted Account; (iii) (A) within five (5) Business Days of the Closing Date, Borrower shall have sent (and hereby represents that it has sent) a notice, substantially in the form attached to the Cash Management Agreement, to all Tenants now occupying space at the Property directing them to pay all rent and other sums due under the Lease to which they are a party into the Restricted Account (such notice, the “Tenant Direction Notice”), (B) simultaneously with the execution of any Lease entered into on or after the date hereof in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease the Tenant Direction Notice and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property. Until deposited into the Restricted Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit of Lender pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower. Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Lender’s prior written consent.

(b)            Representative Borrower shall maintain the Restricted Account for so long as the Debt remains outstanding, which Restricted Account shall be under the sole dominion and control of Administrative Agent (subject to the terms hereof and of the Restricted Account Agreement). The Restricted Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Administrative Agent. In order to secure payment of the Debt, Representative Borrower hereby grants to Administrative Agent for the benefit of the Lender a first-priority security interest in all of the right, title and interest, whether not owned or hereafter acquired or arising, in the Restricted Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Administrative Agent a perfected first priority security interest in the Restricted Account. All costs and expenses for establishing and maintaining the Restricted Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the Restricted Account shall be deemed additional security for the Debt. Borrower shall pay all sums due under and otherwise comply with the Restricted Account Agreement. Borrower shall not alter or modify either the Restricted Account or the Restricted Account Agreement, in each case without the prior written consent of Administrative Agent. The Restricted Account Agreement shall provide (and Representative Borrower shall provide) Administrative Agent online access to bank and other financial statements relating to the Restricted Account (including, without limitation, a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Administrative Agent shall have the right to cause the Restricted Account to be entitled with such other designation as Administrative Agent may select to reflect an assignment or transfer of Administrative Agent’s rights and/or interests with respect to the Restricted Account. Administrative Agent shall provide Borrower with prompt written notice of any such renaming of the Restricted Account. Borrower shall not further pledge, assign or grant any security interest in the Restricted Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent for the benefit of the Lender as the secured party, to be filed with respect thereto. The Restricted Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Bank. Upon (A) Bank ceasing to be an Eligible Institution, (B) the Restricted Account ceasing to be an Eligible Account, and/or (C) any resignation by Bank or termination of the Restricted Account Agreement by Bank or Administrative Agent, Representative Borrower shall, within fifteen (15) days of Lender’s request, (1) terminate the existing Restricted Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Bank to open a new Restricted Account (which such account shall be an Eligible Account) and enter into a new Restricted Account Agreement with Lender on substantially the same terms and conditions as the previous Restricted Account Agreement and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Restricted Account Agreement and Restricted Account. Borrower constitutes and appoints Administrative Agent on behalf of the Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 9.2 in the name of Borrower in the event Borrower fails to do the same. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

Section 9.3.      Disbursements from the Cash Management Account. On each Monthly Payment Date during the continuance of a Trigger Period, Lender or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:

(a)           First, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Tax Account;

(b)           Second, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Insurance Account;

(c)           Third, funds sufficient to pay the fees and expenses of Cash Management Bank (as defined in the Cash Management Agreement) then due and payable pursuant to the Cash Management Agreement shall be deposited with Cash Management Bank;

(d)           Fourth, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited into the Debt Service Account;

(e)           Fifth, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date (without duplication of any portion thereof already deposited therein under subsection (d) above) shall be deposited in the Debt Service Account;

(f)            Sixth, funds sufficient to pay the Replacement Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Replacement Reserve Account;

(g)           Seventh, funds sufficient to pay the Leasing Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Leasing Reserve Account;

(h)           Eighth, funds sufficient to pay any other amounts due and owing to Lender and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents, if any, shall be deposited with or as directed by Lender;

(i)            Ninth, funds sufficient to pay the Op Ex Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Operating Expense Account;

(j)            Tenth, funds sufficient to pay the Mezzanine A Debt Service due on the applicable Monthly Payment Date as well as other sums then due and required to be paid to Mezzanine A Lender pursuant to Article 2 of the Mezzanine A Loan Agreement (other than the payment of any outstanding principal balance of the Mezzanine A Loan on the Maturity Date (as defined in the Mezzanine A Loan Agreement), whether such Maturity Date (as defined in the Mezzanine A Loan Agreement) is the scheduled Maturity Date (as defined in the Mezzanine A Loan Agreement) or an earlier date due to an acceleration of the Mezzanine A Loan) shall be deposited in the Mezzanine A Debt Service Account;

(k)            Eleventh, so long as there exists no Mezzanine A Loan Event of Default, funds sufficient to pay the Mezzanine B Debt Service due on the applicable Monthly Payment Date (other than the payment of any outstanding principal balance of the Mezzanine B Loan on the Maturity Date (as defined in the Mezzanine B Loan Agreement), whether such Maturity Date (as defined in the Mezzanine B Loan Agreement) is the scheduled Maturity Date (as defined in the Mezzanine B Loan Agreement) or an earlier date due to an acceleration of the Mezzanine B Loan) shall be deposited in the Mezzanine B Debt Service Account; and

(l)            Lastly, all amounts remaining in the Cash Management Account after deposits for items (a) through (k) above (“Excess Cash Flow”) shall (i) to the extent that a Trigger Period has occurred and is continuing, be deposited into the Excess Cash Flow Account and (ii) to the extent that no Trigger Period exists, be disbursed to the Restricted Account.

Section 9.4.      Withdrawals from the Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges.

Section 9.5.      Withdrawals from the Mezzanine Debt Service Accounts. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Mezzanine A Debt Service Account, if any, shall be used to pay Mezzanine A Debt Service when due. Prior to the occurrence and continuance of an Event of Default or a Mezzanine A Loan Event of Default, funds on deposit in the Mezzanine B Debt Service Account, if any, shall be used to pay Mezzanine B Debt Service when due.

Section 9.6.      Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 9.7.      Distributions to Mezzanine Borrower. All transfers of funds on deposit in the Cash Management Account to any Mezzanine Debt Service Account or otherwise to or for the benefit of Mezzanine Borrower or Mezzanine Lender pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents or Mezzanine Loan Documents are intended by Borrower to constitute, and shall constitute, direct or indirect, as applicable, distributions from Borrower to the applicable Mezzanine Borrower and shall be recorded accordingly in the books and records of the Borrower and such Mezzanine Borrower and comply with the separateness provisions set forth herein. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and any Mezzanine Borrower or between Borrower and any Mezzanine Lender.

Section 9.8.      Lender Reliance. Lender shall have no duty to confirm, inquire or determine whether a Mezzanine Loan Event of Default or Mezzanine Trigger Period has occurred. Lender may rely on any notice it believes in good faith to be genuine and given by any Mezzanine Lender.

Section 9.9.      Low Cash Flow Period Threshold Collateral Account.

(a)            Any Trigger Period that has commenced solely as a result of a Debt Yield Trigger Event shall terminate upon the date that the Debt Yield is equal to or greater than the applicable Debt Yield set forth in the definition of “Trigger Period” for two (2) consecutive calendar quarters, provided that no other Trigger Period then exists for any other reason. In addition, in the event of the occurrence and continuance of a Trigger Period solely as a result of a Debt Yield Trigger Event, Borrower shall be deemed to have cured such Debt Yield Trigger Event if Borrower shall have either (i) prepaid the Loan (and the Mezzanine Loans on a pro rata basis with respect to a Debt Yield Trigger Event and to the extent no Event of Default then exists) in accordance with Section 2.7(a) hereof (including payment of any applicable Yield Maintenance Premium), (ii) delivered to Lender cash (the “Low Cash Flow Period Threshold Collateral”), and/or (iii) delivered to Lender a Letter of Credit (the “Low Cash Flow Period Threshold Letter of Credit”), in each case, in an amount which, when or if applied to the Outstanding Principal Balance (and, with respect to a Debt Yield Trigger Event and to the extent no Event of Default then exists, the outstanding principal balance of the Mezzanine Loans) would be sufficient such that the Debt Yield test in the definition of “Trigger Period” is satisfied (and such cure shall be immediate and shall not require Borrower to wait until the end of two (2) consecutive calendar quarters before the termination of the applicable Trigger Period as a result of a Debt Yield Trigger Event).

(b)            Any Low Cash Flow Period Threshold Collateral shall be transferred by Lender into an Account (the “Low Cash Flow Period Threshold Collateral Account”) to be held by Lender as cash collateral for the Debt. Any Low Cash Flow Period Threshold Letter of Credit shall be delivered to Lender. If the requirements of clauses (a)(ii) or (a)(iii) above are satisfied by Borrower, Borrower shall not be subject to a Trigger Period as a result of a Debt Yield Trigger Event, until such time as the Low Cash Flow Period Threshold Collateral if applied to the Outstanding Principal Balance (and, with respect to a Debt Yield Trigger Event and to the extent no Event of Default then exists, the outstanding principal balance of the Mezzanine Loans on a pro rata basis) or Low Cash Flow Period Threshold Letter of Credit if drawn upon and applied to the Outstanding Principal Balance (and, with respect to a Debt Yield Trigger Event and to the extent no Event of Default then exists, the outstanding principal balance of the Mezzanine Loans on a pro rata basis), as applicable, would not be sufficient to prevent the occurrence of a Trigger Period due to a Debt Yield Trigger Event. Following the termination of the Trigger Period (determined without consideration of the Low Cash Flow Period Threshold Collateral or Low Cash Flow Period Threshold Letter of Credit, as applicable) and provided no other Trigger Period resulting from a separate event has occurred which has not been cured, Lender shall, at Borrower’s request, promptly return to Borrower the Low Cash Flow Period Threshold Collateral or Low Cash Flow Period Threshold Letter of Credit, as applicable (to the extent not previously disbursed or applied by Lender in accordance with this Agreement and the other Loan Documents).

ARTICLE 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1.      Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)            if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due (except to the extent that sums sufficient to pay such amount are reserved in the Debt Service Account and Lender is not prohibited from withdrawing or applying any funds in the Debt Service Account by operation of law or otherwise and Lender fails to apply funds in such account towards Debt Service), (B) any deposit to any of the Accounts required hereunder or under the other Loan Documents is not paid when due or (C) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(b)            if any of the Taxes or Other Charges are not paid when the same are due and payable except to the extent (A) sums sufficient to pay the Taxes or Other Charges in question had been reserved hereunder prior to the applicable due date for the Taxes or Other Charges in question for the express purpose of paying the Taxes or Other Charges in question and Lender failed to pay the Taxes or Other Charges in question when required hereunder and (B) Lender’s access to such sums was not restricted or constrained in any manner;

(c)            if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof, provided, however, there shall be no Event of Default under this Section 10.1(c) for Borrower’s failure to keep the Policies in full force and effect due to Borrower’s failure to pay the premiums therefor if: (x) sufficient funds exist in the relevant Reserve Account to pay all premiums and any other amounts owing with respect to such Policies, and (y) Lender is not prohibited from withdrawing or applying any funds in the relevant Reserve Account by operation of law or otherwise and Lender fails to release such funds in order to pay same;

(d)            if any of the representations or covenants contained in Article 5 (excluding any provision requiring Borrower to remain solvent, maintain adequate capital or pay its debts as they come due) are breached or violated; provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after Borrower obtains knowledge of such breach, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender a New Non-Consolidation Opinion or a modification of the Non-Consolidation Opinion, as applicable, to the effect that such breach shall not alter the conclusions set forth in the opinions rendered in the Non-Consolidation Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(e)            if any representation or warranty made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material adverse respect when made, provided, however, if such representation or warranty is capable of cure, Borrower or Guarantor shall have thirty (30) days after delivery of written notice (from Lender to Borrower and Guarantor if applicable) to cure such representation or warranty breach;

(f)            if (i) any managing member or general partner of Borrower, or any SPE Component Entity, shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, or any SPE Component Entity, any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower, or any SPE Component Entity, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower, or any SPE Component Entity, shall take any action in furtherance of, in collusion with respect to, or indicating its consent to any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, or any SPE Component Entity, is substantively consolidated with Guarantor or any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries; or (vii) a Bankruptcy Event occurs;

(g)            if any of the representations or covenants contained in Article 6 are breached or violated; provided, however, that if such violation arises solely from a failure to provide any required notice or information (other than Satisfactory Search Results) pursuant to the applicable provisions of the Loan Documents with respect to a transfer that is otherwise permitted in accordance with the terms of this Agreement (including, without limitation, a Permitted Transfer), then such violation shall not constitute an Event of Default pursuant to this clause (g);

(h)            if the Property (or any portion thereof) becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days, in each case, subject to Borrower’s ability to contest such lien in accordance herewith;

(i)            if any federal tax lien is filed against Borrower, any SPE Component Entity, Guarantor or the Property (or any portion thereof) and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed, in each case, subject to Borrower’s ability to contest such lien in accordance herewith;

(j)            if a Transfer occurs as a result of the completion of a foreclosure by any Mezzanine Lender under the applicable Mezzanine Loan Documents without satisfaction of the requirements for a substitute limited recourse guaranty and environmental indemnity agreement under the Intercreditor Agreement; provided that if such foreclosure is set aside, unwound, reversed or other similar action by court order and the Sponsor or Affiliate of the Sponsor who owned the equity interest in Borrower prior to the completion of the foreclosure is therefore reinstated as the direct or indirect owner of Borrower, and Guarantor reaffirms the Guaranty and the Environmental Indemnity, any Event of Default under this clause (j) shall be automatically deemed cured and any default interest that has accrued solely due to an Event of Default pursuant to this clause (j) shall be deemed waived;

(k)            if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(l)            if any of the factual assumptions (other than those relating to the Lender) contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue in any material respect; provided, however, that such breach shall not constitute an Event of Default if (a) such breach was inadvertent, immaterial and non-recurring, (b) such breach is curable and (c) Borrower shall (1) promptly cure such breach within thirty (30) days after notice from Lender and (2) cause legal counsel reasonably acceptable to Lender to render an updated or new substantive non-consolidation opinion reasonably acceptable to Lender within thirty (30) days, taking into account the breach in question and any actions taken by Borrower to cure the breach and affirmatively concluding that such breach, after giving effect to such curative actions, shall not in any manner impair, negate or amend the opinion rendered in the substantive nonconsolidation opinion most recently delivered to Lender, which opinion shall be acceptable to Lender in its reasonable discretion;

(m)            if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceased to be in full force and effect, unless, in each such case, Borrower, contemporaneously with such cancellation, termination, surrendered, expiration or cessation, enters into a Qualified Management Agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(n)            if Borrower fails to timely appoint a New Manager upon the request of Lender, as expressly required by and in accordance with, as applicable, the terms and provisions of, this Agreement and the Assignment of Management Agreement;

(o)            if any of the representations or covenants contained in Section 3.30 hereof or Article 5 hereof (other than those covered in clause (l) above) are, in each instance, breached or violated; provided, however, that in the case of a breach under Section 3.30 or Section 5.1(a), such breach shall not constitute an Event of Default hereunder if (i) such breach or violation was inadvertent and capable of being cured, and (ii) within ten (10) Business Days of the date Borrower becomes actually aware of such breach or violation, Borrower cures (or causes to be cured) such breach or violation and provides Lender with satisfactory evidence thereof;

(p)            if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent or (C) a Property Document Event occurs; provided, however, if such breach is capable of cure, Borrower shall have ten (10) Business Days after delivery of written notice (from Lender to Borrower) to cure such default in the case of any breach which can be cured by the payment of a sum of money or thirty (30) days after delivery of written notice (from Lender to Borrower) to cure such default in the case of any other breach; provided, further, however, that if such breach (other than any breach which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days;

(q)            intentionally omitted;

(r)            intentionally omitted;

(s)            if the leasehold estate created by any PILOT Lease shall be surrendered, any PILOT Bond shall be transferred or surrendered, or any PILOT Lease or PILOT Document shall be terminated or cancelled for any reason or circumstance without the prior written consent of Lender (except if in connection with such surrender or termination, Borrower acquires the fee estate from the applicable PILOT Lessor in accordance with the terms hereof);

(t)            only upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole discretion) if (A) Guarantor or any other guarantor or indemnitor under any guaranty or indemnity that may be entered into in respect of the Loan following the Closing Date shall make an assignment for the benefit of creditors or if, (B) a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or any such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Guarantor or any such other guarantor or indemnitor, or if (D) any proceeding for the dissolution or liquidation of Guarantor or any such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days; and provided, further, it shall not be an Event of Default under this Section 10.1(t) if a Replacement Guarantor that is an Affiliate of Borrower shall have assumed all of the liabilities and obligations of Guarantor under the Loan Documents executed by Guarantor or executed a Replacement Guaranty, in each instance, in accordance with the terms hereunder and the Guaranty;

(u)            with respect to any default or breach of any term, covenant or condition of this Agreement or the other Loan Documents (beyond any applicable cure periods contained in such Loan Documents) not specified in subsections (a) through (t) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) for thirty (30) days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days; or

(v)            if a prepayment is made on any Mezzanine Loan without making a simultaneous pro rata prepayment of the Loan.

Section 10.2.      Remedies.

(a)            Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b)            Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)            With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(d)            During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property (or any portion thereof) or any other collateral for the Loan (including any amounts on deposit in the Restricted Account and/or the Cash Management Account) and/or paid to or received by Lender may, during the continuance of an Event of Default, be applied by Lender toward the Debt and/or for any other purpose for which such funds may be applied by Lender pursuant to the provisions of any Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)            During the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11

SECONDARY MARKET

Section 11.1.      Securitization.

(a)            Borrower acknowledges and agrees that Lender may, at its sole cost and expense other than as set forth in Section 11.1(g) hereof, (i) sell or otherwise transfer the Loan as a whole loan or sell or otherwise transfer or syndicate all or any portion of the Loan and the Loan Documents, (ii) sell participation interests in the Loan or (iii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (the transactions referred to in clauses (i), (ii), and (iii) above are each herein referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”).

(b)            If requested by Lender, Borrower shall assist Lender in satisfying customary market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i)            provide (A) updated financial and other information with respect to the Property, the business operated at the Property, Borrower, each Mezzanine Borrower, Guarantor, SPE Component Entity, Mezzanine SPE Component Entity, Manager, the Management Agreements, the Property Documents, the PILOT Leases, the PILOT Documents and any Tenant, (B) updated budgets relating to the Property, (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies and (D) to the extent that the agreement or consent of any relevant third-parties can reasonably be obtained, as applicable, revisions to and other agreements with respect to the Property Documents in form and substance reasonably acceptable to Lender and acceptable to the Rating Agencies; provided that Borrower shall not be required to provide additional information regarding the identity of any indirect investors in Borrower (or their respective Affiliates);

(ii)            provide new and/or updated opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to substantive non-consolidation, fraudulent conveyance, matters of Delaware and federal bankruptcy law relating to limited liability companies, true sale, true lease and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, Property Documents, Borrower and Borrower’s Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and satisfactory in form and substance to the Rating Agencies;

(iii)            provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)            execute such amendments to the Loan Documents, Mezzanine Loan Documents, the Property Documents, and Borrower’s, each Mezzanine Borrower’s, any SPE Component Entity’s or any Mezzanine SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) amend and/or supplement the Independent Director provisions provided herein and therein, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) bifurcating the Loan into (I) one or more participations or (II) one or more component and/or additional separate notes and/or creating additional senior/subordinate note structure(s) and reallocating the principal amount of the Loan and the Spread among such components and/or notes evidencing the Loan and/or the Mezzanine Loans, including, without limitation, reallocation of the amount of Note A and Note B and/or adjustment the interest rates thereon (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that (I) the outstanding principal amount of such participations, loans, components and/or notes shall equal the outstanding principal amount of the Loan immediately prior to the creation thereof and (II) Borrower shall not be required to so modify or amend any Loan Document if such modification or amendment would require amortization of the Loan, change the weighted average Spread or the stated maturity (except as provided in subclause (C) above) (it being agreed that that the weighted average Spread may subsequently change as a result of (x) after a rated Securitization, any voluntary prepayment of the Loan or the Mezzanine Loans and (y) any applications to principal during the continuance of an Event of Default or a Mezzanine Loan Event of Default; provided, further, that (i) the Stated Maturity Date shall not be affected and the time periods during which Borrower is permitted to perform its obligations under the Loan Documents shall not be decreased; (ii) no such bifurcation or reallocation shall require any amortization of the Loan, (iii) there shall be no modification of the Loan Documents except to reflect the creation of such loans, participations, components or notes and the loan documents relating to such loans, components and/or notes shall be in substantially the form of the Loan Documents and (iv) neither Borrower nor Guarantor shall be required to enter into any amendment which increases Borrower’s or Guarantor’s liability under the Loan Documents in any material respect or decreases Borrower’s or Guarantor’s rights under the Loan Documents in any material respect. For avoidance of doubt, at all times the weighted average Interest Rate of all components of the Loan shall equal the weighted average Interest Rate at Closing; provided, however, that the weighted average Interest Rate may subsequently change as a result of (x) after a rated Securitization, any prepayment of the Loan and (y) any applications to principal during the continuance of an Event of Default.

(c)            If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (without duplication and to the extent not previously provided) (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property (in Borrower’s possession or control and permitted to be disclosed) if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor.

(d)            All financial data and statements provided by Borrower hereunder shall be prepared in accordance with GAAP and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in this Section shall be audited by Deloitte, Ernst & Young, RSM McGladrey, Baker Newman Noyes, PwC or other independent certified public accountant reasonably approved by Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and statements (audited or unaudited) provided by Borrower under this Section shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this subsection (d).

(e)            If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender, in each case, to the extent reasonably available to Borrower.

(f)            In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance, in each case, to the extent reasonably available to Borrower.

(g)            All reasonable out-of-pocket third-party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s compliance with requests made under this Article 11 (including any documentary stamp, intangible or other mortgage taxes) and any fees and expenses of the Rating Agencies incurred in connection with a syndication and/or Securitization of the Loan shall be paid by Borrower, including any AUP costs incurred before or after the Closing Date. In addition, Borrower and Guarantor shall be responsible for the payment of all of Borrower’s and Guarantor’s respective attorneys’ fees and expenses with respect to requests made pursuant to Section 11.1, Section 11.2, and Section 11.6.

Section 11.2.      Disclosure.

(a)            Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.

(b)            Lender shall cause to be delivered to Borrower the Disclosure Documents for review and comment by Borrower at least five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents. Borrower agrees to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) Borrower has, at Lender’s request in connection with each Securitization, reviewed the Disclosure Documents as follows: (x) with respect to the offering circular, the sections entitled “Executive Summary of Offering Circular”, “Description of the Properties”, “Description of the Borrower, Mezzanine Borrowers, the Guarantor and Related Parties”, “Description of the Property Manager” (if the Manager is an Affiliated Manager), “Description of the Management Agreement”, “Description of PILOT Lease and PILOT Documents,” “Use of Proceeds,” and “Annex E – Representations and Warranties of the Borrowers” (or sections similarly titled or covering similar subject matters) and (y) with respect to the term sheet, all sections, solely to the extent the foregoing in (x) and (y) relate to Borrower, Mezzanine Borrowers, any SPE Component Entity, any Mezzanine SPE Component Entity, Sponsor, Guarantor, Manager (if the Manager is an Affiliated Manager), and the Properties, excluding (I) any underwritten financial information (except to the extent such underwritten financial information is included in the Provided Information), (II) any information (including financial information or forecasted information) that is solely obtained from any third party report, including, without limitation appraisals, property condition reports or environmental reports, (III) any electronic media (except those portions of Annex A that are not otherwise excluded pursuant to this clause (A) and Annex E), (IV) any financial projections or reforecasts relating to the performance of the Properties and the other collateral for the Loan (except to the extent such projections or reforecasts are included in the Provided Information), (V) any statements and information relating to the cities and regions in which the Properties are located (other than the Property addresses), including local market information and local market performance data, and (VI) any Provided Information solely furnished to the Rating Agencies in connection with the monitoring and/or maintaining of the Securities (collectively with the Provided Information, the “Covered Disclosure Information”), and (B) the Covered Disclosure Information and representations contained in such Sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender and any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, reasonable costs or expenses (including, without limitation, reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject (whether or not arising from any third-party claim) insofar as the Liabilities arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, or (B) any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information based upon information provided to Lender by or on behalf of Borrower or its Affiliates, and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided. Notwithstanding the foregoing, the indemnification agreement shall not require, with respect to any financial projections or reforecasts that are included in the Covered Disclosure Information or in the Disclosure Documents (to the extent such projections or reforecasts are included in the Covered Disclosure Information), that the Borrower be liable for any Liabilities resulting from the actual results being different from such projections or reforecasts so long as (i) the Borrower had no reason to believe that such projections or reforecasts were materially inaccurate and (ii) the Borrower has disclosed to Lender all facts known to them and have not failed to disclose any fact known to them, in each case that could be reasonably expected to cause any such projections or reforecasts or representation or warranty made herein to be materially misleading. Borrower shall not be liable for any Liabilities arising from Lender’s failure to revise any Disclosure Document and/or Covered Rating Agency Information to reflect any Borrower comments to the Covered Disclosure Information that have been delivered in writing to Lender and are specifically set forth on a schedule to the indemnification agreement.

(c)            In connection with filings under the Exchange Act, Borrower jointly and severally agrees to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities; provided, that, notwithstanding anything to the contrary contained herein, (A) the Borrower shall not be responsible for (x) any liabilities relating to untrue statements or omissions in any Covered Disclosure Information which Borrower provided notice to Lender in writing prior to the applicable filings under the Exchange Act, or (y) any liabilities relating to any filings under the Exchange Act (or the applicable provisions thereof) that Borrower is not first provided an opportunity to review; and (B) with respect to any filings under the Exchange Act of materials not provided by Borrower (or not required to be provided by Borrower), the Borrower shall not be liable for any misstatements or omissions in the applicable filings under the Exchange Act relating to such information resulting from Lender’s failure to accurately transcribe written information by or on behalf of the Borrower to Lender unless Borrower was provided a reasonable opportunity to review such filings under the Exchange Act of such materials not provided by Borrower (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions.

(d)            Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof (but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party). In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.

(e)            The liabilities and obligations of both Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. Failure by Borrower to comply with the provisions of Section 11.1 and/or Section 11.2 within the timeframes specified therein shall, at Lender’s option, constitute a breach of the terms thereof and/or an Event of Default. Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to take any actions required of any Borrower under Sections 11.1, 11.2, and/or 11.6 in the event any Borrower fails to do the same, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

Section 11.3.      Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 11.4.      Servicer. At the option of Lender, the Loan may be serviced by a servicer/special servicer/trustee selected by Lender (collectively, the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Lender and such Servicer. Without limitation of any other provision contained herein, Lender shall be responsible for the set-up costs and other initial costs relating to or arising under the applicable servicing agreement with Servicer and Borrower shall not be responsible for the payment of the regular monthly master servicing fee or any other fees and expenses of the Servicer under the servicing agreement. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) all actual out-of-pocket reasonable costs and expenses incurred for enforcement of the Loan, liquidation fees, workout fees, special servicing fees, operating advisor fees, certificate administrator fees or any other similar fees, (b) to the extent late charges and default interest under the Loan Documents paid by Borrower are insufficient to pay the same, interest payable on advances made by Servicer or the trustee with respect to (i) delinquent Debt Service payments or expenses related to curing an Event of Default, payable by Lender to Servicer or a trustee and provided for under any servicing agreement or actual out of pocket reasonable expenses paid by Servicer or a trustee in respect of the protection and preservation of any Property (including, without limitation, payments of Taxes and Insurance Premiums), or (ii) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided for under the Loan Documents in the nature of a “work-out” of the Loan Documents or any insolvency or bankruptcy of Borrower, and (c) during the continuance of an Event of Default, the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under any servicing agreement). Additionally, Borrower shall pay the customary and reasonable servicing fees in connection with any special requests made by Borrower during the term of the Loan. Notwithstanding anything to the contrary contained herein, the annual special servicing fees shall not exceed 0.15% of the Loan, work-out fees shall not exceed 0.25% of each collection of interest and principal of the Loan, and liquidation fees shall not exceed 0.25% of liquidation proceeds (and in each case, such fees shall only be payable to the extent that interest at the Default Rate under the Loan Documents actually paid by Borrower in respect of such payments are insufficient to pay the same).

Section 11.5.      Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6.      New Mezzanine Option. Lender shall have the option (the “New Mezzanine Option”) at any time after the Closing and prior to a Securitization and at Borrower’s sole cost and expense to divide the Loan into two parts, a mortgage loan and a mezzanine loan; provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average spread of such mortgage loan and mezzanine loan shall equal the weighted average Spread at Closing; provided, however, that the weighted average Spread may subsequently change as a result of (x) any payments of principal that are not applied on a pro rata basis in accordance with the terms hereof between the mezzanine loan and the mortgage loan (including any payments of the principal amount of the SASB Notes that are not applied on a pro rata basis to the Components) and (y) any applications to principal during the continuance of an Event of Default. Borrower shall, at Borrower’s sole cost and expense, cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Special Purpose Entities (the “New Mezzanine Borrower”), which such New Mezzanine Borrower shall (A) own, directly or indirectly, one hundred percent (100%) of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such New Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies; provided, that, (i) the Stated Maturity Date shall not be affected and the time periods during which Borrower is permitted to perform its obligations under the Loan Documents shall not be decreased; (ii) no such bifurcation or reallocation shall require any amortization of the Loan and (iii) there shall be no modification of the Loan Documents except to reflect the creation of such loans, participations, components or notes and the loan documents relating to such loans, components and/or notes shall be in substantially the form of the Loan Documents.

Section 11.7.      Registered Form. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Note is, and any other promissory notes issued under the Loan Documents shall be, registered as to both principal and any stated interest. Lender or Servicer, acting for this purpose solely as a non-fiduciary agent of Borrower, shall maintain a register (the “Register”) for the recordation of the name and address of each Lender, the outstanding principal, accrued and unpaid interest and other fees due it hereunder (any such amount a “Borrower Obligation”) and whether such Lender is the original Lender or an assignee pursuant to an assignment permitted under this Agreement. The Register shall be made available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive, absent manifest error, and Borrower and Lender shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as the owner of any Borrower Obligation held by such holder, as indicated in the Register, for all purposes of this Agreement. The Register is intended to be maintained in such a manner as to cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement.

ARTICLE 12

INDEMNIFICATIONS

Section 12.1.      General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property (or any portion thereof) to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement, any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of (i) the gross negligence, bad faith, illegal acts, fraud or willful misconduct of any Indemnified Party, (ii) disputes among the Lenders, among Administrative Agent and the Lenders or among the Lenders or the Administrative Agent and any Mezzanine Lender, (iii) the gross negligence, bad faith, illegal acts, fraud, willful misconduct or act outside the scope of authority of, any receiver appointed with respect to the Property, or (iv) acts or omissions following the earlier to occur of (a) the date on which Lender (or its designee, assignee or agent, or any other Person) acquires title to the Property by deed-in-lieu of foreclosure or upon a foreclosure (public or private), power of sale or other exercise of Lender’s remedies or (b) the date on which any Mezzanine Lender forecloses on the pledge given to such Mezzanine Lender, takes title to the interests of the applicable Mezzanine Borrower or assumes control of the applicable Borrower or Mezzanine Borrower. Any amounts payable to Lender by reason of the application of this Section 12.1 shall become due and payable upon demand and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

Section 12.2.      Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Security Instrument.

Section 12.3.      ERISA and FIRRMA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a breach of a representation, warranty or covenant under Sections 3.7 or 4.19 of this Agreement.

Section 12.4.      Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 12.5.      Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 12.6.      Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.

ARTICLE 13

EXCULPATION

Section 13.1.      Exculpation.

(a)            Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property (or any portion thereof), the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the rights of Lender to (A) obtain the appointment of a receiver and/or (B) enforce its rights and remedies provided in Articles 8 and 9 hereof; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument and in any other Loan Documents; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property (or any portion thereof); or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss actually incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)             fraud or intentional material misrepresentation by Borrower, any Mezzanine Borrower, any SPE Component Entity, any Mezzanine SPE Component Entity, Sponsor, any Affiliated Manager, Guarantor or any director, officer, beneficiary, shareholder, partner, member, employee or agent acting on behalf of any of the foregoing (each, a “Recourse Party”) in connection with the Loan;

(ii)            willful misconduct of any Recourse Party in connection with the Loan;

(iii)           the breach of any indemnification provision in the Loan Documents concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto;

(iv)           material physical waste to any Property caused by the intentional acts of any Recourse Party, but only to the extent there is sufficient cash flow from the Properties to prevent such physical waste and such cash flow is made available by Lender for the purpose of preventing such physical waste;

(v)            the removal of any property in contravention of the Loan Documents during the continuance of an Event of Default other than in the ordinary course of business;

(vi)           the misappropriation or conversion of any of the following by a Recourse Party in contravention of the Loan Documents: (A) any insurance proceeds received by Borrower by reason of any Casualty, (B) any Awards or other amounts received by Borrower from a governmental authority in connection with a Condemnation of all or a portion of the Property, or (C) any revenues generated by the Properties;

(vii)          any Security Deposits, advance deposits or any other deposits collected with respect to any Property which are not delivered to Lender upon a foreclosure of such Property or action in lieu thereof, except to the extent any such Security Deposits were applied in accordance with the terms and conditions of any of the applicable Lease;

(viii)         any litigation or other legal proceeding related to the Loan filed by a Recourse Party with the effect of delaying, opposing, impeding, obstructing, hindering, enjoining or otherwise interfering with the efforts of Lender to exercise any rights and remedies available to Lender during the continuance of an Event of Default; provided, however, that there shall be no liability hereunder on account of, and the foregoing shall not restrict, Borrower’s or Guarantor’s right to, dispute, in good faith, whether the relevant Event of Default shall have occurred or whether an action taken by Lender pursuant to the Loan Documents is permitted thereby, nor shall Borrower be restricted from, or have liability hereunder for, bringing a good faith counterclaim which if not raised in the foreclosure proceeding would be barred, and which does not seek to enjoin the enforcement action by Lender;

(ix)            Borrower fails to obtain Lender’s prior written consent to any additional indebtedness or voluntary lien encumbering any Property and not permitted by the Loan Documents;

(x)             a material breach by Borrower of Section 5.5;

(xi)            intentionally omitted;

(xii)           (A) any voluntary termination of any PILOT Lease and/or PILOT Document or transfer or surrender of any PILOT Lease and/or PILOT Document (including any PILOT Bond) by Borrower without Lender’s prior written consent other than in connection with Borrower acquiring the fee estate from the applicable PILOT Lessor or as otherwise expressly permitted under this Agreement, (B) any termination of any PILOT Lease and/or PILOT Document as a result of a foreclosure of the applicable Security Instrument or deed in lieu thereof or (C) Borrower’s or the applicable Tenant’s failure to comply with or Borrower’s or the applicable Tenant’s breach of any PILOT Lease and/or PILOT Document that results in (x) a reduction of any tax abatement and/or mandatory repayment of any past or current tax abatement under such PILOT Lease and/or PILOT Document, as applicable, (y) termination of such PILOT Lease and/or PILOT Document, as applicable, and the benefits thereunder in favor of Borrower or Tenant or (z) a default by such Borrower under the applicable Lease for such PILOT Property (and, in any such case, Losses shall include lost rental income); provided, that, in each case, the liability with respect to this Section 13.1(a)(xii) shall not exceed the Allocated Loan Amount of the applicable PILOT Property;

(xiii)          other than as set forth in Section 13.1(b)(v), a breach by Borrower of any covenant of Article 5 of this Agreement documents (excluding any provision requiring each Borrower to remain solvent, maintain adequate capital or pay its debts as they come due); and/or

(xiv)         any liability or obligation of Borrower relating to the Previously-Owned Property.

(b)           Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower or any SPE Component Entity or any Affiliate thereof files, or joins in the filing of, a petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited (or otherwise colludes with) petitioning creditors for any involuntary petition against Borrower, (ii) Borrower or any SPE Component Entity or any Affiliate thereof files an answer consenting to an involuntary petition filed against Borrower (other than any answer which is required to be made by applicable law), by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, (iii) Borrower or any SPE Component Entity consents to or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower (other than with the prior written consent of Lender), (iv) Borrower makes an assignment for the benefit of creditors (other than to Lender in connection with the Loan or with the prior written consent of Lender); (v) there is a breach of any provision of Article 5 (Single Purpose Entity Covenants) hereof or the separateness covenants contained in the Borrower’s or SPE Component Entity’s organizational documents (excluding, in each case, any provision requiring each Borrower to remain solvent, maintain adequate capital or pay its debts as they come due) and such breach is cited by a court of competent jurisdiction in a final order in a proceeding under the Bankruptcy Code as a material factor in ordering the substantive consolidation of Borrower with any other Person other than a co-Borrower under the Loan; provided that the motion or pleading seeking substantive consolidation was not brought or supported by Lender and, as a result thereof, Borrower is subsequently substantively consolidated in a case under the Bankruptcy Code with any Person other than a co-Borrower under the Loan, or (vi) Borrower fails to obtain Lender’s prior consent to (a) the transfer or conveyance of all or any portion of any Property, or (b) the transfer of direct or indirect equity interests in Borrower or any Mezzanine Borrower, in each case in violation of the Loan Documents.

ARTICLE 14

NOTICES

Section 14.1.      Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, or (d) if transmitted by e-mail, (i) if such e-mail was sent prior to 5 P.M. (New York time) on a Business Day, then on the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier service on the immediately succeeding Business Day, or (ii) if such e-mail was sent on a day that is not a Business Day or after 5 P.M. (New York time) on a Business Day, then on the Business Day immediately succeeding the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier service on the second Business Day immediately following the date on which such e-mail was sent; provided, however, that by return e-mail to Borrower, Lender shall have the unilateral right at any time to waive the hard copy requirement with respect to all notices sent via e-mail, in any case addressed as follows:

If to Borrower:

c/o The RMR Group

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attention: Jennifer B. Clark

Email: jclark@rmrgroup.com

c/o The RMR Group

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attention: Yael Duffy

Email: yduffy@rmrgroup.com

With a copy to:	Skadden, Arps, Slate, Meagher and Flom LLP 300 South Grand Avenue Los Angeles, California 90071 Attention: Peter Mair, Esq. Email: peter.mair@skadden.com
If to Lender:

Citi Real Estate Funding Inc.

388-390 Greenwich Street, Trading Floor 4

New York, New York 10013

Attention: Ana Rosu Marmann

Email: ana.rosu@citi.com

UBS AG
1285 Avenue of the Americas
New York, New York 10019
Attention:  Transaction Management - Henry Chung

Email: henry.chung@ubs.com

Bank of America, N.A.

c/o Capital Markets Servicing Group

900 West Trade Street, Suite 650

Mail Code: NC1-026-06-01

Charlotte, North Carolina 28255

Attention: Servicing Manager

Email: steve.l.wasser@bofa.com

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Paul Vanderslice

Email: Paul.Vanderslice@bmo.com

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Legal Department

Email: BMOCMUSLegal@bmo.com

Morgan Stanley Bank, N.A.

1585 Broadway, 25th Floor

New York, New York 10036

Attention: John Maurer

Email: John.Maurer@morganstanley.com

With a copy to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104 Attention: David W. Forti, Esq. Email: david.forti@dechert.com or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Borrower hereby appoints ILPT TN LLC, a Delaware limited liability company (the “Representative Borrower”) to serve as agent on behalf of all Individual Borrowers to receive any notices required to be delivered to any or all of the Individual Borrowers hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Individual Borrowers hereunder. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Individual Borrowers, and any notice received from the Representative Borrower shall be deemed to have been received from all Individual Borrowers. The Individual Borrowers shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Lender and signed by both the new Representative Borrower and the Representative Borrower being so replaced.

ARTICLE 15

FURTHER ASSURANCES

Section 15.1.      Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2.      Recording of Security Instrument, etc.

(a)            Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do. The foregoing taxes, fees, expenses, duties, imposts, assessments and charges, as applicable, are herein referred to as the “Security Instrument Taxes”.

(b)           Borrower represents that it has paid all Security Instrument Taxes imposed upon the execution and recordation of each Security Instrument. If at any time Lender determines, based on applicable Legal Requirements, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable Security Instrument Taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property to an amount determined by Lender to be equal to the lesser of (i) the greater of the fair market value of the applicable Individual Property (1) as of the date hereof and (2) as of the date such supplemental affidavits are to be delivered to Lender, and (ii) the amount of the Debt attributable to any such Individual Property (as set forth on Schedule V hereof), and Borrower shall, on demand, pay any additional Security Instrument Taxes.

(c)            Notwithstanding any other provision set forth in this Agreement or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under the Loan Agreement, the Note, the Security Instrument and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 15.3.      Further Acts, etc. Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

Section 15.4.      Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)           If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable. Notwithstanding the foregoing, Borrower shall not be obligated to pay any tax on Lender’s interest in the Property under this Section 15.4 from and after any transfer of the Property to Lender or its designee by foreclosure, power of sale (if applicable under the laws of the State in which the Property is located), deed-in-lieu of foreclosure or otherwise.

(b)           Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by applicable law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c)           If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16

WAIVERS

Section 16.1.      Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2.      Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3.      Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4.      Waiver of Trial by Jury.

BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 16.5.      Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6.      Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking specific performance, injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking specific performance, injunctive relief or declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7.      Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 16.8.      Waiver of Statute of Limitations.

To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 16.9.      Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10.    Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

ARTICLE 17

MISCELLANEOUS

Section 17.1.      Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2.      Governing Law.

THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN REAL PROPERTY (INCLUDING ALL IMPROVEMENTS AND FIXTURES THEREON) CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. EACH OF BORROWER AND LENDER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company
19 West 44th Street, Suite 201
New York, NY 10036-8401

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 17.3.      Headings. Notwithstanding anything to the contrary contained herein, (i) the Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose and (ii) covenants contained in Articles and/or Sections hereof labeled or otherwise primarily containing representations (and vice versa) shall, in each case, be deemed fully effective hereunder and shall not be otherwise affected by virtue of the foregoing.

Section 17.4.      Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5.      Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6.      Expenses. Except as may be otherwise expressly and specifically provided herein, Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender, upon receipt of written notice from Lender, for Lender’s reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) in each case, incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement, the Security Instrument, the Note and the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date (including, without limitation, those contained in Articles 8 and 9 hereof); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; (viii) except as set forth in Section 11.4, servicing the Loan (including, without limitation, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (ix) the preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower’s rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated (including, without limitation, Borrower’s rights hereunder to permit or undertake transfers (including under Sections 6.3 and 6.4 hereof), in each case, in accordance with the applicable terms and conditions hereof); provided, however, that, with respect to each of subsections (i) through (ix) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to (I) include, without limitation and in each case, subject to Section 11.4, any related special servicing fees, liquidation fees, modification fees, work-out fees and other similar costs or expenses payable to any Servicer, trustee and/or special servicer of the Loan (or any portion thereof and/or interest therein) and (II) exclude any requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (II) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents) and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

Section 17.7.      Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all actual costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 17.8.      Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9.      Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10.    No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)            Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)           The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)           Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations related to the Property (including, without limitation, under the Leases); or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party and/or the Property (or any portion thereof) is subject.

(e)            By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)            Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy in all material respects of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11.    Publicity. All news releases, publicity or advertising by Borrower, Lender or their respective Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, or to Lender or any of its Affiliates shall be subject to the prior written approval of Lender or Borrower, as applicable, not to be unreasonably withheld or delayed. The foregoing shall not apply to any marketing materials that are prepared by or on behalf of Lender in connection with a potential Secondary Market Transaction, it being agreed that Lender shall have the right to issue, without Borrower’s approval, and Borrower hereby authorizes Lender to issue, such marketing materials, term sheets and other materials as Lender may deem reasonably necessary or appropriate in connection with Lender’s own marketing activities with respect to any potential Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein.

Section 17.12.    Limitation of Liability. No claim may be made by Borrower, or any other Person against Lender or its Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 17.13.    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.14.    Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents except to the extent such prior agreement by its terms survives the closing of the Loan.

Section 17.15.    Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns.

Section 17.16.    Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 17.17.    Brokers. Borrower agrees (i) to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by any Borrower Party or their Affiliates in connection with the transactions contemplated by this Agreement and (ii) to indemnify and hold Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Agreement or the making of the Loan which may be asserted against Lender by any Person. Borrower hereby represents and warrants that a Broker has not been engaged by any Borrower Party in connection with the transactions contemplated by this Agreement. Lender hereby represents and warrants that a Broker has not been engaged by Lender in connection with the transactions contemplated by this Agreement. The foregoing indemnity shall survive the termination of this Agreement and the payment of the Debt. Borrower acknowledges and agrees that (a) any Broker is not an agent of Lender and has no power or authority to bind Lender, (b) Lender is not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Lender and the Borrower Parties have dealt at arms-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Lender and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Lender or modify or otherwise affect this Agreement or the Loan, unless Lender has, in its sole discretion, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications. Borrower acknowledges and agrees that Lender may, in its sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties. Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Lender and such Broker.

Section 17.18.      Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided, however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 17.19.      Contributions and Waivers.

(a)            As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)            Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Legal Requirements.

(c)            In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d)            For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

(e)            Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)            In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)            Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)            No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.

(i)            To the extent permitted by applicable Legal Requirements, each Borrower waives:

(i)             any right to require Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii)            any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii)           any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv)           any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)           any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi)           presentment, demand, protest and notice of any kind;

(vii)          any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)         Reserved;

(ix)           any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)            any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi)           any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)          any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiii)         any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv)         any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv)          all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and

(xvi)         all rights and defenses that Borrower may have because any of the Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 17.20.      Cross-Default; Cross-Collateralization.

(a)            Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each of the Loan Documents (including, without limitation, the Security Instruments) are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.

(b)           To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 17.21.      Intercreditor Agreement. Lender and Mezzanine Lenders are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine Loan, Borrower, Mezzanine Borrowers and the Property. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and Mezzanine Lenders and (ii) Borrower and Mezzanine Borrowers are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Neither Lender nor any Mezzanine Lender shall have any obligation to disclose to Borrower or Mezzanine Borrowers the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof. In no event shall Borrower be bound by, or be charged with knowledge of, the terms and conditions of the Intercreditor Agreement.

Section 17.22.    Approvals and Consents. The below Section 17.22 shall be of no further force and effect following a rated Securitization of the entire Loan.

(a)            Administrative Agent Decisions. Notwithstanding anything to the contrary contained in this Agreement, but subject to the first sentence of this Section 17.22 and Section 17.22(c) hereof, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender with respect to (i) administrative functions with respect to the Loan, including all determinations relating to the distribution of funds, including without limitation, the distribution of funds to Borrower in the Reserve Accounts held by Lender (subject to compliance with the terms and conditions set forth in Article 8 hereof); (ii) all insurance matters including settlement of Casualty and Condemnation proceeds and determinations regarding restoration and release of proceeds pursuant to Section 7.4 hereof and any changes to insurance requirements that are not otherwise contemplated under this Agreement; (iii) confirmation (or determinations) of economic calculations under the Loan Documents (including the Debt Yield); (iv) consents and approvals arising under the Loan and Loan Documents not otherwise expressly requiring the consent of the Lender pursuant to Section 17.22(c) hereof; (v) property level consent and approvals (or deemed approvals) including approvals of easements, zoning matters, subordination non-disturbance agreements and reciprocal easement agreements, PILOT Property matters, property managers and property management agreements (provided that property manager approvals shall be subject to the provisions of Section 4.15 of this Agreement), (vi) budget approvals for any life safety or health matters during the continuance of an Event of Default, (vii) waiver of any non-monetary Event of Default under the Loan, (viii) waiver or grant of any extensions with respect to any reporting requirements or Immediate Repairs, (ix) confirmation of the satisfaction of the conditions to the release of a Release Property, (x) approvals of the Approved Annual Budget during the continuance of a Trigger Period (provided that so long as no Event of Default has occurred and is continuing, no approvals shall be required for non-budgeted expenditures relating to life safety or health matters), (xi) review and confirmation of a Person’s satisfaction of the requirements set forth herein for a Replacement Guarantor or Qualified Equityholder (but the “know your customer” requirements of each Lender must be satisfied), (xii) Major Leases, if required, pursuant to Section 4.14 hereof), (xiii) Alterations in excess of the Alteration Threshold for which Lender approval is required under Section 4.21 (other than Approved Alterations); (xiv) the termination or replacement of Manager other than with a Qualified Manager, (xv) consent to or waiver of any non-monetary encumbrance of any Individual Property which is not permitted pursuant to the terms and conditions of the Loan Documents, (xvi) consents related to Major Leases to the extent such consent is required hereunder, and (xvii) any other consents and approvals not expressly requiring unanimous Lender approval under Section 17.22(c) (collectively, the “Administrative Agent Decisions”) may be given or may be waived with the written consent of Administrative Agent only and without the consultation, consent or approval of any of the other Lenders. At any time that Administrative Agent’s approval is required under this Section 17.22(a), provided no Event of Default is continuing, Administrative Agent’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto; provided, however, with respect to any matter not related to Alterations, leasing, budget approvals, the Manager or the Management Agreement, in addition to the notices set forth in the definition of “Deemed Approval Requirements”, Borrower shall be required to submit a third notice (after the Second Notice) which gives the Lender an additional five (5) Business Days after the receipt of the third notice to respond and, if no response has been received within such additional five (5) Business Day period, such approval shall be deemed to have been granted by Lender.

(b)            Intentionally Omitted.

(c)            Unanimous Decisions. Notwithstanding the foregoing, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender to (i) increase the commitment of any Lender; (ii) change the principal of, or Spread that has accrued or that will be charged on the outstanding principal amount of the Loan; (iii) reduce the amount of any fees payable to Lender; (iv) postpone any date fixed for any payment of principal or, or interest on, the Loan (including, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor; (v) change any Lender’s Pro Rata Share; (vi) amend the sections of the Loan Agreement governing waivers and amendments or amend the definitions of the terms used in the Loan Agreement or any of the other Loan Documents insofar as such definitions affect amendments; (vii) release any Guarantor of its obligations except in connection with a Replacement Guarantor; (viii) release or dispose of any collateral for the Loan except as permitted under the Loan Documents or consent to any transfer prohibited by the Loan Documents without consent, (ix) waive any monetary Event of Default; (x) decide not to accelerate the Loan during the continuance of an Event of Default; (xi) consent to or waiver of any further monetary encumbrance of the Property or pledge of the direct or indirect interest in Borrower, in each case, to the extent not otherwise permitted by the Loan Documents or permitted with the approval of Administrative Agent pursuant to Section 17.22(a) above and the approval of Administrative Agent has been obtained; (xii) enter into any agreement providing for the subordination of the Loan to any other interest which would constitute a lien against the Property or any transfers of the Property or the Loan by Borrower or of equity interests in Borrower (in each instance to the extent not permitted by this Agreement and the other Loan Documents); (xiii) amend this Section 17.22 or any other co-lender provision in this Agreement or the other Loan Documents, or (xiv) a decision not to accelerate the Loan following an Event of Default (the “Unanimous Decisions”) may only be given or waived, with the written consent of Administrative Agent at the written direction of all Lenders.

(d)            Replacement Administrative Agent. Lenders hereby appoint Citi as the initial Administrative Agent. Prior to a Securitization of the whole Loan, there shall be an Administrative Agent for the Loan at all times when the Loan is held by more than one Lender. Citi or an affiliate thereof that owns a portion of the Loan shall be the Administrative Agent, provided that at any time (i) neither Citi nor any affiliate thereof owns a portion of the Loan, (ii) during the continuance of an Event of Default with respect to which Administrative Agent has provided written notice thereof to Borrower, (iii) Citi being replaced as Administrative Agent in accordance with the Lender Documents or (iv) following a default by the Administrative Agent of its obligations under this Agreement or any Lender Documents, the Administrative Agent may resign or be replaced with a single Lender that is either then the sole Lender or is a Lender that (A) has otherwise been designated as the replacement Administrative Agent under the Lender Documents and (B) except in the case of clause (ii) above, has been approved by Borrower in its reasonable discretion. Upon the appointment of any successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to and become the Administrative Agent hereunder and any further resignation or replacement of any successor Administrative Agent shall be subject to the terms and conditions of this Section 17.22(d). Notwithstanding the foregoing, Borrower acknowledges and agrees that if the Loan is sold by Citi, UBS AG, BANA, BMO, MS or any other Lender such that the Loan is held by a single Lender, then automatically, and without any further action by Citi, UBS AG, BANA, BMO, MS or such Lender, all references to Administrative Agent hereunder shall be deemed to refer to such single Lender that holds the Loan.

(e)            Lenders. The Lender Documents shall, at all times, provide for the approval standards set forth in this Section 17.22 (the “Approval Standards”) and in the event of any conflict between any Lender Document or any co-lender arrangement and this Section 17.22, then this Section 17.22 shall govern and control. Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Lender. Borrower may direct all notices, financial reporting, and requests for consent or approvals and any other relayed documentation or information to Administrative Agent and may conclusively rely upon the actions of Administrative Agent to bind the Lenders, notwithstanding that any particular action in question may, pursuant to this Agreement or any Lender Document, be subject to the consent or approval of some or all of the Lenders in accordance with the Approval Standards. The Lenders, including Administrative Agent, and each of their affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower (subject to the terms hereof) or any affiliate of Borrower, or any Person who may do business with or own securities in Borrower or any affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(f)             Fees. Borrower shall pay for all third party fees and expenses and reasonable attorneys’ fees and expenses actually incurred by Lender in connection with the Borrower’s consent requests pursuant to this Section 17.22.

Section 17.23.   Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 17.24.    Unintended Payments.

(a)            If Citibank, N.A., Citi Real Estate Funding Inc., any Affiliate of the foregoing, or any agent thereof (including, without limitation, any Servicer or administrative agent acting on said Person’s behalf) (individually and/or collectively, the “Payor Party”) notifies Borrower, any Lender or any Person who has received funds on behalf of said Borrower or Lender (any such Borrower, Lender or other recipient, a “Payment Recipient”) that the Payor Party has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Payor Party or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Borrower, Lender, or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Payor Party and shall be segregated by the Payment Recipient and held in trust for the benefit of the Payor Party, and such Borrower or Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Payor Party the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Payor Party in same day funds at the greater of the Federal Funds Rate and a rate determined by the Payor Party in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Payor Party to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Payor Party (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Payor Party (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Payor Party (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)     (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Payor Party to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Payor Party of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Payor pursuant to this Section 17.24(b).

(c)            Each Lender hereby authorizes the Payor Party to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Payor Party to such Lender from any source, against any amount due to the Payor Party under immediately preceding clause (a) or under the indemnification provisions of this Agreement or any co-lender agreement entered into by and among any such Lender and any Payor Party.

(d)            Intentionally Omitted.

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations pursuant to the Loan Documents by the Borrower, Guarantor, or any Affiliate thereof, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Payor Party from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Payor Party for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 17.24 shall survive the resignation or replacement of any Payor Party hereunder, any transfer of rights or obligations by, or the replacement of, a Lender and/or the repayment, satisfaction or discharge of the Debt and all other obligations (or any portion thereof) under any Loan Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ILPT BEMIDJI LLC
 ILPT BURLINGTON LLC
ILPT CHESTERFIELD LLC
 ILPT KYIN LLC
 ILPT MAHWAH LLC
 ILPT MURFREESBORO LLC
 ILPT OBETZ LLC
 ILPT SPARTANBURG LLC
 ILPT TN LLC
ILPT TRAILS ROAD LLC
 MERCURY STREET INDUSTRIAL LLC
 RICKENBACKER INDUSTRIAL LLC
ILPT NORTH EAST LLC

By:	/s/ Richard W. Siedel, Jr.
	Name:	Richard W. Siedel, Jr.
	Title:	Chief Financial Officer and Treasurer

[Project Maple (CMBS Fixed Rate Loan) - Signature Page to Loan Agreement]

LENDER:

CITI REAL ESTATE FUNDING INC.

By:	/s/ Ana Rosu Marmann
	Name:	Ana Rosu Marmann
	Title:	Vice President

[Project Maple (CMBS Fixed Rate Loan) - Signature Page to Loan Agreement]

UBS AG

By:	/s/ Henry H. Chung
	Name:	Henry H. Chung
	Title:	Managing Director

By:	/s/ Nicholas Galeone
	Name:	Nicholas Galeone
	Title:	Executive Director

[Project Maple (CMBS Fixed Rate Loan) - Signature Page to Loan Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Steven L. Wasser
	Name:	Steven L. Wasser
	Title:	Managing Director

[Project Maple (CMBS Fixed Rate Loan) - Signature Page to Loan Agreement]

BANK OF MONTREAL

By:	/s/ Michael S. Birajiclian
	Name:	Michael S. Birajiclian
	Title:	Authorized Signatory

[Project Maple (CMBS Fixed Rate Loan) - Signature Page to Loan Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Jane Lam
	Name:	Jane Lam
	Title:	Authorized Signatory

[Project Maple (CMBS Fixed Rate Loan) - Signature Page to Loan Agreement]